   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                               S&T BANCORP, INC.
              (Exact name of registrant as specified in charter)

       PENNSYLVANIA                 0-12508                  25-1434426
     (State or other       (Commission File Number)       (I.R.S. Employer
     jurisdiction of                                   Identification Number)
     incorporation or
      organization)
                               S&T BANCORP, INC.
                     P.O. BOX 190, 800 PHILADELPHIA STREET
                          INDIANA, PENNSYLVANIA 15701
                                (412) 349-2900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ---------------
                                ROBERT E. ROUT
                            CHIEF FINANCIAL OFFICER
                               S&T BANCORP, INC.
                     P.O. BOX 190, 800 PHILADELPHIA STREET
                          INDIANA, PENNSYLVANIA 15701
                                (412) 465-4825
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------
                                  COPIES TO:
     CATHERINE COLLINS MCCOY, ESQ.            J. ROBERT VAN KIRK, ESQ.
            ARNOLD & PORTER                  KIRKPATRICK & LOCKHART LLP
         555 12TH STREET, N.W.                  1500 OLIVER BUILDING
      WASHINGTON, D.C. 20004-1202        PITTSBURGH, PENNSYLVANIA 15222-2312
            (202) 942-5055                         (412) 355-6480
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]
                               ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                            PROPOSED MAXIMUM
                                             OFFERING PRICE   PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT TO BE     AGGREGATE         AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED (1)  PER SHARE (2)   OFFERING PRICE (2) REGISTRATION FEE (2)
----------------------------------------------------------------------------------------------------
Common Stock
 ($2.50 Par Value)......       3,036,075         $16.15         $49,030,588           $14,858
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock of S&T Bancorp, Inc. ("S&T"), par value $2.50 per share ("S&T Common Stock"), issuable upon consummation of the merger of Peoples Bank of Unity ("Peoples") with and into S&T's subsidiary, S&T Bank, with each share of the common stock of Peoples ("Peoples Common Stock"), par value $10.00 per share, converted and exchanged for 26.25 shares of S&T Common Stock.
(2) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, on the basis of the book value of $423.92 per share of Peoples Common Stock on September 30, 1996. The proposed maximum aggregate offering price per share has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.
                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

                               S&T BANCORP, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

          ITEM OF FORM S-4              HEADING IN PROXY STATEMENT/PROSPECTUS

 1.Forepart of Registration
     Statement and Outside Front
     Cover Page of Prospectus........  Introduction

 2.Inside Front and Outside Back
     Cover Pages of Prospectus.......
                                       Table of Contents; Available
                                       Information; Documents Incorporated by
                                       Reference; Introduction; The Companies

 3.Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information.....................
                                       Introduction; Summary; Proposed
                                       Merger--Background of the Merger

 4.Terms of the Transaction..........  Introduction; Summary; Proposed
                                       Merger--Terms of Merger

 5.Pro Forma Financial Information...  Summary; Pro Forma Combined Financial
                                       Information

 6.Material Contacts with the
     Company Being Acquired..........
                                       Proposed Merger

 7.Additional Information Required
     for Reoffering by Persons and
     Parties Deemed to be
     Underwriters....................
                                       Not Applicable

 8.Interests of Named Experts and      Experts; Legal Opinions
     Counsel.........................

 9.Disclosure of Commission Position
     on Indemnification for
     Securities Act Liabilities......
                                       Undertakings

10.Information with Respect to S-3     Introduction; The Companies; Available
     Registrants.....................  Information; Documents Incorporated by
                                       Reference; Proposed Merger

11.Incorporation of Certain
     Information by Reference........
                                       Available Information; Documents
                                       Incorporated By Reference

12.Information with Respect to S-2
     or S-3 Registrants..............
                                       Not Applicable

13.Incorporation of Certain
     Information by Reference........
                                       Not Applicable

14.Information with Respect to
     Registrants Other Than S-3 or
     S-2 Registrants.................  Not Applicable

15.Information with Respect to S-3     Not Applicable
     Companies.......................

16.Information with Respect to S-2
     or S-3 Companies................
                                       Not Applicable

                               S&T BANCORP, INC.

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

          ITEM OF FORM S-4              HEADING IN PROXY STATEMENT/PROSPECTUS

17.Information with Respect to
     Companies Other Than S-2 or S-3
     Companies.......................  Summary; Proposed Merger--Background of
                                       the Merger; Certain Information
                                       Regarding Peoples; Index to Financial
                                       Information

18.Information if Proxies, Consents
     or Authorizations are to be
     Solicited.......................  Introduction; Summary; Meeting
                                       Information; Proposed Merger; Available
                                       Information; Documents Incorporated by
                                       Reference

19. Information if Proxies, Consents
     or Authorizations are not to be
     Solicited or in an Exchange
     Offer...........................
                                       Not Applicable

                    [THE PEOPLES BANK OF UNITY LETTERHEAD]

                                        , 1997

Dear Shareholder:

  We are pleased to enclose your Notice of Special Meeting and Proxy Statement/Prospectus for a Special Meeting of Shareholders of Peoples Bank of Unity ("Peoples"), to be held on April 18, 1997, at 2:00 p.m., Eastern Standard Time, at Alcoma Golf Club, located at 6770 Saltsburg Road, Pittsburgh, Pennsylvania 15235.

  At the meeting you will be asked to consider and vote on a proposed merger (the "Merger") of Peoples, a Pennsylvania chartered bank, with and into S&T Bank, a Pennsylvania chartered bank and wholly owned subsidiary of S&T Bancorp, Inc. ("S&T"). In the Merger, each share of Peoples common stock, par value $10.00 ("Peoples Common Stock"), outstanding immediately prior to the time of the Merger, except as provided in the Agreement and Plan of Merger, will by virtue of the Merger be converted into 26.25 shares of common stock of S&T, par value $2.50 ("S&T Common Stock").

  S&T Common Stock is listed and traded on the Nasdaq National Market under the symbol "STBA." The closing price of S&T Common Stock in composite trading
on         , 1997, was $  .   per share, as reported in The Wall Street
Journal. Peoples Common Stock is neither listed nor publicly traded.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND RECOMMENDS A VOTE "FOR" THE MERGER. The Board reached this decision after careful consideration of a number of factors. The enclosed Proxy Statement/Prospectus contains more detailed information concerning the Board's decision and the proposed transaction. We urge you to consider it carefully.

  Approval of the Merger requires the affirmative vote of the holders of a two-thirds majority of the outstanding shares of Peoples Common Stock at a meeting at which a quorum is present. Accordingly, proxies marked "Abstain" or shares that are not voted will have the same effect as votes against the Merger. We urge you to take the time to consider this important matter and vote now.

  In order to make sure that your vote is represented, indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope. If you attend the meeting in person, you may revoke your proxy at the meeting and vote in person. YOU SHOULD NOT SEND IN CERTIFICATES FOR YOUR SHARES OF PEOPLES COMMON STOCK AT THIS TIME.

  On behalf of the Board of Directors of Peoples, I thank you for your support and urge you to vote for approval of the Merger.

Sincerely,

 .....................................
Russell P. Miller
President

                             PEOPLES BANK OF UNITY
                              7660 SALTSBURG ROAD
                      PITTSBURGH, PENNSYLVANIA 15239-3700

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                APRIL 18, 1997

                               ----------------

To The Shareholders of
Peoples Bank of Unity:

  Notice is hereby given that a Special Meeting of Shareholders of Peoples Bank of Unity ("Peoples") will be held at Alcoma Golf Club, located at 6770 Saltsburg Road, Pittsburgh, Pennsylvania, 15235 on April 18, 1997 at 2:00 p.m. Eastern Standard Time, for the following purposes:

  1. To consider and vote upon the approval of an Agreement and Plan of Reorganization and related Agreement and Plan of Merger (collectively, the "Agreement") among Peoples, a Pennsylvania chartered bank, S&T Bancorp, Inc. ("S&T") and S&T Bank, a Pennsylvania chartered bank and wholly owned subsidiary of S&T, a copy of each of which is included as Appendix A to the accompanying Proxy Statement/Prospectus and incorporated by reference herein, pursuant to which: (x) Peoples will be merged with and into S&T Bank ("Merger"); and (y) each outstanding share of common stock of Peoples ("Peoples Common Stock"), par value $10.00 per share, would be converted into
26.25 shares of common stock of S&T, par value $2.50 per share, and cash in lieu of any fractional share determined in accordance with the terms of the Agreement.

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on      , 1997 are
entitled to notice of and to vote at such meeting or any adjournment thereof.

  Holders of Peoples Common Stock have the right to dissent and demand a determination of the fair value of their shares in the event that the Merger is approved and consummated. For a description of such rights, see "PROPOSED MERGER--Rights of Dissenting Shareholders" in the accompanying Proxy Statement/ Prospectus. A copy of the applicable provisions of Pennsylvania law with which dissenting shareholders must comply is included as Appendix C to the accompanying Proxy Statement/Prospectus.

                                          By Order of the Board of Directors,

                                          .....................................
                                          Russell P. Miller
                                          President

Pittsburgh, Pennsylvania
      , 1997


                                  IMPORTANT

 YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Introduction...............................................................   1
Available Information; Documents Incorporated by Reference.................   3
The Companies..............................................................   4
Summary....................................................................   5
  The Meeting..............................................................   5
  The Proposed Merger......................................................   5
  Management and Operations After the Merger...............................   6
  Interests of Certain Persons in the Merger...............................   6
  Reasons for the Merger; Recommendation of the Board of Directors.........   6
  Opinion of Peoples' Financial Advisor....................................   6
  Vote Required............................................................   6
  Dissenters' Rights.......................................................   7
  Conditions; Termination..................................................   7
  Regulatory Approvals.....................................................   8
  Certain Federal Income Tax Consequences..................................   8
  Accounting Treatment.....................................................   9
  Effective Date of the Merger.............................................   9
  Surrender of Certificates................................................   9
  Certain Differences in the Rights of Shareholders........................   9
  Markets and Market Prices................................................   9
  Comparative Per Share Data...............................................  11
  Selected Financial Data..................................................  12
Pro Forma Combined Financial Information...................................  16
Meeting Information........................................................  20
  Date, Place and Time.....................................................  20
  Record Date; Voting Rights...............................................  20
  Voting and Revocation of Proxies.........................................  20
  Solicitation of Proxies..................................................  20
Proposed Merger............................................................  21
  Background of the Merger.................................................  21
  Reasons for the Merger; Recommendation of the Board of Directors.........  22
  Terms of the Merger......................................................  23
  Opinion of Peoples' Financial Advisor....................................  24
  Interests of Certain Persons in the Merger...............................  25
  Surrender of Certificates................................................  27
  Representation and Warranties; Conditions to the Merger; Waiver..........  27
  Regulatory Approvals.....................................................  28
  Business Pending the Merger..............................................  29
  Effective Date of the Merger; Termination................................  29
  Management and Operations After the Merger...............................  30
  Rights of Dissenting Shareholders........................................  30
  Certain Differences in the Rights of Shareholders........................  31
  Certain Federal Income Tax Consequences..................................  33
  Resale of S&T Common Stock...............................................  35
  Accounting Treatment.....................................................  36
Certain Information Regarding Peoples......................................  36
  Business.................................................................  36
  Competition..............................................................  37
  Supervision and Regulation...............................................  37

                                                                           PAGE
                                                                           ----
  Effect of Government Monetary Policies.................................   37
  Legislation and Regulatory Changes.....................................   37
  Legal Proceedings......................................................   37
  Environmental Issues...................................................   38
  Peoples Common Stock Prices and Dividends..............................   38
  Dividend Restrictions on Peoples.......................................   38
  Directors of Peoples...................................................   39
  Principal Officers of Peoples..........................................   39
  Remuneration of Directors and Officers.................................   40
  Compensation Table.....................................................   40
  Beneficial Ownership by Officers and Directors.........................   40
  Retirement Plans.......................................................   41
  Certain Transactions...................................................   41
  Principal Owners of Peoples Voting Securities..........................   42
Experts..................................................................   42
Legal Opinion............................................................   43
Index to Financial Information...........................................  F-1
Appendix A--Agreement and Plan of Reorganization and Related Agreement
            and Plan of Merger
Appendix B--Opinion of Danielson Associates, Inc.
Appendix C--The Dissent Statute, Section 1222 of the Pennsylvania Banking
            Code and Sections 1930 and 1571-1580 of the Pennsylvania Business Corporations Act

                             PEOPLES BANK OF UNITY

                                PROXY STATEMENT
                                      FOR
                       SPECIAL MEETINGS OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 1997

                               ----------------

                               S&T BANCORP, INC.
                                  PROSPECTUS

                    UP TO 3,036,075 SHARES OF COMMON STOCK
                          (PAR VALUE $2.50 PER SHARE)

                                 INTRODUCTION

  This Proxy Statement/Prospectus is being furnished to shareholders of Peoples Bank of Unity ("Peoples") in connection with the solicitation of proxies by the Board of Directors of Peoples (the "Peoples Board") for use at the Special Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (the "Peoples Special Meeting"). It is anticipated that the mailing of this Proxy Statement/Prospectus and the enclosed proxy card will commence on or about
          , 1997.

  At the Special Meeting, shareholders of Peoples will be asked to approve an Agreement and Plan of Reorganization dated November 25, 1996 and a related Agreement and Plan of Merger (collectively, the "Agreement"), providing for the Merger (the "Merger") of Peoples with and into S&T Bank, a wholly owned subsidiary of S&T Bancorp, Inc. ("S&T"), with S&T Bank as the surviving entity. S&T is a Pennsylvania corporation and a registered bank holding company, and S&T Bank is a Pennsylvania chartered bank and wholly owned subsidiary of S&T. Peoples is a Pennsylvania chartered bank. The Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

  At the Effective Date (as defined in the Agreement), each share of common stock of Peoples, par value $10.00 per share ("Peoples Common Stock"), issued and outstanding immediately prior to the Effective Date will be converted into
26.25 shares of S&T Common Stock, and cash in lieu of any fractional share ("Exchange Ratio"). Peoples may terminate the Agreement if the Average Closing Price (as defined herein) of S&T Common Stock is below a certain level on the Determination Date (as defined herein). For a more complete description of the Agreement and the terms of the Merger, see "PROPOSED MERGER."

  In the event that prior to the Effective Date the outstanding shares of S&T Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in S&T's capitalization, all without S&T receiving adequate consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of S&T Common Stock to be thereafter delivered pursuant to the Agreement.

  S&T Common Stock is listed and traded on the Nasdaq National Market under the symbol "STBA". Peoples Common Stock is neither listed nor traded on the Nasdaq National Market nor any other market. The last reported sale price per share of Peoples Common Stock as of October 16, 1996 (the last date to the knowledge of Peoples on which Peoples Common Stock was traded before public announcement of the Agreement) was $500.00. The closing price per share of S&T
Common Stock on the Nasdaq National Market on      , 1997 was $    (which
would be equivalent to $    for the 26.25 shares of S&T Common Stock into
which each share of Peoples Common Stock will be converted in the Merger.) See "SUMMARY--Markets and Market Prices." The price of S&T Common Stock may change prior to and following consummation of the Merger.

  THE SHARES OF S&T COMMON STOCK OFFERED HEREBY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), AND ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK SUBSIDIARY OF S&T.

  THE S&T COMMON STOCK TO BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION" OR "SEC"), ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY, NOR HAS THE COMMISSION, ANY STATE SECURITIES AUTHORITY OR OTHER GOVERNMENTAL AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, IN ANY JURISDICTION, TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF S&T OR PEOPLES SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

  The date of this Proxy Statement/Prospectus, which also constitutes the prospectus of S&T for up to 3,036,075 shares of S&T Common Stock to be issued
in connection with the Merger, is           , 1997.

  ALL SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY.

          AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

  S&T is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, S&T files reports and other information with the Commission. Such reports, proxy statements and other information filed by S&T can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at: 7 World Trade Center (13th floor), New York, New York 10006 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. 20549. Copies of documents filed by S&T with the Commission may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov." Reports, proxy statements and other information filed by S&T can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500, on which S&T Common Stock is traded.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO S&T (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO ROBERT E. ROUT, CHIEF FINANCIAL OFFICER, S&T BANCORP, INC., 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701-3921. TELEPHONE REQUESTS MAY BE DIRECTED TO (412) 349-2900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 11, 1997.

  The following documents filed by S&T with the Commission are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; (iii) Current Report on Form 8-K dated as of November 27, 1996; and (iv) the description of S&T Common Stock contained in S&T's registration statement pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

  All documents filed by S&T pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof until the date of the Peoples Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                 THE COMPANIES

  S&T. S&T was incorporated on March 17, 1983 under the laws of the Commonwealth of Pennsylvania as a bank holding company and has two wholly owned subsidiaries, S&T Bank and S&T Investment Company, Inc. As of September 30, 1996, S&T reported consolidated assets of $1.5 billion and shareholders' equity of $169 million. S&T is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act, as amended.

  The principal executive offices of S&T are located at 800 Philadelphia Street, Indiana, Pennsylvania 15701. Its telephone number is (412) 349-2900. For additional information concerning the business of S&T and its financial condition, reference should be made to the S&T documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

  S&T BANK. S&T Bank is a full service bank organized under the laws of the Commonwealth of Pennsylvania with its main office at 800 Philadelphia Street, Indiana, Pennsylvania, providing service to its customers through a branch network of thirty-four offices located in Armstrong, Allegheny, Indiana, Jefferson, Clearfield and Westmoreland counties. As of September 30, 1996, S&T Bank reported assets of $1.4 billion and deposit liabilities of $1.0 billion.

  S&T Bank's services include accepting time and demand deposit accounts, making secured and unsecured commercial and consumer loans, providing letters of credit, and offering discount brokerage services, personal financial planning and credit card services. S&T Bank has a relatively stable deposit base and no material amount of deposits is obtained from a single depositor or group of depositors (including federal, state and local governments).

  PEOPLES. Peoples is a commercial bank organized and existing under the laws of the Commonwealth of Pennsylvania, providing service to its customers through six branches located in Allegheny County. As of September 30, 1996, Peoples reported assets of approximately $288 million, deposit liabilities of approximately $237 million and shareholders' equity of approximately $49 million.

  Peoples provides loan and deposit services to individuals and small to medium sized businesses located primarily in Allegheny and Westmoreland counties. Among its services, Peoples accepts time, demand and savings deposits and makes secured and unsecured commercial, real estate and consumer loans. Peoples' business is not cyclical in nature and is not dependent upon any single customer or small group of customers for deposits or loans.

  The principal executive offices of Peoples are located at 7660 Saltsburg Road, Pittsburgh, Pennsylvania 15239-3700. Peoples' telephone number is (412) 795-3200. For more information concerning the business of Peoples and its financial condition, see "CERTAIN INFORMATION REGARDING PEOPLES" and "INDEX TO FINANCIAL INFORMATION."

                                    SUMMARY

  This summary is necessarily general and abbreviated and has been prepared to assist shareholders in their review of this Proxy Statement/Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement/Prospectus and is qualified in all respects by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE MEETING

  The Peoples Special Meeting to consider and vote upon the merger of Peoples with and into S&T Bank will be held on April 18, 1997 at 2:00 p.m. Eastern Standard Time, at Alcoma Golf Club, located at 6770 Saltsburg Road, Pittsburgh, Pennsylvania. Only holders of record of Peoples Common Stock at the close of
business on           , 1997 ("Peoples Record Date") will be entitled to notice
of and to vote at such Peoples Special Meeting and any adjournments or postponements thereof. At such date, there were outstanding and entitled to vote 115,660 shares of Peoples Common Stock.

  For additional information with respect to the Peoples Special Meeting and the voting rights of shareholders, see "MEETING INFORMATION."

THE PROPOSED MERGER

  On the Effective Date, Peoples will be merged with and into S&T Bank, a wholly owned subsidiary of S&T. S&T Bank, as the surviving entity in the Merger, and S&T will continue unaffected and unimpaired by the Merger. Also on the Effective Date, each share of Peoples Common Stock outstanding immediately prior to the Effective Date (except as provided in the Agreement) shall by virtue of the Merger be converted into 26.25 shares of S&T Common Stock and cash in lieu of any fractional share.

  However, Peoples may elect to terminate the Agreement, if the Peoples Board so determines by a majority vote any time during the three-day period commencing two days after the fifth trading day immediately preceding the planned Effective Date (the "Determination Date"), if either:

    (i) both of the following conditions are satisfied: (x) the average of the daily last sale prices of S&T Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal or other authoritative source) for the twenty consecutive full trading days on which shares of S&T Common Stock are traded prior to and including the Determination Date (the "Average Closing Price") shall be less than $24.88 and (y) the market-capitalization-weighted average of the closing prices of those bank holding companies listed in the SNL All Bank Index (the "Index Price") on the Determination Date shall be greater than 231.70 (i.e., 80% of the value of the Index Price on November 25, 1996, the date the Agreement was executed); or

    (ii) the Average Closing Price of shares of S&T Common Stock shall be less than $23.325.

  For a more complete description of the Agreement and the terms of the Merger, see "PROPOSED MERGER--Terms of the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  On the Effective Date, the Board of Directors of S&T (the "S&T Board") (whose members historically also serve on the Board of Directors of S&T Bank) shall consist of those persons serving as Directors of S&T immediately prior to the Effective Date together with three Directors to be designated by Peoples. The
Peoples Board has selected         ,         , and          to become directors
of S&T in accordance with the Agreement. S&T has agreed to take all necessary action immediately prior to the Effective Date to elect these three persons selected by Peoples to serve as members of the S&T Board. The management of S&T and S&T Bank will continue unaffected by the Merger. See "PROPOSED MERGER-- Management and Operations After the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Agreement contains provisions relating to, among other things, employee benefits and indemnification of Peoples directors and officers after the Merger. In addition, the Agreement provides that three current directors of Peoples shall become directors of S&T upon the effectiveness of the Merger. See "PROPOSED MERGER--Interests of Certain Persons in the Merger" and "--Management and Operations after the Merger."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF PEOPLES HAS UNANIMOUSLY ADOPTED RESOLUTIONS APPROVING THE AGREEMENT AND UNANIMOUSLY RECOMMENDS ADOPTION OF THE AGREEMENT BY PEOPLES SHAREHOLDERS. The Peoples Board believes that the terms of the Agreement are fair and in the best interests of Peoples and its shareholders. Each member of the Peoples Board also determined that the Exchange Ratio is fair and reasonable to the shareholders. The terms of the Agreement were reached on the basis of arm's length negotiations between Peoples and S&T. In the course of reaching its decision to approve the Agreement, the Peoples Board consulted with its legal advisors, regarding the legal terms of the Agreement and the Board of Directors' obligations in its consideration thereof, and with its financial advisor, regarding the financial terms and fairness, from a financial point of view, of the conversion and exchange of the Peoples Common Stock. See "PROPOSED MERGER--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."

OPINION OF PEOPLES' FINANCIAL ADVISOR

  Danielson Associates, Inc. ("Danielson Associates"), financial advisor to Peoples, has delivered to the Peoples Board its written opinion, as of the date of this Proxy Statement/Prospectus, that the Exchange Ratio is fair, from a financial point of view, to Peoples shareholders. The full text of such opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Danielson Associates, is attached hereto as Appendix B. Shareholders are urged to read the opinion in its entirety. Danielson Associates' opinion is directed only to the conversion and exchange of Peoples Common Stock for S&T Common Stock and does not constitute a recommendation to any shareholder of Peoples as to how such shareholder should vote at the Peoples Special Meeting. See "PROPOSED MERGER--Opinion of the Financial Advisor."

VOTE REQUIRED

  Approval of the Merger requires the affirmative vote of a two-thirds majority of the shares of Peoples Common Stock outstanding and eligible to vote thereon. Directors and executive officers of Peoples and affiliates of such persons had sole or shared voting power with respect to 35,606 shares of Peoples Common Stock, representing 30.79% of Peoples Common Stock outstanding as of the Peoples Record Date.

  S&T has entered into agreements ("Voting Agreements") with each member of the Peoples Board, in which each Peoples director has agreed and undertook, in his or her capacity as a shareholder of Peoples and not in his or her capacity as a director or executive officer of Peoples, to vote all of the shares of Peoples Common Stock he or she is entitled to vote with respect thereto at the Peoples Special Meeting in favor of the Agreement. The number of shares of Peoples Common Stock which such Directors are entitled to vote as of the Peoples Record Date is 35,586 (30.77% of Peoples Common Stock outstanding as of that date). Also, the members of the Peoples Board have agreed not to effect any transfer or other disposition of any of their shares of Peoples Common Stock (except intrafamily gifts in an amount that in the aggregate do not result in a material change in the amount of shares of Peoples Common Stock owned by a director) until Peoples shareholders have voted to approve the Agreement or until the Agreement has been terminated pursuant to the terms thereof. The Peoples Board agreed to take or cause to be taken all action necessary or desirable so as to permit consummation of the Merger at the earliest possible date and not take, or cause or to the best of the Peoples Board's ability permit to be taken, any action which would substantially impair the prospects of completing the Merger pursuant to the Agreement. Assuming that Directors and current executive officers of Peoples and their respective affiliates, holding an aggregate of 35,606 shares of outstanding Peoples Common Stock (30.79%) as of the Peoples Record Date, vote their shares in favor of the Agreement, the affirmative vote of holders of approximately 41,501 additional shares of Peoples Common Stock (35.88%) will be required to approve the Agreement. See "MEETING INFORMATION--Record Date; Voting Rights."

DISSENTERS' RIGHTS

  Under the Pennsylvania Banking Code, the rights and remedies of dissenting shareholders are governed by Pennsylvania Business Corporations law. Accordingly, the holders of Peoples Common Stock have the right to dissent from the Merger and receive payment equal to the "fair value" of their shares upon compliance with applicable provisions of Pennsylvania law, the full text of which is attached as Appendix C to this Proxy Statement/Prospectus. See "PROPOSED MERGER--Rights of Dissenting Shareholders."

CONDITIONS; TERMINATION

  Consummation of the Merger is subject to satisfaction of a number of conditions, including the taking of all necessary corporate action on the part of Peoples and S&T to approve the Agreement and the Merger, and the receipt of all regulatory approvals required or mutually deemed necessary in connection with the Merger. The approval of the Merger by the Peoples shareholders will be solicited at the Peoples Special Meeting scheduled to be held on April 18, 1997.

  Pursuant to the rules of the Nasdaq National Market, the issuance of the shares of S&T Common Stock in the Merger and the Agreement must be approved by the affirmative vote of the holders of a majority of the shares of S&T Common Stock present at a meeting at which a quorum is present. The approval of the Merger by the S&T shareholders will be solicited at the Annual Meeting of Shareholders of S&T scheduled to be held on April 21, 1997.

  Substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they operate, in a writing signed by both parties, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that any such waiver or amendment executed after approval of the Agreement by Peoples' shareholders which modifies the amount or form of consideration to be delivered to Peoples shareholders pursuant to the Agreement would require the further approval of the Peoples shareholders in the case of any decrease in such consideration or would require the further approval of the S&T shareholders in the case of any increase in such consideration. See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver."

  In addition, the Agreement may be terminated by either S&T or Peoples, either before or after shareholder approval, under certain circumstances. Moreover, Peoples may also terminate the Agreement if the Average Closing Price is below a certain level. See "PROPOSED MERGER--Effective Date of the Merger; Termination."

  Under certain circumstances, if the Agreement is terminated by S&T or Peoples and within nine months of the date of termination Peoples takes certain actions with a third party which result or would result in such third party acquiring a significant portion of the securities or assets of Peoples, Peoples will be required to pay S&T liquidated damages of $1,600,000. See "PROPOSED MERGER-- Effective Date of the Merger; Termination."

REGULATORY APPROVALS

  S&T has filed an application for approval of the Merger with the FDIC under
Section 18(c) of the Federal Deposit Insurance Act, as amended (the "Bank Merger Act"). The Bank Merger Act provides that the Merger may not be consummated until applicable periods have lapsed after FDIC approval is received. The Merger also requires the approval of the Commonwealth of Pennsylvania Department of Banking ("PADB"). S&T has filed the necessary application seeking the PADB's approval. See "PROPOSED MERGER--Regulatory Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the anticipated material federal income tax consequences of the Merger to shareholders of Peoples set forth under the heading "PROPOSED MERGER--Certain Federal Income Tax Consequences." Each of Peoples' shareholders should read in full the description of federal income tax consequences under that heading. Moreover, because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon each shareholder's individual circumstances or tax status, each shareholder of Peoples should consult his or her tax advisor concerning the federal (and any applicable state, local, foreign or other) tax consequences of the Merger.

  S&T and Peoples have received an opinion from Arnold & Porter concerning certain federal income tax consequences of the Merger. S&T and Peoples have provided Arnold & Porter with the facts, representations and assumptions on which Arnold & Porter relied in rendering its opinion, which information is consistent with the state of facts that S&T and Peoples believe will be existing as of the Effective Date. Based on such facts, representations and assumptions, Arnold & Porter has opined that, for federal income tax purposes
(i) the Merger, when consummated in accordance with the Agreement and certain related agreements, will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) no gain or loss will be recognized by a shareholder of Peoples who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger (except as described below with respect to cash received in lieu of a fractional share interest in S&T Common Stock). See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver", regarding the issuance by Arnold & Porter of an opinion letter as of the Closing Date as a condition to the Merger.

  Additional federal income tax consequences of the Merger, including the federal income tax consequences to shareholders who exercise dissenters' rights or receive cash in lieu of a fractional share interest in S&T Common Stock, are discussed under the heading "PROPOSED MERGER--Certain Federal Income Tax Consequences." Moreover, as described under such heading, the aggregate adjusted tax basis of the S&T Common Stock received by a shareholder who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the Peoples Common Stock surrendered in exchange therefor, reduced by an amount allocable to a fractional share interest for which cash is received, and the holding period for S&T Common Stock received in exchange for Peoples Common Stock will include the period during which the shareholder held the Peoples Common Stock surrendered in the exchange, provided that the Peoples Common Stock was held as a capital asset at the Effective Date.

ACCOUNTING TREATMENT

  It is a condition to the Merger that S&T shall have received an opinion letter, dated as of the Effective Date, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 ("APB No. 16"). See "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver" and "--Accounting Treatment."

EFFECTIVE DATE OF THE MERGER

  S&T and Peoples each anticipate that the Effective Date will occur and the Merger will be consummated in the first half of 1997. However, consummation of the Merger could be delayed and there can be no assurances as to if or when the Merger will be consummated. See "PROPOSED MERGER--Effective Date of the Merger; Termination."

SURRENDER OF CERTIFICATES

  As soon as practicable after the Effective Date, notice will be mailed to holders of Peoples Common Stock regarding the manner in which their certificates representing shares of such Peoples Common Stock will be exchanged for certificates representing shares of S&T Common Stock and cash in lieu of fractional shares. PEOPLES SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS. See "PROPOSED MERGER--Surrender of Certificates."

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

  Upon completion of the Merger, shareholders of Peoples will automatically become shareholders of S&T and their rights as such will be governed by the S&T Articles of Incorporation, as amended (the "S&T Articles") and by the S&T By-Laws, as amended (the "S&T By-Laws"). The rights of shareholders of Peoples currently are governed by Peoples' Amended Articles of Incorporation (the "Peoples Articles") and by Peoples' By-Laws, as amended (the "Peoples By-Laws"). The rights of shareholders of S&T are different in certain respects from the rights of shareholders of Peoples. See "PROPOSED MERGER--Certain Differences in the Rights of Shareholders."

MARKETS AND MARKET PRICES

  S&T Common Stock is listed and traded on the Nasdaq National Market under the symbol "STBA." As of September 30, 1996, there were 2,589 holders of record of S&T Common Stock, and 11,046,355 outstanding shares of S&T Common Stock. Peoples Common Stock is neither traded nor listed on any national securities exchange and there is no established public trading market for Peoples Common Stock. The following table sets forth high and low sales prices for S&T Common Stock as quoted on the Nasdaq National Market as adjusted for stock splits and stock dividends. The table below also sets forth the cash dividends declared by S&T for the periods indicated.

QUARTER ENDED                                           HIGH     LOW   DIVIDENDS
-------------                                          ------- ------- ---------
March 31, 1997
 (through        , 1997).............................. $       $         $
December 31, 1996.....................................  31 3/4  30        .25
September 30, 1996....................................  31 3/4  29 5/8    .24
June 30, 1996.........................................  31 1/4  29 1/2    .24
March 31, 1996........................................  30 3/4  28        .21
December 31, 1995.....................................  30 1/2  24 1/2    .21
September 30, 1995....................................  25 1/4  23        .18
June 30, 1995.........................................  23 3/4  19 1/2    .18
March 31, 1995........................................  20 1/4  19 1/2    .17
December 31, 1994.....................................  21 1/4  19        .17
September 30, 1994....................................  21 1/4  18 5/8    .15
June 30, 1994.........................................  19 3/4  18 3/4    .15
March 31, 1994........................................  19 5/8  17 3/8    .14

  There is no established public trading market for Peoples Common Stock. Occasionally, individuals sell and buy shares of the Peoples Common Stock in privately negotiated transactions. Peoples acts as its own transfer agent and keeps its own stock transfer ledger. The lowest and highest prices per share known by the management of Peoples since January 1, 1994 were $200 and $535 per share (adjusted for a five for one stock split), respectively. The last known trade prior to the public announcement of the Agreement on November 25, 1996, as to which the management of Peoples is aware of the sales price, occurred on October 16, 1996, for $500 per share and involved 10 shares.

  Peoples has historically declared and paid cash dividends semi-annually. Cash dividends of $7.70 and $7.00 per share were paid in 1995 and 1994, respectively. A cash dividend of $6.00 per share was paid in 1996 prior to the announcement of the Merger. The Agreement provides that Peoples may conform to the S&T dividend policy subsequent to the execution of the Agreement. In accordance with the Agreement, the Peoples Board declared in December 1996 a dividend of $6.56 per share of Peoples Common Stock, payable in January 1997.

  The following table shows the closing sale price for S&T Common Stock on November 22, 1996, the trading date immediately preceding the date on which the
Merger was announced, and on      , 1997, and the Peoples equivalent at such
dates.

Market value per common share:

                                                                      PEOPLES
                                                           S&T       EQUIVALENT
     DATE                                              COMMON STOCK PER SHARE(1)
     ----                                              ------------ ------------
November 22, 1996.....................................    $31.00      $813.75
          , 1997......................................

--------
(1) The equivalent market value per share of Peoples Common Stock represents the closing price of S&T Common Stock on the dates reported multiplied by an Exchange Ratio of 26.25. See "--The Proposed Merger."

  No assurance can be given as to what the market price of S&T Common Stock will be if and when the Merger is consummated. Because the Exchange Ratio is fixed and because the market price of S&T Common Stock is subject to fluctuation, the value of the shares of S&T Common Stock that holders of Peoples Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.

COMPARATIVE PER SHARE DATA

  The following tables set forth at the dates and for the periods indicated (i) historical per share data for S&T Common Stock and Peoples Common Stock, (ii) pro forma combined per share data for S&T Common Stock with Peoples, and (iii) equivalent per share data for Peoples Common Stock reflecting consummation of the Merger. The S&T pro forma data with Peoples represents the effect of the Merger on a share of S&T Common Stock. The Peoples equivalent pro forma data represents the S&T pro forma data with Peoples multiplied by 26.25 and reflects the effect of the Merger on a share of Peoples Common Stock.

  The information is derived from the historical financial statements of S&T, including the related notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and the historical financial statements of Peoples, including the related notes thereto, appearing elsewhere herein, and the pro forma combined financial information giving effect to the Merger, appearing elsewhere herein, and should be read in conjunction with such information. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Merger been consummated during the periods or as of the dates for which the pro forma data is presented or which will be attained in the future. The pro forma per share data gives effect to the Merger but does not reflect anticipated expenses and nonrecurring charges which may result from the Merger, nor does it reflect potential savings or revenue enhancements which may result from the Merger. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "PRO FORMA COMBINED FINANCIAL INFORMATION."

                                                           PRO FORMA
                                                -------------------------------
                                 HISTORICAL           S&T
                             ------------------     COMBINED        PEOPLES
DATE                          S&T   PEOPLES (1) WITH PEOPLES (2) EQUIVALENT (3)
----                         ------ ----------- ---------------- --------------
EARNINGS PER COMMON SHARE
Nine Month Ended
  September 30, 1996.......  $ 1.56   $ 34.66        $ 1.51         $ 39.64
  September 30, 1995.......    1.35     27.75          1.29           33.86
Year Ended
  December 31, 1995........  $ 1.82   $ 37.81        $ 1.74         $ 45.68
  December 31, 1994........    1.63     39.15          1.60           42.00
  December 31, 1993........    1.45     43.84          1.50           39.38
DIVIDENDS DECLARED PER
 COMMON SHARE
Nine Months Ended
  September 30, 1996.......  $  .69   $  6.00           --          $ 18.11
  September 30, 1995.......     .53      3.70           --            13.91
Year Ended
  December 31, 1995........  $  .74   $  7.70           --          $ 19.42
  December 31, 1994........     .61      7.00           --            16.01
  December 31, 1993........     .50      5.80           --            13.13
BOOK VALUE PER COMMON SHARE
  At September 30, 1996....  $15.28   $423.92        $15.47         $406.09
  At December 31, 1995.....   14.85    407.29        $14.99          393.49

--------
(1) Peoples Historical Earnings Per Common Share and Dividends Declared Per Common Share have been restated to reflect a five for one stock split distributed on August 4, 1995.
(2) The pro forma per share data gives effect to the Merger but does not reflect anticipated expenses and nonrecurring and restructuring charges which may result from the Merger, nor does it reflect potential savings or revenue enhancements which may result from the Merger.
(3) The equivalent pro forma per share data for Peoples represents the pro forma data for S&T multiplied by an Exchange Ratio of 26.25, except that the Peoples equivalent dividend data represent the S&T historical dividend data multiplied by the Exchange Ratio of 26.25.

SELECTED FINANCIAL DATA

  The following tables set forth certain unaudited historical and selected pro forma financial data ("selected financial data") for S&T and Peoples. Certain of the historical selected financial data for the five years in the period ended December 31, 1995 are derived from the audited financial statements of S&T. Certain of the selected financial data for the three years in the period ended December 31, 1995 are derived from the audited financial statements of Peoples and certain of the selected financial data for the years ended December 31, 1992 and December 31, 1991 are derived from unaudited financial statements of Peoples. The selected financial data for the nine month periods ended September 30, 1996 and 1995 are derived from unaudited interim financial statements and are not necessarily indicative of the results for the remainder of the year or any future period. In the respective opinions of management of S&T and management of Peoples, the interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. This summary should be read in connection with the financial statements included elsewhere in this Proxy Statement/Prospectus and the financial statements and other financial information included in documents incorporated herein by reference. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "INDEX TO FINANCIAL INFORMATION."

  The pro forma selected financial data were developed giving effect to the Merger on a pooling-of-interests accounting basis. For a description of the pooling-of-interests accounting basis with respect to the Merger and the related effects on the historical financial statements of S&T and Peoples, see "PROPOSED MERGER--Accounting Treatment." The pro forma combined financial information is presented for informational purposes only and may not be indicative of the combined financial position or results of operations that actually would have occurred had the Merger been consummated during the periods or as of the dates indicated, or which will be attained in the future. See "-- Comparative Per Share Data" and "PRO FORMA COMBINED FINANCIAL INFORMATION."

                              S&T BANCORP, INC.
                      SELECTED HISTORICAL FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                 (UNAUDITED)

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                          --------------------- ------------------------------------------------------
                             1996       1995       1995       1994       1993       1992       1991
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
INCOME STATEMENT:
Interest income.........  $   82,840 $   79,545 $  107,017 $   92,654 $   86,923 $   89,056 $   81,461
Interest expense........      38,290     37,087     49,998     39,346     36,965     43,099     43,808
Provision for loan
 losses.................       3,250      2,600      3,800      3,500      3,600      5,778      4,333
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net interest income
 after provision for
 loan losses............      41,300     39,858     53,219     49,808     46,358     40,179     33,320
Noninterest income......       8,365      6,032      8,309      6,914      6,571      6,362      5,084
Noninterest expense.....      26,474     25,083     33,523     31,595     30,768     27,374     23,789
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Income before income
 taxes..................      23,191     20,807     28,005     25,127     22,161     19,167     14,615
Applicable income taxes.       5,896      5,601      7,536      6,683      5,818      4,886      3,402
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net income..............  $   17,295 $   15,206 $   20,469 $   18,444 $   16,343 $   14,281 $   11,213
                          ========== ========== ========== ========== ========== ========== ==========

PER SHARE DATA:
Net income..............  $     1.56 $     1.35 $     1.82 $     1.63 $     1.45 $     1.28 $     1.00
Dividends declared......        0.69       0.53       0.74       0.61       0.50       0.40       0.35
Book value..............       15.28      14.08      14.85      12.57      10.75       9.73       8.81

BALANCE SHEET TOTALS:
 (PERIOD END)
Total assets............  $1,455,327 $1,360,410 $1,400,702 $1,293,737 $1,194,037 $1,106,755 $1,060,167
Securities..............     370,044    343,803    350,340    306,124    339,129    355,197    361,450
Net loans...............     994,301    948,761    960,881    910,077    783,229    679,960    608,852
Total deposits..........   1,010,254    947,546    979,625    903,240    898,258    899,597    909,776
Securities sold under
 repurchase agreements..     144,915    142,611    122,794    169,871    127,731     85,013     33,005
Other liabilities.......     131,357    112,029    131,336     79,039     46,955     13,199     19,011
Total shareholders'
 equity.................     168,801    158,224    166,947    141,587    121,093    108,946     98,375

                            PEOPLES BANK OF UNITY
                      SELECTED HISTORICAL FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                 (UNAUDITED)

                          NINE MONTHS ENDED
                            SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                          ----------------- --------------------------------------------
                            1996     1995     1995     1994     1993     1992     1991
                          -------- -------- -------- -------- -------- -------- --------
INCOME STATEMENT:
Interest income.........  $ 15,654 $ 14,971 $ 20,003 $ 19,905 $ 20,224 $ 18,533 $ 16,793
Interest expense........     5,274    5,797    7,679    7,297    7,479    7,843    8,170
Provision for loan
 losses.................       625      340      420      100       65      110      100
                          -------- -------- -------- -------- -------- -------- --------
Net interest income
 after provision for
 loan losses............     9,755    8,834   11,904   12,508   12,680   10,580    8,523
Noninterest income......       633      457      838      697      565      550      586
Noninterest expense.....     4,739    4,871    6,753    7,084    6,361    5,520    4,269
                          -------- -------- -------- -------- -------- -------- --------
Income before income
 taxes..................     5,649    4,420    5,989    6,121    6,884    5,610    4,840
Applicable income taxes.     1,640    1,211    1,616    1,593    1,813    1,375    1,125
                          -------- -------- -------- -------- -------- -------- --------
Net income..............  $  4,009 $  3,209 $  4,373 $  4,528 $  5,071 $  4,235 $  3,715
                          ======== ======== ======== ======== ======== ======== ========

PER SHARE DATA:
Net income..............  $  34.66 $  27.75 $  37.81 $  39.15 $  43.84 $  36.62 $  32.12
Dividends declared......      6.00     3.70     7.70     7.00     5.80     5.60     5.40
Book value..............    423.92   394.44   407.29   356.64   320.74   282.69   251.68

BALANCE SHEET TOTALS:
 (PERIOD END)
Total assets............  $287,624 $282,696 $289,026 $286,515 $293,491 $259,919 $204,620
Securities..............   123,982  148,716  141,896  160,751  170,831  161,723  105,456
Net loans...............   147,271  117,764  125,436  101,088   93,732   80,275   78,774
Total deposits..........   236,748  234,076  236,922  239,331  253,668  225,125  173,335
Other liabilities.......     1,845    2,999    4,997    5,935    2,726    2,098    2,176
Total shareholders'
 equity.................    49,031   45,621   47,107   41,249   37,097   32,696   29,109

                               S&T BANCORP, INC.
                  SELECTED PRO FORMA COMBINED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                          --------------------- ------------------------------------------------------
                             1996       1995       1995       1994       1993       1992       1991
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
INCOME STATEMENT:
Interest income.........  $   98,494 $   94,516 $  127,020 $  112,559 $  107,147 $  107,589 $   98,254
Interest expense........      43,564     42,884     57,677     46,643     44,444     50,942     51,978
Provision for loan
 losses.................       3,875      2,940      4,220      3,600      3,665      5,888      4,433
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net interest income
 after provision for
 loan losses............      51,055     48,692     65,123     62,316     59,038     50,759     41,843
Noninterest income......       8,998      6,489      9,147      7,611      7,136      6,912      5,670
Noninterest expense.....      31,213     29,954     40,276     38,679     37,129     32,894     28,058
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Income before income
 taxes..................      28,840     25,227     33,994     31,248     29,045     24,777     19,455
Applicable income taxes.       7,536      6,812      9,152      8,276      7,631      6,261      4,527
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Net income..............  $   21,304 $   18,415 $   24,842 $   22,972 $   21,414 $   18,516 $   14,928
                          ========== ========== ========== ========== ========== ========== ==========

PER SHARE DATA:
Net income..............  $     1.51 $     1.29 $     1.74 $     1.60 $     1.50 $     1.30 $     1.05
Book value..............       15.47      14.27      14.99      12.78      11.07       9.95       8.97

BALANCE SHEET TOTALS:
 (PERIOD END)
Total assets............  $1,742,951 $1,643,106 $1,689,728 $1,580,252 $1,487,528 $1,366,674 $1,264,787
Securities..............     494,026    492,519    492,236    466,875    509,960    516,920    466,906
Net loans...............   1,141,572  1,066,525  1,086,317  1,011,165    876,961    760,235    687,626
Total deposits..........   1,247,002  1,181,622  1,216,547  1,142,571  1,151,926  1,124,722  1,083,111
Securities sold under
 repurchase agreements..     144,915    142,611    122,794    169,871    127,731     85,013     33,005
Other liabilities.......     133,202    115,028    136,333     84,974     49,681     15,297     21,187
Total shareholders'
 equity.................     217,832    203,845    214,054    182,836    158,190    141,642    127,484

                   PRO FORMA COMBINED FINANCIAL INFORMATION

  The following tables set forth selected unaudited pro forma financial data reflecting the Merger.

  The pro forma information has been prepared assuming that Peoples shareholders will receive in the Merger 26.25 shares of S&T Common Stock for each share of Peoples Common Stock they own. The pro forma financial information included in this Proxy Statement/Prospectus is presented for illustrative purposes only. Such pro forma financial information does not necessarily reflect what the actual results of S&T would be following completion of the Merger.

PRO FORMA COMBINED CONDENSED BALANCE SHEETS AS OF SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

  The following unaudited pro forma combined condensed balance sheet information reflects (i) the historical consolidated balance sheets of S&T and Peoples as of September 30, 1996 and December 31, 1995 and (ii) the pro forma combined condensed balance sheet of S&T as of such dates, after giving effect to the Merger. The Merger has been reflected as a pooling-of-interest effective as of September 30, 1996 and December 31, 1995. The unaudited information should be read in conjunction with the historical consolidated financial statements of S&T and Peoples, including the notes thereto, incorporated by reference or included in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE" and "INDEX TO FINANCIAL INFORMATION."

PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AND THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

  The following unaudited pro forma combined condensed statements of income reflect the historical consolidated statements of income of S&T and Peoples, as indicated below, for each period presented and the pro forma combined condensed statements of income of S&T, after giving effect to the Merger. The Merger has been reflected as a pooling-of-interests. See "PROPOSED MERGER-- Accounting Treatment." The pro forma combined condensed statements of income for the nine-month periods ended September 30, 1996 and 1995 were prepared on the assumption that the Merger had been effected as of January 1, 1996 and 1995, respectively. The pro forma combined condensed statements of income for the years ended December 31, 1995, 1994, and 1993 were prepared on the assumption that the Merger had been effected as of January 1, 1995, 1994 and 1993, respectively. The unaudited information should be read in conjunction with the historical consolidated financial statements of S&T and Peoples, including the notes thereto, incorporated by reference or included in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION; CERTAIN DOCUMENTS INCORPORATED BY REFERENCE"and "INDEX TO FINANCIAL INFORMATION."

                               S&T BANCORP, INC.

                      PRO FORMA COMBINED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                 (UNAUDITED)

                                                        SEPTEMBER 30, 1996
                                                  ------------------------------
                                                                      PRO FORMA
                                                     S&T     PEOPLES   COMBINED
ASSETS                                            ---------- -------- ----------
Securities....................................... $  370,044 $123,982 $  494,026
Net loans........................................    994,301  147,271  1,141,572
Other assets.....................................     90,982   16,371    107,353
                                                  ---------- -------- ----------
  TOTAL ASSETS................................... $1,455,327 $287,624 $1,742,951
                                                  ========== ======== ==========

LIABILITIES
Total deposits................................... $1,010,254 $236,748 $1,247,002
Securities sold under repurchase agreements......    144,915      --     144,915
Other liabilities................................    131,357    1,845    133,202
                                                  ---------- -------- ----------
  TOTAL LIABILITIES.............................. $1,286,526 $238,593 $1,525,119

SHAREHOLDERS' EQUITY
Common stock and additional paid-in-capital...... $   41,279 $ 14,701 $   55,980
Retained earnings................................    121,663   32,911    154,574
Other equity.....................................      5,859    1,419      7,278
                                                  ---------- -------- ----------

  TOTAL SHAREHOLDERS' EQUITY.....................    168,801   49,031    217,832
                                                  ---------- -------- ----------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..... $1,455,327 $287,624 $1,742,951
                                                  ========== ======== ==========

BOOK VALUE PER SHARE............................. $    15.28 $ 423.92 $    15.47
                                                  ========== ======== ==========
                                                        DECEMBER 31, 1995
                                                  ------------------------------
                                                                      PRO FORMA
                                                     S&T     PEOPLES   COMBINED
ASSETS                                            ---------- -------- ----------
Securities....................................... $  350,340 $141,896 $  492,236
Net loans........................................    960,881  125,436  1,086,317
Other assets.....................................     89,481   21,694    111,175
                                                  ---------- -------- ----------
  TOTAL ASSETS................................... $1,400,702 $289,026 $1,689,728
                                                  ========== ======== ==========

LIABILITIES
Total deposits................................... $  979,625 $236,922 $1,216,547
Securities sold under repurchase agreements......    122,794      --     122,794
Other liabilities................................    131,336    4,997    136,333
                                                  ---------- -------- ----------
  TOTAL LIABILITIES.............................. $1,233,755 $241,919 $1,475,674

SHAREHOLDERS' EQUITY
Common stock and additional paid-in-capital...... $   40,561 $ 14,701 $   55,262
Retained earnings................................    111,980   29,596    141,576
Other equity.....................................     14,406    2,810     17,216
                                                  ---------- -------- ----------

  TOTAL SHAREHOLDERS' EQUITY.....................    166,947   47,107    214,054
                                                  ---------- -------- ----------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..... $1,400,702 $289,026 $1,689,728
                                                  ========== ======== ==========

BOOK VALUE PER SHARE............................. $    14.85 $ 407.29 $    14.99
                                                  ========== ======== ==========

                               S&T BANCORP, INC.
                     PRO FORMA COMBINED INCOME STATEMENTS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                           NINE MONTHS ENDED
                                                          SEPTEMBER 30, 1996
                                                       -------------------------
                                                                       PRO FORMA
                                                         S&T   PEOPLES COMBINED
                                                       ------- ------- ---------
Interest income....................................... $82,840 $15,654  $98,494
Interest expense......................................  38,290   5,274   43,564
Provision for loan losses.............................   3,250     625    3,875
                                                       ------- -------  -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...  41,300   9,755   51,055
Noninterest income....................................   8,365     633    8,998
Noninterest expense...................................  26,474   4,739   31,213
                                                       ------- -------  -------

INCOME BEFORE INCOME TAXES............................  23,191   5,649   28,840
Applicable income taxes...............................   5,896   1,640    7,536
                                                       ------- -------  -------

NET INCOME............................................ $17,295 $ 4,009  $21,304
                                                       ======= =======  =======

PER SHARE DATA:
Net Income............................................ $  1.56 $ 34.66  $  1.51
                                                       ======= =======  =======

AVERAGE SHARES OUTSTANDING............................  11,077     116   14,113
                                                       ======= =======  =======

                                                           NINE MONTHS ENDED
                                                          SEPTEMBER 30, 1995
                                                       -------------------------
                                                                       PRO FORMA
                                                         S&T   PEOPLES COMBINED
                                                       ------- ------- ---------
Interest income....................................... $79,545 $14,971  $94,516
Interest expense......................................  37,087   5,797   42,884
Provision for loan losses.............................   2,600     340    2,940
                                                       ------- -------  -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...  39,858   8,834   48,692
Noninterest income....................................   6,032     457    6,489
Noninterest expense...................................  25,083   4,871   29,954
                                                       ------- -------  -------

INCOME BEFORE INCOME TAXES............................  20,807   4,420   25,227
Applicable income taxes...............................   5,601   1,211    6,812
                                                       ------- -------  -------

NET INCOME............................................ $15,206 $ 3,209  $18,415
                                                       ======= =======  =======

PER SHARE DATA:
Net Income............................................ $  1.35 $ 27.75  $  1.29
                                                       ======= =======  =======

AVERAGE SHARES OUTSTANDING............................  11,244     116   14,280
                                                       ======= =======  =======

                               S&T BANCORP, INC.
                     PRO FORMA COMBINED INCOME STATEMENTS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                  YEAR ENDED DECEMBER 31, 1995
                                                  --------------------------------
                                                                       PRO FORMA
                                                      S&T    PEOPLES    COMBINED
                                                  --------- ----------------------
Interest income.................................. $ 107,017 $ 20,003  $ 127,020
Interest expense.................................    49,998    7,679     57,677
Provision for loan losses........................     3,800      420      4,220
                                                  --------- --------  ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES..........................................    53,219   11,904     65,123
Noninterest income...............................     8,309      838      9,147
Noninterest expense..............................    33,523    6,753     40,276
                                                  --------- --------  ---------

INCOME BEFORE INCOME TAXES.......................    28,005    5,989     33,994
Applicable income taxes..........................     7,536    1,616      9,152
                                                  --------- --------  ---------

NET INCOME....................................... $  20,469 $  4,373  $  24,842
                                                  ========= ========  =========

PER SHARE DATA:
Net Income....................................... $    1.82 $  37.81  $    1.74
                                                  ========= ========  =========

AVERAGE SHARES OUTSTANDING.......................    11,243      116     14,280
                                                  ========= ========  =========
                                                  YEAR ENDED DECEMBER 31, 1994
                                                  --------------------------------
                                                                       PRO FORMA
                                                      S&T    PEOPLES    COMBINED
                                                  --------- ----------------------
Interest income.................................. $  92,654 $ 19,905  $ 112,559
Interest expense.................................    39,346    7,297     46,643
Provision for loan losses........................     3,500      100      3,600
                                                  --------- --------  ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES..........................................    49,808   12,508     62,316
Noninterest income...............................     6,914      697      7,611
Noninterest expense..............................    31,595    7,084     38,679
                                                  --------- --------  ---------

INCOME BEFORE INCOME TAXES.......................    25,127    6,121     31,248
Applicable income taxes..........................     6,683    1,593      8,276
                                                  --------- --------  ---------

NET INCOME....................................... $  18,444 $  4,528  $  22,972
                                                  ========= ========  =========

PER SHARE DATA:
Net Income....................................... $    1.63 $  39.15  $    1.60
                                                  ========= ========  =========

AVERAGE SHARES OUTSTANDING.......................    11,284      116     14,320
                                                  ========= ========  =========


                                                    YEAR ENDED DECEMBER 31, 1993
                                                  --------------------------------
                                                                       PRO FORMA
                                                      S&T    PEOPLES    COMBINED
                                                  --------- ----------------------
Interest income.................................. $  86,923 $ 20,224  $ 107,147
Interest expense.................................    36,965    7,479     44,444
Provision for loan losses........................     3,600       65      3,665
                                                  --------- --------  ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES..........................................    46,358   12,680     59,038
Noninterest income...............................     6,571      565      7,136
Noninterest expense..............................    30,768    6,361     37,129
                                                  --------- --------  ---------

INCOME BEFORE INCOME TAXES.......................    22,161    6,884     29,045
Applicable income taxes..........................     5,818    1,813      7,631
                                                  --------- --------  ---------

NET INCOME....................................... $  16,343 $  5,071  $  21,414
                                                  ========= ========  =========

PER SHARE DATA:
Net Income....................................... $    1.45 $  43.84  $    1.50
                                                  ========= ========  =========

AVERAGE SHARES OUTSTANDING.......................    11,235      116     14,271
                                                  ========= ========  =========

                              MEETING INFORMATION

DATE, PLACE AND TIME

  The Special Meeting of Shareholders of Peoples will be held on April 18, 1997 at 2:00 p.m., Eastern Standard Time, at Alcoma Golf Club, located at 6770 Saltsburg Road, Pittsburgh, Pennsylvania.

RECORD DATE; VOTING RIGHTS

  The securities which can be voted at the Peoples Special Meeting consist of shares of Peoples Common Stock, with each share entitling its owner to one
vote on all matters. The close of business on     , 1997 has been fixed by the
Peoples Board as the Peoples Record Date. There were approximately 350 record holders of outstanding Peoples Common Stock and 115,660 shares of Peoples Common Stock outstanding as of the Peoples Record Date. The presence, in person or by proxy, of at least a majority of the outstanding shares of Peoples Common Stock entitled to vote is necessary to constitute a quorum at the Peoples Special Meeting.

  The Merger must be approved by the affirmative vote of the holders of a two-thirds majority of the outstanding shares of Peoples Common Stock at a meeting at which a quorum is present. Nonvoting shares and abstentions will not be counted as votes cast for approval of the Agreement and therefore will have the same effect as votes against the Agreement. In addition, under the rules of the New York Stock Exchange, (although shares of Peoples Common Stock are not listed on such Exchange), brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the Agreement without specific instruction from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of Peoples Common Stock to their broker will have the effect of such shares not being voted and therefore will have the same effect as votes against the Agreement.

  The Peoples Board is not aware of any other business to be acted upon at the Peoples Special Meeting other than as described herein. It is not anticipated that other matters will be brought before the Peoples Special Meeting. If, however, other matters are duly brought before the Peoples Special Meeting, or any adjournment thereof, the persons appointed as proxies will vote the shares represented by the proxies on such matters as determined by a majority of the Peoples Board. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the Peoples Special Meeting to permit another solicitation of proxies in favor of the Agreement. No proxy which is voted against the proposal to approve the Merger will be voted in favor of any such adjournment or postponement.

  In connection with the Merger, each member of the Peoples Board has entered into a Voting Agreement to vote all of the shares of Peoples Common Stock he or she is entitled to vote, or direct the voting of, with respect thereto at the Peoples Special Meeting in favor of the Agreement. The number of shares of Peoples Common Stock which such Directors are entitled to vote as of the Peoples Record Date is 35,586 (30.77% of Peoples Common Stock outstanding as of that date). Additionally, each such person has agreed not to transfer or otherwise dispose of his or her shares of Peoples Common Stock (except intrafamily gifts in an amount that in the aggregate do not result in a material change in the amount of shares of Peoples Common Stock owned by a director) prior to shareholder approval of the Agreement or termination of the Agreement pursuant to the terms thereof. In the case of any transfer by operation of law, the Directors of Peoples agreed that the Voting Agreements shall be binding upon and inure to the benefit of the transferees. Any transfer or other disposition in violation of the terms of the Voting Agreements shall be null and void. Assuming that Directors and current executive officers of Peoples and their respective affiliates, holding an aggregate of 35,606 shares of outstanding Peoples Common Stock (30.79%) as of the Peoples Record Date, vote their shares in favor of the Agreement, the affirmative vote of holders of approximately 41,501 additional shares of Peoples Common Stock (35.88%) will be required to approve the Agreement.

VOTING AND REVOCATION OF PROXIES

  If the appropriate enclosed form of proxy is properly executed and returned to Peoples in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" the proposals presented in the attached Notice of Special Meeting of Shareholders. Except for procedural matters incident to the conduct of the Special Meetings, Peoples does not know of any matters other than those described in the Notice of Peoples Special Meeting that are to come before the Peoples Special Meeting. If any other matters are properly brought before the Peoples Special Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Peoples Board.

  The presence of a shareholder at the Peoples Special Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of Peoples a written notice of revocation, by delivering to Peoples a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, proxies may be solicited personally, by telephone or by further correspondence, and directors, officers and employees of Peoples, may solicit proxies from the shareholders of Peoples. Peoples will bear the expenses incurred by it in connection with the solicitation of proxies, except that S&T will bear all expenses associated with the printing and mailing of this Proxy Statement/Prospectus and the registration statement and all filing fees in connection therewith.

                                PROPOSED MERGER

  This section of the Proxy Statement/Prospectus describes material aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

BACKGROUND OF THE MERGER

  The past decade has been a period of rapid change in the banking industry in general, and for the banking industry in Pennsylvania. This period has been characterized by accelerated consolidation throughout the United States and in Pennsylvania, and by intensified competition from banks and from non-bank financial services organizations. This period also has been characterized by increasing requirements of investments in technology in order to meet customer needs on an efficient, competitive basis.

  The Peoples Board has continually reviewed the strategic alternatives for maximizing shareholder value and S&T and other banking institutions had from time to time expressed interest in pursuing a possible transaction with Peoples. The Peoples Board voted at their February 20, 1996 meeting to pursue the possibility of merging with another financial institution, although Peoples did not hire Danielson Associates to evaluate any particular merger proposal or negotiate with S&T until late spring and early summer 1996. Russell P. Miller, President of Peoples, advised the shareholders at the Peoples Annual Shareholder Meeting in May 1996 that the Board had retained Danielson Associates to assist it in evaluating its strategic options, including a merger with another bank.

  Representatives of Danielson Associates met with the Peoples Board on July 12, 1996, at which time they provided the directors with information about S&T and the overtures S&T had made regarding a proposed merger. The Peoples Board directed Danielson Associates to continue negotiations with S&T concerning the proposed Merger consideration. On July 31, 1996, Danielson Associates reported to the Peoples Board S&T's offer of 26.25 shares of S&T Common Stock for each share of Peoples Common Stock.

  On August 1, 1996, the Peoples Board voted to pursue negotiation of an acceptable definitive agreement with S&T on the basis of S&T's proposed Merger consideration and substantially all of the non-financial terms. Kirkpatrick & Lockhart LLP was retained as Peoples' legal counsel for the Merger.

  Negotiations toward a definitive agreement continued during August and September, 1996. Peoples retained S.R. Snodgrass, A.C. ("Snodgrass") to perform an audit of its financial statements, and S&T conducted due diligence with respect to Peoples. Before an agreement was reached, the Peoples Board learned that Peoples' then Chief Executive Officer was alleged to have executed a series of fraudulent transactions. Such transactions consisted primarily of loans from Peoples allegedly initiated by the Chief Executive Officer in the names of other individuals pursuant to which the Chief Executive Officer received the proceeds. The then Chief Operating Officer of Peoples was alleged to have assisted the Chief Executive Officer in concealing certain of such loans. On September 18, 1996, Peoples suspended the Chief Executive Officer and the Chief Operating Officer pending a fraud audit by Snodgrass and further investigation by Kirkpatrick & Lockhart. On September 20, 1996, Peoples informed the FDIC and the PADB of these allegations. Peoples also informed S&T of these allegations. S&T withdrew its proposed merger offer and the parties agreed to suspend negotiations pending further investigation. Peoples terminated the Chief Executive Officer's and the Chief Operating Officer's employment on September 24 and October 9, 1996, respectively.

  Following completion of an investigation of these allegations and quantification of the related financial exposure, the parties resumed negotiations toward a definitive agreement in November, 1996. On November 20, 1996, the Peoples Board met, reviewed and approved the Agreement, and authorized the officers of Peoples to execute and deliver the Agreement and to work to accomplish the transactions contemplated thereby. The Board of Directors of S&T approved the Agreement on November 25, 1996. The Agreement was executed by the parties on November 25, 1996.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

  The terms of the Agreement resulted from arm's length negotiations between Peoples and S&T and their respective representatives. Peoples consulted with its own financial advisor and legal counsel during the course of these negotiations. The Peoples Board has unanimously approved the Agreement and has determined that the Merger is fair to, and in the best interests of, Peoples and its shareholders. The Peoples Board believes that the Merger will enable its shareholders to realize significant value when compared to the value of Peoples Common Stock should the Merger not occur.

  In reaching its determination that the Agreement is fair to, and in the best interests of, Peoples and its shareholders, the Peoples Board considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

  1. Peoples business, financial condition, results of operations, and prospects, including, but not limited to, its potential growth, development and profitability;

  2. The current and prospective environment in which Peoples operates, including national, state and local economic conditions, Peoples competitive environment, the increased regulatory burdens on financial institutions, the trend towards consolidation in the financial services industry in general and among financial institutions in Pennsylvania and the likely effect of the foregoing factors on Peoples potential growth, development and profitability;

  3. The business, financial condition, results of operations, market valuations and acquisition history of S&T and the opportunity for the Peoples shareholders to participate in any future growth of S&T by obtaining S&T Common Stock in the Merger;

  4. A comparison of the products and services provided by Peoples and S&T, as well as the costs associated with and relative level of resources available to Peoples and S&T, respectively, to maintain and provide future enhancements to, and develop new products and services within its markets;

  5. The anticipated tax-free receipt of shares of S&T Common Stock in the Merger (see "--Certain Federal Income Tax Consequences");

  6. The absence of an established trading market for the Peoples Common Stock compared to the market for the S&T Common Stock, which is included for quotation on the Nasdaq National Market;

  7. The provision in the Agreement permitting Peoples to terminate the Agreement if Peoples did not receive an opinion, dated the date of this Proxy Statement/Prospectus, from Danielson Associates to the effect that the Merger consideration is fair, from a financial point of view, to Peoples shareholders; and

  8. The provision in the Agreement permitting the Peoples Board to terminate the Agreement if the Average Closing Price of S&T Common Stock is below a certain level as of the Determination Date (see "--Terms of the Merger").

  THE PEOPLES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF PEOPLES VOTE TO APPROVE THE AGREEMENT.

TERMS OF THE MERGER

  In accordance with the terms of the Agreement, on the Effective Date, Peoples shall be merged with and into S&T Bank pursuant to the provisions of, and with the effect provided in, Sections 1601-1607 of the Pennsylvania Banking Code with S&T Bank as the surviving entity. Also on the Effective Date, each share of Peoples Common Stock outstanding immediately prior to the Effective Date (except as provided in the Agreement) shall by virtue of the Merger be converted into 26.25 shares of S&T Common Stock. A holder of Peoples Common Stock who would otherwise be entitled to receive a fractional share of S&T Common Stock by reason of the Merger, will receive cash in lieu thereof. Any cash payment shall be in an amount equal to such fraction multiplied by the reported last sale price of S&T Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or other authoritative source) on the last trading day preceding the Effective Date.

  In the event that prior to the Effective Date the outstanding shares of S&T Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in S&T's capitalization, all without S&T receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of S&T Common Stock to be delivered to holders of Peoples Common Stock.

  The Agreement provides that Peoples may elect to terminate the Agreement, if the Peoples Board so determines by a majority vote, at any time during the three-day period commencing two days after the Determination Date, if either:

  (i) both of the following conditions are satisfied: (1) the Average Closing Price of shares of S&T Common Stock shall be less than $24.88; and (2) the Index Price on the Determination Date shall be greater than 231.70 (i.e., 80% of the value of the Index Price on November 25, 1996, the date the Agreement was executed); or

  (ii) the Average Closing Price of shares of S&T Common Stock shall be less than $23.325.

If Peoples elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to S&T, which notice shall specify which of clauses (i) or (ii) is applicable (or if both are applicable, which clause is being invoked); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period.

OPINION OF PEOPLES' FINANCIAL ADVISOR

  The Peoples Board retained Danielson Associates as its financial advisor in connection with the Merger and requested Danielson Associates to render its opinion as to whether the Merger consideration to be paid to Peoples shareholders is fair from a financial point of view. In requesting Danielson Associates' advice and opinion, the Peoples Board did not give any special instructions to or impose any limitations upon the scope of the investigation that Danielson Associates might wish to conduct to enable it to give its opinion. Danielson Associates has delivered to Peoples written opinions dated November 25, 1996, and the date of this Proxy Statement/Prospectus, to the effect that, based upon and subject to the matters set forth therein, as of the dates thereof, the Merger consideration is fair to Peoples shareholders from a financial point of view. A copy of Danielson Associates' opinion dated the date of this Proxy Statement/Prospectus is attached as Appendix B hereto and incorporated by reference herein and should be read in its entirety by Peoples shareholders.

  Danielson Associates was selected by Peoples to act as its financial advisor because of Danielson Associates' expertise in the valuation of businesses and their securities as well as expertise and experience with mergers and acquisitions of financial institutions. Danielson Associates has not previously acted as a financial advisor to Peoples and has no other material relationship with Peoples, S&T or their affiliates. Danielson Associates will receive from Peoples a fee of $100,000, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, Peoples has agreed to indemnify Danielson Associates against certain liabilities, including certain liabilities under federal securities laws.

  In the course of preparing its opinion, Danielson Associates has reviewed and analyzed, among other things, the following:

  1. The Agreement;

  2. S&T's Annual Reports, S&T's Annual Reports on Form 10-K and related financial information for the five years ended December 31, 1995, S&T's Quarterly Reports on Form 10-Q and related unaudited financial information for the three month periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

  3. Peoples' Annual Reports, and related financial information for the five years ended December 31, 1995, Peoples Quarterly Reports and related unaudited financial information for the three month periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

  4. Certain other public and nonpublic information, including financial and operating forecasts, relating to Peoples and S&T including: (i) the historical and current financial condition and results of operations of Peoples and S&T, including interest income, interest expense, net interest income, noninterest income, noninterest expense, earnings, dividends, book value, intangible assets, return on assets, return on shareholders equity, capitalization, the amount and type of nonperforming assets, loan losses and the allowance for loan losses; and
     (ii) the asset and liability mix of Peoples and S&T;

  5. Discussions with members of senior management of Peoples and S&T concerning the financial condition, business, assets and prospects of Peoples and S&T, respectively;

  6. The historical market prices and trading activity for shares of S&T Common Stock;

  7. The prices paid relative to earnings for Pennsylvania banks with similar financial, structural and market characteristics to Peoples. These prices were then related to assets and equity capital, also referred to as "book;"

  8. The "fair" market value of S&T's Common Stock to be exchanged for Peoples Common Stock as determined by a comparison with similar bank holding companies; and

  9. Such other financial studies and analyses, such other investigations performed by Danielson Associates and such other matters as were deemed necessary to the rendering of its opinion.

  Based on this analysis, Danielson Associates determined the "fair" sale value of Peoples to be $81 to $91 million, or $700 to $787 per share. Thus, Danielson Associates determined that the Exchange Ratio of $94.1 million (based on the closing bid price of S&T Common Stock of $31.00 on November 25, 1996), or $814 per share, was a "fair" offer, from a financial point of view for Peoples and its shareholders.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The analyses set forth above must be considered as a whole, and Danielson Associates cannot separately state how each analysis either supported or weakened its recommendation as to the fairness of the Merger consideration to Peoples shareholders, from a financial point of view.

  In rendering its opinion, Danielson Associates relied, without independent verification, on the accuracy and completeness of the information concerning Peoples and S&T furnished by the respective institutions to Danielson Associates for review for purposes of its opinion, as well as publicly available information on other financial institutions and economic data. Peoples and S&T did not restrict Danielson Associates as to the material it was permitted to review. Danielson Associates did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of Peoples or S&T. Danielson Associates expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. Danielson Associates' opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of November 25, 1996; events occurring after that date could materially affect the assumptions used in preparing the opinion.

  In rendering its opinion, Danielson Associates assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Peoples or S&T that would have a material adverse effect on the contemplated benefits of the Merger. Danielson Associates also assumed that there would not occur any change in applicable law or regulations that would cause a material adverse change in the prospects or operations of Peoples or S&T after the Merger.

  In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, Danielson Associates performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered therewith.

  DANIELSON ASSOCIATES' OPINION DATED THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY PEOPLES SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF DANIELSON ASSOCIATES SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX B.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Peoples Board, Peoples shareholders should be aware that members of Peoples' management and the Peoples Board have interests in the Merger that are in addition to the interests of Peoples shareholders generally. The Peoples Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

  Indemnification. From and after the Effective Date for a period of three years, S&T shall indemnify persons who served as directors and officers of Peoples as of the date of the Agreement for claims arising prior to the Effective Date, as if such persons had been entitled to indemnification under S&T's By-Laws. Neither Peoples Articles nor Peoples By-Laws provide for indemnification of Peoples directors and officers, although Peoples does carry directors and officers liability insurance.

  Employment and Benefit Plans. All employees of Peoples as of the Effective Date shall become employees of S&T Bank. However, nothing in the Agreement shall give any employee of Peoples a right to continuing employment with S&T after the Effective Date. As soon as practicable after the Effective Date, S&T Bank shall provide or cause to be provided to all employees of Peoples who remain employed by S&T Bank benefits which in the aggregate are no less favorable than those generally afforded to other S&T Bank employees holding similar positions. For purposes of determining eligibility for and vesting of such employee benefits, service with Peoples prior to the Effective Date shall be treated as service to the same extent as if such persons had been employees of S&T Bank or affiliates of S&T Bank. However, the Agreement shall not be construed (i) to limit the ability of S&T Bank and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require S&T Bank or its affiliates to provide employees or former employees with post-retirement medical benefits.

  Directorate of S&T. Immediately prior to the Effective Date of the Merger, S&T will elect three persons selected by Peoples to serve as directors of S&T (whose members historically also serve on the Board of Directors of S&T Bank).
The Peoples Board has selected     ,      and      to become directors of S&T
in accordance with the Agreement. Nonemployee directors of S&T are paid a retainer of $2,500 per year and receive fees of $600 for attending each meeting of the S&T Board and $150 to $200 for attending each meeting of a committee of the S&T Board. Nonemployee directors of S&T also receive annual grants of options to acquire shares of S&T Common Stock. In December 1996, each nonemployee director of S&T was granted options to acquire up to 2,500 shares of S&T Common Stock at an exercise price of $30.875 per share.

  Merger Consideration and Dividends. In exchange for their shares of Peoples Common Stock, directors and officers of Peoples will receive the same Merger consideration as all other Peoples shareholders. In addition, directors and officers of Peoples, along with all other Peoples shareholders, will have received their proportionate share of the dividends permitted by the Agreement to be distributed to Peoples shareholders prior to the Effective Date. The following table sets forth the Merger consideration to be received by Peoples directors and officers.

                                              NUMBER OF PEOPLES  SHARES OF S&T
NAME AND POSITION WITH PEOPLES                  SHARES OWNED    COMMON STOCK(8)
------------------------------                ----------------- ---------------
Kathy L. Anderson, Director..................         451            11,838
William E. Anderson, Director................      15,730(1)        412,912
Earl W. Garlow, Director & Secretary.........       8,405(2)        220,631
Ruth M. Grant, Director & Vice President.....       3,912(3)        102,690
Frank W. Jones, Director.....................         326(4)          8,557
Russell P. Miller, Director & President......       6,064(5)        159,180
Donald R. O'Block, Director..................         598(6)         15,697
Myles D. Sampson, Director...................         100             2,625
Ernest J. Draganza, Senior Vice President,
 Chief Financial Officer and Acting Chief
 Executive Officer...........................          20(7)            525

--------
(1) The amount shown includes 15,510 shares of Peoples Common Stock held by Mr. Anderson with his wife, which will be converted into 407,137 shares of S&T Common Stock.

(2) The amount shown includes 1,520 shares of Peoples Common Stock held by Mr. Garlow's wife, which will be converted into 39,900 shares of S&T Common Stock.

(3) The amount shown includes 1,140 shares of Peoples Common Stock held jointly by Mrs. Grant with her deceased husband, son or daughters, which will be converted into 29,925 shares of S&T Common Stock.

(4) The amount shown includes 201 shares of Peoples Common Stock held jointly by Mr. Jones with his wife, which will be converted into 5,276 shares of S&T Common Stock.

(5) The amount shown includes 5,964 shares of Peoples Common Stock owned by Russell P. Miller and/or Margaret Jane Miller Trustees, for which Mr. Miller and his wife serve as trustees, which will be converted into 156,555 shares of S&T Common Stock.

(6) The amount shown includes 473 shares of Peoples Common Stock owned jointly by Mr. O'Block with his wife, which will be converted into 12,416 shares of S&T Common Stock.

(7) The amount shown is owned jointly by Mr. Draganza and his wife.

(8) The amounts shown do not include the cash to be received in lieu of any fractional shares. See "--Terms of the Merger."

SURRENDER OF CERTIFICATES

  As soon as practicable after the Effective Date, the stock transfer agent of S&T (currently, Chase Mellon Shareholder Services), acting in the capacity of exchange agent, will mail to all holders of Peoples Common Stock a letter of transmittal, together with instructions for the exchange of their Peoples Common Stock certificates for certificates representing S&T Common Stock and, if applicable, a check representing the amount paid in lieu of issuing any fractional share. Until so exchanged, each certificate representing Peoples Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of S&T Common Stock into which such shares have been converted; provided, however, that no dividends or other distributions declared after the Effective Date with respect to S&T Common Stock shall be paid to the holder of any unsurrendered certificate until the holder surrenders that certificate. PEOPLES SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

  The Agreement contains representations and warranties by Peoples and S&T regarding various customary legal, regulatory, financial and business matters. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

  The obligations of S&T and Peoples to consummate the Merger are conditioned upon, among other things: (i) the taking of all necessary corporate action with respect to the Agreement and the Merger; (ii) the absence of orders prohibiting the Merger; (iii) the receipt of all necessary regulatory approvals and the expiration of all applicable waiting periods, without any condition or requirement that causes either the S&T Board or the Peoples Board to abandon the Merger; (iv) the effectiveness under the Securities Act of 1933, as amended (the "Securities Act") ( of a registration statement covering the issuance of S&T Common Stock in connection with the Merger ("Registration Statement") and the absence of any proceeding by the SEC to suspend such effectiveness; (v) the approval for listing on the Nasdaq National Market, subject to official notice of issuance, of the shares of S&T Common Stock to be issued in the Merger; (vi) the receipt of the tax opinion described under "--Certain Federal Income Tax Consequences;" (vii) the receipt of all necessary permits and authorizations; (viii) the receipt by S&T of an opinion letter from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment under APB No. 16; (ix) the receipt by Peoples of an opinion of Danielson Associates, dated as of the date of this Proxy Statement/Prospectus, that the consideration to be received by Peoples' shareholders is fair from a financial point of view and (x) the receipt of other customary closing documents.

  Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they operate, in a writing signed by both parties, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that any such waiver or amendment executed after approval of the Agreement by Peoples and S&T shareholders which modifies the amount or form of consideration to be delivered to Peoples shareholders pursuant to the Agreement requires the further approval of S&T shareholders in the case of any increase in consideration or further approval of the Peoples shareholders in the case of any decrease in consideration.

REGULATORY APPROVALS

  The Merger is subject to certain regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

  The Merger is subject to the approval of the PADB under Sections 1601-1607 of the Pennsylvania Banking Code, which, among other things, authorizes the merger of two Pennsylvania chartered banks, such as S&T Bank and Peoples, provided that, among other things, the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and the merger is determined by the PADB to be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the parties, their future prospects, the character of the resulting institution's management, the potential effect of the merger on competition and the convenience and needs of the areas primarily to be served by the resulting institution.

  The Merger also is subject to approval of the FDIC under the Bank Merger Act. In considering an application under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institution and the convenience and needs of the communities to be served. Further, the FDIC may not approve the Merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the Merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of such Merger in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. Applicable FDIC regulations and Pennsylvania law require publication of notice of the application for approval of the Merger and an opportunity for the public to comment on the application in writing and to request a hearing.

  The Bank Merger Act requires that any bank merger, including the Merger, may not be consummated until the thirtieth day after approval by the FDIC, during which time the U.S. Department of Justice ("DOJ") could challenge the Merger on antitrust grounds; provided, however, that the FDIC may shorten the thirty day waiting period to fifteen days in the event the FDIC has not received any adverse comments from the DOJ concerning the competitive effects of the proposed transaction.

  S&T Bank has submitted the required applications to the FDIC and the PADB. The Merger will not proceed in the absence of regulatory approval of such applications. There can be no assurance that the FDIC or the PADB will approve the Merger, or, if approved, that such approvals will not be conditioned upon matters that would cause the S&T Board or the Peoples Board to abandon the Merger. There likewise is no assurance that the DOJ or the Pennsylvania Attorney General will not challenge the Merger or, if such a challenge is made, as to the results thereof.

  S&T and Peoples are not aware of any other governmental approvals or actions that are required for consummation of the Merger, except as described above. Should any other approval or action be required, it is contemplated presently that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger or would not be conditioned in a manner that would cause S&T or Peoples to abandon the Merger.

BUSINESS PENDING THE MERGER

  Under the terms of the Agreement, the S&T Board and the Peoples Board are required to submit and recommend the Agreement to their shareholders, subject to its Board of Directors' fiduciary duties, to apply for all necessary regulatory approvals and to use their best efforts, and cause their subsidiaries to use their best efforts, to take or cause to be taken all action necessary to permit consummation of the Merger at the earliest possible date, including obtaining necessary consents and permits. Also under the Agreement, the parties agree not to take, or not to fail to take, actions that would substantially impair the prospects of completing the Merger or that would adversely affect the qualification of the Merger for pooling-of-interests accounting treatment or as a reorganization under Section 368(a) of the Code.

  Peoples is also required to use its best efforts to preserve intact its properties, business and relationships with customers, employees and other persons. In addition, without S&T's prior consent or as otherwise provided in the Agreement, Peoples may not carry on its business other than in the usual, regular and ordinary course, declare or pay any dividends or other distributions on capital stock (except that prior to the Effective Date Peoples may declare dividends in an amount equal to the per share dividend in respect of S&T Common Stock declared by S&T multiplied by the Exchange Ratio in order to conform to S&T's dividend policy), increase compensation or fringe benefits of directors, officers or employees beyond customary limits, or take certain other actions.

  Peoples has also agreed in the Agreement, subject to certain exceptions, that it will not authorize or permit any of its officers, directors or agents to solicit, encourage or initiate inquiries or proposals relating to its acquisition or purchase other than as contemplated in the Agreement, and that S&T will be notified upon receipt by Peoples of such an inquiry or proposal.

EFFECTIVE DATE OF THE MERGER; TERMINATION

  In the event that all conditions to the Merger have been satisfied or waived, the Effective Date shall be at the time and on the date specified in the certificate of merger pursuant to applicable provisions of Pennsylvania law, subject to the rights of the parties to terminate the Agreement as set forth herein. The transactions contemplated by this Proxy Statement/Prospectus shall be consummated at a closing to be held at such location as the parties may agree, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 of the Agreement or such later date within 30 days thereafter as reasonably may be specified by S&T (the "Closing Date"), with the Merger to be consummated after such intermediate steps as S&T reasonably may specify.

  S&T and Peoples each anticipates that the Merger will be consummated in the first half of 1997. However, consummation could be delayed as a result of delays in obtaining the necessary governmental and regulatory approvals or if any other condition to consummation of the Merger is not satisfied. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. See "--Regulatory Approvals."

  The Agreement may be terminated, whether before or after approval of the Merger by the shareholders of S&T and Peoples, as follows: (i) at any time on or prior to the Effective Date, by the mutual consent in writing of the parties thereto; (ii) at any time on or prior to the Closing Date, by S&T in writing, if Peoples has, or by Peoples in writing, if S&T has, in any material respect, breached (a) any covenant or agreement contained therein or (b) any representation or warranty contained therein if the failure of any such representation and warranty to be true and correct has, or is reasonably likely to have, a material adverse effect upon S&T or Peoples, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;
(iii) on the Closing Date, by either party in writing, if any of the conditions precedent with respect to such party's obligations have not been satisfied or fulfilled; (iv) at any time, by either party in writing, if the applications for prior approval to the FDIC and the PADB have been denied, and the time period for appeals and requests for reconsideration has run; (v) at any time, by either party in writing, if the shareholders of S&T or Peoples do not approve the transactions contemplated at the annual or special meetings duly called for that purpose; (vi) at any time, by either party in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger is or would be impossible to satisfy, provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution; or (vii) by either party in writing, if the Closing Date has not occurred by the close of business on September 30, 1997.

  In addition, under certain circumstances Peoples may elect to terminate the Agreement if the Average Closing Price of S&T Common Stock is below a certain level on the Determination Date. See "--Terms of Merger."

  The Agreement provides that Peoples is required to pay liquidated damages in the amount of $1,600,000 (the "Fee") to S&T (1) if S&T terminates the Agreement due to Peoples' knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement, and within 9 months from the date of termination a Competing Transaction (as defined below) is consummated or Peoples shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction or (2) if Peoples terminates the Agreement because the Merger is not approved by the requisite vote of the Peoples shareholders and within 9 months from the date of termination (other than a termination by reason of the Average Closing Price failing to exceed a certain level) a Competing Transaction is consummated or Peoples shall have entered into an agreement which if consummated would constitute a Competing Transaction. In the event that S&T is entitled to the Fee, Peoples shall also pay S&T interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of Peoples to pay the Fee or such interest. A Competing Transaction is defined in the Agreement as one of the following involving Peoples (other than the transactions contemplated by the Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Peoples in a single transaction or series of transactions to the same person, entity or group; or (c) any public announcement by Peoples of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  On the Effective Date, Peoples will be merged with and into S&T Bank with S&T Bank as the surviving bank. On such Effective Date, the Board of Directors of S&T (whose members historically also serve on the Board of Directors of S&T
Bank) shall consist of those persons serving as Directors of S&T immediately prior to the Effective Date together with three directors to be designated by
Peoples. The Peoples Board has selected     ,     , and      to become
directors of S&T in accordance with the Agreement. S&T has agreed to take all necessary action immediately prior to the Effective Date to elect those three persons selected by Peoples to serve as members of the S&T Board. The management of S&T and S&T Bank will continue unaffected by the Merger.

RIGHTS OF DISSENTING SHAREHOLDERS

  Each Peoples shareholder who objects to the Merger shall be entitled to the rights and remedies of dissenting shareholders provided in the Pennsylvania Consolidated and Annotated Business Corporations Statute, 15 Pa.C.S.A. Sections 1571-1580, and the Pennsylvania Banking Code Statute, 7 Pa.C.S.A. Section 1222, (collectively, the "Dissent Statute"), which is set forth in Appendix C hereto, and the following summary of such rights and remedies is qualified in its entirety by reference to such Appendix C.

  The Dissent Statute provides that any shareholder who wishes to dissent and obtain payment for his or her shares must deliver to Peoples, prior to the shareholder vote on the Merger, a written notice of his or her intention to demand payment for his or her shares if the Merger is consummated, and that the shareholder shall refrain from voting his or her shares in favor of the Merger. A shareholder who fails in either respect waives any statutory right to payment for his or her shares. A shareholder need not vote against approval of the Merger, and voting against such approval will not satisfy the requirement of the Dissent Statute that prior notice be given of an intention to demand payment.

  If the Merger is approved, the Dissent Statute provides that Peoples or S&T shall mail notice to dissenters who gave due notice of intention to demand payment, which shall state where and when a demand for payment must be sent and certificates deposited, together with a form for demanding payment and a date by which the payment demand must be received. In addition, Peoples or S&T shall provide a copy of the Pennsylvania Business Corporations Statute, Subchapter D, Dissenters' Rights. Upon timely receipt of a payment demand, S&T shall pay each dissenter the amount that S&T considers to be fair value for the Peoples shares and send each dissenter a notice containing certain information regarding the closing balance sheet, statement of Peoples income and the value of such shares and stating that the shareholder may demand supplemental payment if he or she believes S&T's payment to be less than fair value by sending to S&T his or her own estimate of fair value. If the supplemental payment remains unsettled, S&T may initiate proceedings within 60 days of the demand in an appropriate court for determination of fair value by the court for all dissenters whose demands have not been settled. The court's jurisdiction is plenary and exclusive. The court may appoint appraisers to take evidence and recommend a decision on fair value.

  HOLDERS OF PEOPLES COMMON STOCK SHOULD BE AWARE THAT THEIR FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF THE PENNSYLVANIA BUSINESS CORPORATIONS CONSOLIDATED AND ANNOTATED STATUTES, 15 PA.C.S.A. SECTIONS 1571-1580, AND THE PENNSYLVANIA BANKING CODE STATUTE, 7 PA.C.S.A. SECTION 1222, WILL RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN THEIR BEING BOUND BY THE MERGER. The shares held by a Peoples shareholder who has lost his dissenters' rights by failing to comply with the statutory procedures shall remain shares of Peoples Common Stock and such shareholder shall be entitled to receive shares of S&T Common Stock and cash in lieu of a fractional share as though such shareholder had assented to the Merger.

  It is a condition to the closing of the Merger that dissenters' rights not be exercised with respect to more than 10% of the outstanding shares of Peoples Common Stock. See "--Accounting Treatment."

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

  S&T is a Pennsylvania corporation. Peoples is a Pennsylvania banking institution. Under Pennsylvania law, the rights of holders of S&T Common Stock are governed generally by the Pennsylvania Business Corporations Act and the rights of holders of Peoples Common Stock are governed generally by the Pennsylvania Business Corporations Act and the Pennsylvania Banking Code. The rights of holders of S&T Common Stock are also governed by the S&T Articles and by the S&T By-Laws, while the rights of holders of Peoples Common Stock also are governed by the Peoples Articles and by the Peoples By-Laws.

  The rights of shareholders of S&T and Peoples with respect to special meetings of shareholders, committees, records of meetings, vacancies on the Board of Directors and preemptive rights are generally comparable. Certain significant differences between the rights of shareholders of S&T and Peoples with respect to other provisions are set forth below.

  This summary contains a list of material differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the S&T Articles, the S&T By-Laws, the Peoples Articles, the Peoples By-Laws and the relevant statutory provisions.

  CUMULATIVE VOTING FOR DIRECTORS. S&T. Pursuant to the S&T Articles, S&T shareholders are not permitted to cumulate votes with respect to the election of Directors.

  Peoples. Pursuant to the Peoples By-Laws, Peoples shareholders are permitted to cumulate votes with respect to the election of Directors. Under a cumulative voting system, a shareholder is entitled to cast a number of votes in the election of directors equal to the number of shares held by the shareholder multiplied by the number of directors to be elected, and the shareholder may allocate the total number of votes he or she is entitled to cast among one or more director nominees in any proportion(s).

  MEETINGS OF SHAREHOLDERS. S&T. The S&T By-Laws provide that an annual meeting of shareholders may be called by the S&T Board and held on such day, at such hour, and at such place as the S&T Board shall from time to time designate. The S&T By-Laws provide that written notice of every meeting shall be provided at least ten (10) days before the date of the meeting.

  Peoples. The Peoples By-Laws provide that an annual meeting of shareholders shall be held on the second Tuesday of May in each year at 2 o'clock P.M. at the principal office of Peoples or elsewhere within the Commonwealth of Pennsylvania as may be determined by the Peoples Board. Written notice of every meeting shall be provided at least five (5) days before the date of the meeting. A majority of votes cast shall decide every question or matter submitted to the shareholders at any meeting unless otherwise provided by law.

  NOMINATION OF DIRECTORS. S&T. Pursuant to the S&T By-Laws, the S&T Board shall consist of not less than twelve (12) nor more than (21) members. Nominations for Directors must be submitted to the Secretary of S&T in writing no later than the close of business on the twentieth (20) day immediately preceding the date of the meeting. No person shall be eligible to be newly elected or appointed as Director after he or she shall have attained the age of seventy (70) years on or prior to the date of his or her election. Any Director of S&T who attains the age of seventy (70) years shall be retired as of the next annual meeting without any action on his or her part.

  Peoples. The Peoples By-Laws provide that the shareholders nominate a Board of Directors of not less than five (5) nor more than nine (9) members, each of whom shall own not less than one hundred (100) shares of Peoples' Common Stock. Candidates for the office of Director (other than members of the then existing Board of Directors) must have filed written notice of his or her candidacy with the Secretary of Peoples no less than thirty (30) days prior to the election. If a Director is absent from three (3) consecutive meetings of the Peoples Board without having given written notice of his or her inability to attend, his or her office may be declared vacant. No regularly salaried employee of Peoples, except the Executive Vice-President, Chief Executive Officer or as otherwise provided in the Pennsylvania Banking Code, shall be eligible to serve as a Director of Peoples. When a Director reaches the age of seventy-five (75) years, he or she shall automatically be retired, excluding members of the Peoples Board as of December 1, 1994.

  CLASSIFICATION OF DIRECTORS. S&T. Pursuant to the S&T By-Laws, the S&T Directors shall be divided into three (3) classes as nearly equal in number as possible, known as: Class 1, consisting of no more than seven (7) Directors; Class 2, consisting of no more than seven (7) Directors; and Class 3, consisting of no more than seven (7) Directors. Each class serves for a term of three (3) years.

  Peoples. Neither the Peoples By-Laws nor the Peoples Articles contain provisions concerning classification of Peoples Directors.

  RECORD DATE. S&T. Pursuant to the S&T By-Laws, the S&T Board may fix any time, whether or not the same is more than fifty (50) days prior to the date of any meeting of shareholders, as a record date for the determination of shareholders eligible to vote at such meeting.

  Peoples. The Peoples By-Laws provide that the Peoples Board may fix a date for the determination of shareholders entitled to vote at any meeting by fixing a record date not more than forty (40) days prior thereto.

  JUDGE OF ELECTION. S&T. Neither the S&T By-Laws nor the S&T Articles provide for a judge of election.

  Peoples. The Peoples By-Laws provide that the Peoples Board or the chairman of a shareholders meeting may appoint a judge or three judge panel of election and that such judge(s) shall, upon the request of the chairman or any shareholder present at a meeting, make a written report of any matter determined by him or them and execute a certificate of any fact found by him or them. Any report made by the judge or judges of election shall be prima facie evidence of the facts stated therein.

  OPPOSITION OF TENDER OR OTHER OFFER. S&T. The S&T Articles provide that the S&T Board may, if it deems it advisable, oppose a tender, or other, offer for S&T's securities, whether the offer is in cash or the securities of another corporation or otherwise.

  Peoples. Neither the Peoples By-Laws nor the Peoples Articles contain provisions concerning the opposition of tender or other offers.

  SHAREHOLDER ACTION. S&T. The S&T Articles provide that no merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale of or other disposition of all or substantially all of the assets of the corporation shall be valid unless first approved by at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of S&T Common Stock.

  Peoples. Neither the Peoples By-Laws nor the Peoples Articles require a supermajority vote to approve extraordinary corporate transactions. However, under the Pennsylvania Bank Code, all mergers and consolidations that will result in institutions that are subject to the Pennsylvania Banking Code and all dissolutions must be approved by a majority of the board of directors and by the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast.

  DISSENTERS' RIGHTS. S&T. Except in the case of a merger or consolidation in which their shares would be converted into something other than shares of the surviving or new corporation (or cash in lieu of fractional shares), S&T shareholders are not entitled to dissenters' rights because their stock is held of record by 2,000 or more shareholders.

  Peoples. The Pennsylvania Banking Code incorporates the dissenters' rights provisions of the Pennsylvania Business Corporations Act. The Pennsylvania Business Corporations Act provides for dissenters' rights in a variety of transactions, including mergers or consolidations to which a corporation is a party (other than mergers not requiring a shareholders vote).

  PREFERRED SHARES. S&T. Pursuant to the S&T Articles, the S&T Board is authorized to provide for the issuance of Preferred Stock in series and to establish, fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

  Peoples. Neither the Peoples By-Laws nor the Peoples Articles provide for Preferred Stock.

  AMENDMENTS TO BY-LAWS. S&T. The S&T By-Laws provide that a majority vote of members of the S&T Board may amend or repeal the S&T By-Laws, in whole or in part.

  Peoples. The Peoples By-Laws may be amended at any meeting of the shareholders by a two-thirds vote of those present in person or by proxy.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of anticipated material federal income tax consequences of the Merger to shareholders of Peoples. Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon each shareholder's individual circumstances or tax status, each shareholder is urged to consult a tax adviser regarding the federal state, local, foreign and other tax consequences of the Merger to such shareholder.

  This summary has been prepared by Arnold & Porter, special counsel to S&T, and reflects Arnold & Porter's opinion as to certain federal income tax consequences of the Merger. This summary is based on laws, regulations, rulings and judicial decisions as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Arnold & Porter cannot give any assurance that, after any such change, this summary would not be different, and will not undertake any responsibility to update or supplement this summary.

  This summary is not a complete description of the federal income tax consequences of the Merger; for example, the rules set out in the opinion may not apply to a holder of Peoples Common Stock in light of the holder's particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, insurance companies and persons who acquired shares of Peoples Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Moreover, this summary does not address the consequences of the Merger under state, local or foreign tax laws, to the extent that such laws may apply.

  S&T and Peoples have provided Arnold & Porter with the facts, representations, and assumptions on which Arnold & Porter has relied in preparing this summary, which information is consistent with the state of facts that S&T and Peoples believe will be existing as of the Effective Date. Based on such facts, representations and assumptions, Arnold & Porter is of the opinion that the federal income tax consequences of the Merger are as follows:

  The Merger, when consummated in accordance with the Agreement and certain related agreements, will constitute a reorganization within the meaning of
Section 368(a) of the Code. No gain or loss will be recognized by a shareholder of Peoples who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger (except as described below with respect to cash received in lieu of a fractional share interest in S&T Common Stock). See "--Representations and Warranties; Conditions to the Merger; Waiver," regarding the issuance by Arnold & Porter of an opinion letter as of the Closing Date as a condition to the Merger.

  The aggregate adjusted tax basis of the S&T Common Stock received by a shareholder who exchanges all of the shareholder's Peoples Common Stock solely for S&T Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the Peoples Common Stock surrendered in exchange therefor, reduced by an amount allocable to a fractional share interest for which cash is received (as described below), and the holding period for S&T Common Stock received in exchange for Peoples Common Stock will include the period during which the shareholder held the Peoples Common Stock surrendered in the exchange, provided that the Peoples Common Stock was held as a capital asset at the Effective Date.

  A shareholder of Peoples who receives cash in lieu of a fractional share interest in S&T Common Stock will be treated as having received such fractional share interest from S&T in the Merger. The cash received by such a shareholder in lieu of a fractional share interest in S&T Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss generally will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the shares of Peoples Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if the shareholder's shares of Peoples Common Stock are held as capital assets and have been held for more than one year at the Effective Date.

  A shareholder of Peoples Common Stock who exercises dissenters' rights under the Dissent Statute and who receives cash payment of the fair value of the holder's shares of Peoples Common Stock will be treated as having received such payment in redemption of such shares. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Peoples Common Stock are held by the holder as a capital asset at the Effective Date, a dissenting holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. If, however, such holder owns, either actually or constructively, any other Peoples Common Stock or S&T Common Stock, the payment made to such holder could be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that such holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each shareholder of Peoples Common Stock who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the tax consequences of such action, including the possibility that the payment will be treated as dividend income.

RESALE OF S&T COMMON STOCK

  The shares of S&T Common Stock issuable to shareholders of Peoples pursuant to the Merger have been registered under the Securities Act pursuant to the Registration Statement. It is anticipated, and it is a condition to each of the parties' obligations to effect the Merger, that such shares will be approved for trading, on the Nasdaq National Market. Such shares may be traded freely by those shareholders not deemed to be "affiliates" of Peoples under Rule 145 promulgated under the Securities Act ("Rule 145") or "affiliates" of S&T under Rule 144 promulgated under the Securities Act ("Rule 144"). The term "affiliate" will generally include each person who controls, is controlled by or is under common control with, or is a member of a group that controls, is controlled by or is under common control with (i) Peoples at the time of the Peoples Special Meeting or (ii) S&T after the Effective Date, and could be deemed to include all executive officers, directors and 10% shareholders of Peoples and S&T.

  Rule 145 will restrict the sale of S&T Common Stock received in the Merger and beneficially owned by those shareholders who are deemed to be affiliates of Peoples and certain of their family members and related interests. Under current SEC rules, such affiliates, provided they are not affiliates of S&T at or following the Effective Date, may publicly resell S&T Common Stock received by them in the Merger subject to certain limitations, principally as to, among other things, the number of shares sold and the manner of sale, during the two years following the Effective Date. After the two-year period, such affiliates may resell their shares without restriction so long as there is adequate current public information with respect to S&T as required by the Rule 145. Persons who become affiliates of S&T prior to, at or after the Effective Date may publicly resell the S&T Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. Generally, Rule 144 provides that an "affiliate" may sell a number of shares of S&T Common Stock equal to no more than one percent of the outstanding S&T Common Stock during any three- month period. Affiliates also would be permitted to resell S&T Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of S&T Common Stock received in the Merger by persons who may be deemed to be affiliates of S&T or Peoples.

  In addition, shares of S&T Common Stock held by affiliates of S&T or issued to affiliates of Peoples in the Merger will not be transferable until financial results covering at least 30 days of post-Merger combined operations of S&T and Peoples have been published, in order to satisfy certain requirements of the Commission in transactions, such as the Merger, to be accounted for using pooling-of-interests accounting treatment. Under the Agreement, S&T has agreed to use its best efforts to publish no later than 90 days after the end of the first month after the Effective Date in which there are at least 30 days of post-Merger combined operations (which may be the month in which the Effective Date occurs), combined sales and net income figures as contemplated by and in accordance with the Commission's Accounting Series Release No. 135.

  The Agreement provides that S&T and Peoples shall cooperate and use their best efforts to identify those persons who may be deemed to be affiliates of Peoples or S&T, and to cause such persons so identified to deliver to S&T or Peoples, as appropriate, at least 30 days prior to the Effective Date, a written agreement providing that such persons will not dispose of any Peoples Common Stock or any S&T Common Stock except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. It is anticipated that each director and executive officer of S&T and Peoples will execute such an agreement. See "--Accounting Treatment." Receipt of such a written agreement shall not affect the restriction on transfer, as discussed in the preceding paragraph, which exists prior to the publication of certain post-Merger financial results.

ACCOUNTING TREATMENT

  It is a condition precedent to the obligations of S&T and S&T Bank to consummate the Merger that S&T shall have received an opinion letter, dated as of the Effective Date, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment under APB No. 16; except that such condition shall be deemed to have been waived by S&T to the extent that it takes any action or causes any conditions to occur, without the written consent of Peoples, which constitute the sole reason for Ernst & Young LLP being unable to render such opinion. See "--Representations and Warranties; Conditions to the Merger; Waiver." In order to account for a business combination as a pooling-of-interests transaction, specific criteria must be met. The criteria for use of the pooling-of-interests accounting method relate to the attributes of the combining entities before the combination, the manner of combining the enterprises and the absence of certain plans or transactions following the combination. Under the pooling-of-interests method of accounting, the historical basis of the assets, liabilities and shareholders' equity of S&T and Peoples will be combined at the Effective Date and carried forward at their previously recorded amounts and no goodwill will be created. Revenue and expenses of S&T and Peoples will be combined at historically recorded amounts.

  In order for the pooling method to apply, affiliates of S&T and Peoples cannot reduce their holdings of S&T Common Stock or Peoples Common Stock (or S&T Common Stock received in the Merger) for a period generally beginning 30 days prior to the Effective Date and ending upon the publication of at least 30 days of post-Merger combined operations of S&T and Peoples. See "--Resale of S&T Common Stock." The pooling-of-interests method of accounting may not be used if more than 10% of the outstanding shares of Peoples Common Stock exercise their dissenters' rights, reduced by the amount of tainted shares as defined by APB No. 16. See "--Rights of Dissenting Shareholders." Peoples and S&T have agreed that they will not take, or to the best of their respective abilities cause or permit to be taken, any action that would adversely affect the qualification of the Merger for pooling-of-interests accounting treatment. In the event either S&T or Peoples has taken any action that would adversely affect such qualification, each party will take such action as the other party may reasonably request to cure such effect to the extent curable without a material adverse effect on either of the parties. All unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling-of-interests method to account for the Merger. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

                     CERTAIN INFORMATION REGARDING PEOPLES

BUSINESS

  Peoples was organized as a Pennsylvania-chartered bank in 1918. Its deposits are insured by the FDIC under the Bank Insurance Fund (the "BIF"). Peoples is not a member of the Federal Reserve System. Peoples' main office is located at 7660 Saltsburg Road, Pittsburgh, Pennsylvania 15239-3700. Peoples also has offices located in Unity, Penn Hills, East Oakmont, Monroeville and Holiday Park, Pennsylvania. Peoples owns the land and buildings at all of these sites, except at the Holiday Park office. As of September 30, 1996, Peoples had total assets of approximately $288 million, total deposits of approximately $237 million and total shareholders' equity of approximately $49 million.

  Peoples is a commercial bank providing loan and deposit services to individuals and small to medium sized businesses located primarily in Allegheny and Westmoreland counties. Among its services, Peoples accepts time, demand and savings deposits and makes secured and unsecured commercial, real estate and consumer loans. Peoples business is not seasonal in nature and is not dependent upon any single customer or small group of customers for deposits or loans. As of December 31, 1996, Peoples had 93 full-time employees and 21 part-time employees.

COMPETITION

  Peoples competes with commercial banks, thrifts, local credit unions, and other financial institutions, as well as with major regional banking and financial institutions. These competitors include PNC Bank Corp., Mellon Bank Corporation, National City Corporation, First Commonwealth Financial Corporation, First Western Bancorp, Inc., Century Financial Corporation, IBT Bancorp, Inc., Southwest National Corporation, Allegheny Valley Bancorp, Inc., USBancorp, Inc., BT Financial Corporation and S&T. Peoples believes that it is generally competitive in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest charged on loans.

SUPERVISION AND REGULATION

  The operations of Peoples are subject to federal and state statutes and regulations applicable to banks chartered under the banking laws of the Commonwealth of Pennsylvania and to banks whose deposits are insured by the FDIC. Federal and state banking laws and regulations govern, among other things, Peoples scope of business, investments, loans and collateral, mergers and consolidations and establishment of branches. Some of the aspects of the lending and deposit business of Peoples that are regulated by federal and Pennsylvania law include personal lending, mortgage lending, and reserve requirements and interest rates, both as they relate to lending and interest paid on deposits. The amount of funds that Peoples may lend to a single borrower is limited generally under Pennsylvania law to fifteen percent (15%) of the aggregate of its capital, surplus, undivided profits, loan loss reserves and capital securities (all as defined by statute and regulation). For a discussion of the federal and Pennsylvania regulatory approvals required for mergers involving Pennsylvania chartered banks such as Peoples, see "PROPOSED MERGER--Regulatory Approvals." Representatives of the FDIC and Pennsylvania Department of Banking also regularly conduct examinations of Peoples affairs and records, and Peoples must furnish quarterly reports to the FDIC and the Pennsylvania Department of Banking.

EFFECT OF GOVERNMENT MONETARY POLICIES

  The earnings of Peoples are and will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The monetary policies of the Federal Reserve have had, and will likely continue to have, an important impact on the operating results of commercial banks through the Federal Reserve's power to implement national monetary policy in order, among other things, to curb inflation or combat recession. The Federal Reserve has a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation, among other things, of the discount rate on borrowing of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

LEGISLATION AND REGULATORY CHANGES

  From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are also frequently made in Congress, and before various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact such changes might have on Peoples.

LEGAL PROCEEDINGS

  There are no proceedings pending or, to the knowledge of Peoples, threatened against Peoples or its business, assets, common stock or any of the transactions contemplated by the Agreement.

  On September 18, 1996, the executive committee of the Peoples Board suspended the then Chief Executive Officer and the then Chief Operating Officer. The executive committee suspended these individuals pending investigations of allegations that the then Chief Executive Officer was involved in initiating and concealing certain fraudulent transactions and the then Chief Operating Officer participated in concealing certain of such fradulent transactions, primarily loans in the names of other individuals pursuant to which the Chief Executive Officer obtained the proceeds. The Peoples Board retained Snodgrass and Kirkpatrick & Lockhart to further investigate these allegations. After further investigation, Peoples notified the Pennsylvania Department of Banking, the FDIC, the United States Attorneys Office and the FBI of these allegations. Based on these investigations, Peoples has recorded a pre-tax loss of $405,000 in its financial statement due to these alleged fraudulent transactions. A federal grand jury for the United States District Court of Western Pennsylvania is investigating these allegations. Peoples is cooperating with regulatory and law enforcement officials in their investigation and has provided information concerning these allegations to its financial institutions bond and directors and officers liability carriers. Peoples terminated the Chief Executive Officer's and the Chief Operating Officer's employment with Peoples on September 24 and October 9, 1996, respectively.

ENVIRONMENTAL ISSUES

  There are several federal and state statutes that govern the obligations of financial institutions with respect to environmental issues. Besides being responsible under such statutes for its own conduct, a bank also may be held liable under certain circumstances for actions of borrowers or other third parties on properties that collateralize loans held by the bank. Such potential liability may far exceed the original amount of the loan made by the bank. Currently, Peoples is not a party to any pending legal proceedings under any environmental statute.

  Peoples East Oakmont branch is located on the site of a former gas station. Peoples has not performed an environmental assessment on this property.

PEOPLES COMMON STOCK PRICES AND DIVIDENDS

  There is no established public trading market for Peoples Common Stock. Occasionally, individuals sell and buy shares of the Peoples Common Stock in privately negotiated transactions. Peoples acts as its own transfer agent and keeps its own stock transfer ledger.

  The lowest and highest prices per share known by the management of Peoples since January 1, 1994 were $200 and $535 per share (restated to reflect a five for one stock split distributed on August 4, 1995), respectively. The last known trade prior to the announcement of the Agreement on November 25, 1996, as to which the management of Peoples is aware of the sales price, occurred on October 16, 1996, was $500.

  Peoples has historically declared and paid cash dividends semi-annually. Cash dividends of $7.70 and $7.00 per share were paid in 1995 and 1994, respectively. A cash dividend of $6.00 per share was paid in 1996 prior to the Announcement of the Merger. The Agreement provides that Peoples may conform to the S&T dividend policy subsequent to the execution of the Agreement. In accordance with the Agreement, the Peoples Board has declared in December 1996 a dividend of $6.56 per share of Peoples Common Stock, payable in January 1997.

DIVIDEND RESTRICTIONS ON PEOPLES

  Any future dividends of Peoples are subject to certain regulatory considerations and the discretion of the Peoples Board and will depend upon a number of factors, including operating results, financial conditions and general business conditions. The shareholders are entitled to receive dividends as and when declared by the Peoples Board, out of funds legally available therefor, subject to the restrictions set forth in the Pennsylvania Banking Code and the Federal Deposit Insurance Act (the "FDIA"). The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings and only when such dividends do not reduce Peoples' surplus below the amount of its capital. The FDIA generally prohibits all payments of dividends by any bank which is in default on any assessment for deposit insurance premiums to the FDIC.

DIRECTORS OF PEOPLES

  The following list sets forth biographical information concerning the members of the Peoples Board:

                          AGE AS OF         BUSINESS EXPERIENCE, INCLUDING PRINCIPAL
                         DECEMBER 31,                OCCUPATION DURING PAST                 DIRECTOR
NAME                         1996          FIVE YEARS, AND OTHER PUBLIC DIRECTORSHIPS        SINCE
----                     ------------ ----------------------------------------------------- --------
Kathy L. Anderson.......      43      Administrative Assistant, Associated Cleaning           1996
                                      Consultants & Services, Inc.
William E. Anderson.....      74      President, Anderson Group of Companies                  1983
Earl W. Garlow..........      76      Retired, Formerly Owner and President, Garlow, Inc.     1975
Ruth M. Grant...........      65      President, Secretary, Treasurer, Louis A. Grant, Inc.   1988
Frank W. Jones..........      51      Attorney at Law, Sole Practitioner                      1993
Russell P. Miller.......      77      President, Site Development                             1975
Donald R. O'Block.......      61      Owner, President, O'Block Homes, Inc.                   1995
Myles D. Sampson........      52      Owner, President, Rimco Construction, Inc.              1996

PRINCIPAL OFFICERS OF PEOPLES

  The following table sets forth selected information about the principal officers of Peoples, each of whom is elected by the Peoples Board and each of whom holds office at the discretion of the Peoples Board:

                                OFFICE/POSITION                         NUMBER OF
                                 WITH BANK AND                  BANK      SHARES     AGE AS OF
                              BUSINESS EXPERIENCE     HELD    EMPLOYEE BENEFICIALLY DECEMBER 31,
 NAME                       DURING PAST FIVE YEARS    SINCE    SINCE     OWNED(2)       1996
 ----                      ------------------------   -----   -------- ------------ ------------
                           President--President,
 Russell P. Miller........  Site Development          1994        --      6,064(3)       77
 Ruth M. Grant............ Vice President--
                            President, Secretary,
                            Treasurer, Louis A.
                            Grant, Inc.               1994        --      3,912(4)       65
 Earl W. Garlow........... Secretary--Retired,
                            Formerly Owner and
                            President, Garlow, Inc.   1992        --      8,405(5)       76
 Ernest J. Draganza....... Senior Vice President,     1994      1992         20(6)       31
                            Chief Financial Officer
                            and Acting Chief
                            Executive
                            Officer--Formerly
                            Senior Bank Examiner
                            with FDIC                 1996(1)
 Vincent J. Tassone, Jr. . Vice President of
                            Operations--Formerly
                            Assistant Vice
                            President of Dollar
                            Bank                      1994      1993         --          44

--------
(1) Mr. Draganza has served as Acting Chief Executive Officer of Peoples since September 18, 1996 following the suspension and subsequent termination of the former Chief Executive Officer.

(2) Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he has any economic interest in the shares.

(3) The amount shown includes 5,964 shares owned by Russell P. Miller and/or Margaret Jane Miller, Trustees, for which Mr. Miller and his wife serve as trustees.

(4) The amount shown includes 1,140 shares held jointly by Mrs. Grant with her deceased husband, son or daughters.

(5) The amount shown includes 1,520 shares held by Mr. Garlow's wife.

(6) The amount shown is owned jointly by Mr. Draganza and his wife.

REMUNERATION OF DIRECTORS AND OFFICERS

  Generally, in 1995, the Peoples Board met twice a month. Each director received $600 for each Peoples Board meeting that he or she attended. In addition, each director received $150 for each executive committee meeting of Peoples that he or she attended. In 1995, directors received $145,550 in the aggregate for attendance at Peoples Board meetings and committee meetings. During the first nine months of 1996, directors received $113,700 in the aggregate for attendance at Peoples Board and committee meetings. All of the current directors attended at least eighty percent (80%) of the meetings of Peoples Board in 1995.

  The following table sets forth certain summary information concerning compensation paid or accrued by Peoples on behalf of Peoples Acting Chief Executive Officer and former Chief Executive Officer. The annual salary and bonus of Peoples other four most highly compensated officers did not exceed $100,000 during the last three fiscal years.

COMPENSATION TABLE

                                                ANNUAL COMPENSATION
                                  -----------------------------------------------
                                                   OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY   BONUS  COMPENSATION(3) COMPENSATION(4)
---------------------------  ---- ------- ------- --------------- ---------------
Ernest J. Draganza, Senior   1996 $70,672 $20,000     $6,461          $1,906
 Vice President,
 Chief Financial Officer &
 Acting
 Chief Executive Officer
 (1)
David W. London, Executive   1996  91,763      --      5,741           1,822
 Vice President
 and Chief Executive         1995 120,136      --     10,229           5,521
 Officer (2)
                             1994 109,197      --      9,690           6,548

--------
(1) Mr. Draganza has served as Acting Chief Executive Officer since September 18, 1996.

(2) Mr. London served as Executive Vice President and Chief Executive Officer until September 18, 1996.

(3) Other Annual Compensation includes health, dental, vision and life and disability insurance benefits and use of a Peoples' automobile.

(4) All Other Compensation includes contributions to a Section 401(k) employee savings and investment plan.

BENEFICIAL OWNERSHIP BY OFFICERS AND DIRECTORS

  The following table sets forth as of December 31, 1996, the amount and percentage of Peoples Common Stock beneficially owned by each director and all officers and directors of Peoples as a group.

                                                         AMOUNT AND
                                                         NATURE OF
                                                         BENEFICIAL  PERCENT OF
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                  OWNERSHIP     CLASS
---------------------------------------                  ----------  ----------
Kathy L. Anderson, Director.............................      451        .39%
William E. Anderson, Director...........................   15,730(1)   13.60%
Earl W. Garlow, Director & Secretary....................    8,405(2)    7.27%
Ruth M. Grant, Director & Vice President................    3,912(3)    3.38%
Frank W. Jones, Director................................      326(4)     .28%
Russell P. Miller, Director & President.................    6,064(5)    5.24%
Donald R. O'Block, Director.............................      598(6)     .52%
Myles D. Sampson, Director..............................      100        .09%
Ernest J. Draganza, Senior Vice President, Chief
 Financial Officer
 and Acting Chief Executive Officer.....................       20(7)     .02%
David W. London, Former Executive Vice President and
 Chief Executive Officer................................      235(8)    2.03%
All Directors and Officers as a Group (10 Persons)......   35,841(9)   30.99%

--------
(1) The amount shown includes 15,510 shares of Peoples Common Stock held by Mr. Anderson with his wife.

(2) The amount shown includes 1,520 shares of People Common Stock held by Mr. Garlow's wife.

(3) The amount shown includes 1,140 shares of Peoples Common Stock held jointly by Mrs. Grant with her deceased husband, son or daughters.

(4) The amount shown includes 201 shares of People Common Stock held jointly by Mr. Jones with his wife.

(5) The amount shown includes 5,964 shares owned by Russell P. Miller and/or Margaret Jane Miller, Trustees, for which Mr. Miller and his wife serve as trustees.

(6) The amount shown includes 473 shares of People Common Stock owned jointly by Mr. O'Block with his wife.

(7) The amount shown is owned jointly by Mr. Draganza and his wife.

(8) The amount shown includes 142 shares of Peoples Common Stock held jointly by Mr. London and his wife.

(9) The amount shown includes 235 shares of Peoples Common Stock beneficially owned by Mr. London, who served as Executive Vice President and Chief Executive Officer until September 18, 1996.

RETIREMENT PLANS

  Peoples sponsors a trusteed, non-contributory defined benefit pension plan covering substantially all employees and officers of Peoples. The plan calls for benefits to be paid to eligible employees at retirement based primarily on years of service and compensation rates near retirement. Contributions are intended to provide for benefits attributed to employee service to date and for those benefits expected to be earned in the future. As of December 31, 1996, the present value of the vested accrued benefits for Messrs. Draganza and London were $14,975 and $129,453, respectively.

  Peoples also maintains a section 401(k) employee savings and investment plan covering substantially all employees and officers of Peoples. Peoples' contributions to the plan are based on 50% matching of voluntary contributions of up to 4% of individual compensation. Additionally, Peoples may contribute a discretionary amount each year. Employee contributions are vested at all times and Peoples' contributions are fully vested after seven years.

CERTAIN TRANSACTIONS

  There have been no material (i.e., exceeding $60,000 in value) transactions, proposed or consummated, between Peoples and any current director or executive officer of Peoples, or any associate of the foregoing persons. Peoples has had and intends to continue to have banking and financial transactions in the ordinary course of business with directors and officers of Peoples and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of Peoples. Total loans outstanding from Peoples at September 30, 1996, to Peoples current officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 5% or more was $10,211,286 or 20.83% of Peoples total equity capital accounts. Such loans do not involve more than the normal risk of collectibility nor do they present other unfavorable features.

  For a description of certain fraudulent transactions involving Peoples former Chief Executive Officer and former Chief Operating Officer, see "-- Legal Proceedings."

PRINCIPAL OWNERS OF PEOPLES VOTING SECURITIES

  The following table sets forth, as of December 31, 1996, the name and address of each person who owns of record or who is known by the Peoples Board to be the beneficial owner of five percent (5%) or more of the outstanding Peoples Common Stock, the number of shares beneficially owned by such person and the percentage of the outstanding Peoples Common Stock so owned.

                                                                 PERCENT OF
                                                   SHARES       OUTSTANDING
                                                BENEFICIALLY    COMMON STOCK
NAME AND ADDRESS                                 OWNED (4)   BENEFICIALLY OWNED
----------------                                ------------ ------------------
William E. Anderson............................    15,730          13.6%
121 McCurdy Dr.
Pittsburgh, PA 15235 (1)

Earl W. Garlow.................................     8,405           7.3%
P.O. Box 14324
Pittsburgh, PA 15239(2)

Russell P. Miller..............................     6,064           5.2%
1243 Murry Chase Lane
Murrysville, PA 15668(3)

Anthony E. O'Block.............................    16,056          13.9%
7890 Saltsburg Rd.
Pittsburgh, PA 15239

--------
(1) The amount shown includes 15,510 shares of Peoples Common Stock held by Mr. Anderson with his wife.

(2) The amount shown includes 1,520 shares of Peoples Common Stock held by Mr. Garlow's wife.

(3) The amount shown includes 5,964 shares of Peoples Common Stock owned by Russell P. Miller and/or Margaret Jane Miller, Trustees, for which Mr. Miller and his wife serve as trustees.

(4) Based on Peoples' stock transfer ledger and information furnished by the respective individuals. Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                    EXPERTS

  The consolidated financial statements of S&T incorporated by reference in S&T's Annual Report (Form 10K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The balance sheet of Peoples as of December 31, 1995 and 1994 and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, have been included in this Proxy Statement/Prospectus in reliance on the report of S.R. Snodgrass, A.C., independent auditors, given on the authority of that firm as experts in accounting and auditing.

  Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL OPINION

  A legal opinion to the effect that the issuance of the shares of S&T Common Stock offered hereby, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Arnold & Porter, special counsel to S&T.

            INDEX TO FINANCIAL INFORMATION OF PEOPLES BANK OF UNITY

                                                                            PAGE
                                                                            ----
INTERIM UNAUDITED FINANCIAL STATEMENTS:
Balance Sheet as of September 30, 1996 and December 31, 1995..............  F-2
Statement of Income for the three-month and nine-month periods ended
 September 30, 1996 and September 30, 1995................................  F-3
Statement of Cash Flows for the nine months ended
 September 30, 1996 and September 30, 1995................................  F-4
Notes to Financial Statements as of and for the nine months ended
 September 30, 1996 and September 30, 1995................................  F-5
AUDITED FINANCIAL STATEMENTS:
Report of Independent Auditors............................................  F-6
Balance Sheet as of December 31, 1995 and December 31, 1994...............  F-7
Statement of Income for the years ended December 31, 1995, December 31,
 1994
 and December 31, 1993....................................................  F-8
Statement of Changes in Stockholders' Equity for the years ended December
 31, 1995,
 December 31, 1994 and December 31, 1993..................................  F-9
Statement of Cash Flows for the years ended December 31, 1995, December
 31, 1994
 and December 31, 1993....................................................  F-10
Notes to Financial Statements as of and for the years ended December 31,
 1995,
 December 31, 1994 and December 31, 1993..................................  F-11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................  F-23

                             PEOPLES BANK OF UNITY

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1996          1995
                                                     ------------- ------------
                                                           (IN THOUSANDS)
ASSETS
Cash and due from banks.............................   $  8,902      $  6,625
Federal funds sold..................................        325         7,340
Securities available for sale.......................    101,180       117,513
Investment securities (approximate market value of
 $23,049 and $24,878)...............................     22,802        24,383
Loans...............................................    148,856       126,563
 Allowance for loan losses..........................      1,585         1,127
                                                       --------      --------
  Net loans.........................................    147,271       125,436
Premises and equipment..............................      4,232         4,481
Accrued interest receivable.........................      2,469         2,764
Other assets........................................        443           484
                                                       --------      --------
  TOTAL ASSETS......................................   $287,624      $289,026
                                                       ========      ========
LIABILITIES
Deposits:
 Noninterest-bearing................................   $ 43,410      $ 39,711
 Interest-bearing...................................    193,338       197,211
                                                       --------      --------
  Total deposits....................................    236,748       236,922
Commitment to purchase investment securities........         --         2,011
Obligation under capital lease......................        303           520
Accrued interest payable............................      1,239         1,083
Other liabilities...................................        303         1,383
                                                       --------      --------
  TOTAL LIABILITIES.................................    238,593       241,919
                                                       --------      --------
STOCKHOLDERS' EQUITY
Common stock, par value $10; 115,660 shares
 authorized, issued and outstanding.................      1,157         1,157
Additional paid in capital..........................     13,544        13,544
Retained earnings...................................     32,911        29,596
Net unrealized gain on securities...................      1,419         2,810
                                                       --------      --------
  TOTAL STOCKHOLDERS' EQUITY........................     49,031        47,107
                                                       --------      --------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......   $287,624      $289,026
                                                       ========      ========

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                              STATEMENT OF INCOME
                                  (UNAUDITED)

                                          THREE MONTHS ENDED   NINE MONTHS ENDED
                                             SEPTEMBER 30,       SEPTEMBER 30,
                                          -------------------  -----------------
                                              1996      1995     1996     1995
                                          --------- ---------  -------- --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
 INTEREST INCOME
  Loans, including fees.................  $   3,135 $   2,633  $  9,011 $  7,430
  Federal funds sold....................         34       153       152      281
  Investment securities:
   Taxable..............................      1,847     2,039     5,581    6,253
   Tax exempt...........................        297       319       910    1,007
                                          --------- ---------  -------- --------
    Total interest income...............      5,313     5,144    15,654   14,971
                                          --------- ---------  -------- --------
 INTEREST EXPENSE
  Deposits..............................      1,763     1,912     5,233    5,727
  Obligation under capital lease........         11        20        41       70
                                          --------- ---------  -------- --------
    Total interest expense..............      1,774     1,932     5,274    5,797
                                          --------- ---------  -------- --------
 NET INTEREST INCOME....................      3,539     3,212    10,380    9,174
 Provision for loan losses..............        400        70       625      340
                                          --------- ---------  -------- --------
 NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES...........................      3,139     3,142     9,755    8,834
                                          --------- ---------  -------- --------
 NONINTEREST INCOME
  Service charges on deposit accounts...        109       109       312      286
  Security gains (losses), net..........         20        --        53      (18)
  Other.................................         97        60       268      189
                                          --------- ---------  -------- --------
    Total noninterest income............        226       169       633      457
                                          --------- ---------  -------- --------
 NONINTEREST EXPENSE
  Salaries and employee benefits........        695       690     2,198    2,159
  Occupancy, net........................        127       117       416      366
  Furniture and equipment...............        172       215       515      539
  Data processing.......................        138       124       293      333
  FDIC assessment.......................          1       (77)        2      192
  Loss from fraudulent transactions.....         --       150        --      190
  Other.................................        443       359     1,315    1,092
                                          --------- ---------  -------- --------
    Total other expense.................      1,576     1,578     4,739    4,871
                                          --------- ---------  -------- --------
 INCOME BEFORE INCOME TAXES.............      1,789     1,733     5,649    4,420
 Income taxes...........................        511       508     1,640    1,211
                                          --------- ---------  -------- --------
 NET INCOME.............................  $   1,278 $   1,225  $  4,009 $  3,209
                                          ========= =========  ======== ========
 EARNINGS PER SHARE.....................  $   11.05 $   10.59  $  34.66 $  27.75
 AVERAGE SHARES OUTSTANDING.............    115,660   115,660   115,660  115,660

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                             (IN THOUSANDS)
OPERATING ACTIVITIES
 Net income................................................ $  4,009  $  3,209
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Provision for loan losses................................      625       340
  Depreciation, amortization, and accretion, net...........      403       549
  Security (gains) losses, net.............................      (53)       18
  Loss from fraudulent transactions........................       --       190
  Decrease in accrued interest receivable..................      288        37
  Increase in accrued interest payable.....................      155       582
  Other, net...............................................     (320)     (324)
                                                            --------  --------
    Net cash provided by operating activities..............    5,107     4,601
                                                            --------  --------
INVESTING ACTIVITIES
 Net decrease in federal funds sold........................    7,015     5,935
 Securities available for sale:
  Proceeds from sales of securities........................   31,765    27,743
  Proceeds from maturities and repayments of securities....    9,328     3,885
  Purchases of securities..................................  (28,842)  (27,106)
 Investment securities:
  Proceeds from maturities and repayments of securities....    3,037     7,209
  Purchases of securities..................................   (1,459)   (1,385)
 Net increase in loans.....................................  (22,355)  (17,146)
 Purchases of premises and equipment.......................     (234)      (56)
                                                            --------  --------
    Net cash used for investing activities.................   (1,745)     (921)
                                                            --------  --------
FINANCING ACTIVITIES
 Net decrease in deposits..................................     (173)   (5,256)
 Decrease in obligation under capital lease................     (218)     (196)
 Cash dividends............................................     (694)     (428)
                                                            --------  --------
    Net cash used for financing activities.................   (1,085)   (5,880)
                                                            --------  --------
    Increase (decrease) in cash and cash equivalents.......    2,277    (2,200)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.............    6,625     7,664
                                                            --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR................... $  8,902  $  5,464
                                                            ========  ========

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                         NOTES TO FINANCIAL STATEMENTS
                                (IN THOUSANDS)
                                  (UNAUDITED)

1. GENERAL

  The accounting and reporting policies of Peoples Bank of Unity (the "Bank") conform to generally accepted accounting principles and to general practice within the banking industry. In the opinion of management, the accompanying financial statements of the Bank contain all adjustments, principally consisting of only normal and recurring adjustments, necessary for the fair presentation of the Bank's financial position, results of operations, and cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

2. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                    NINE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
Cash paid during the period for:
 Interest......................................................... $5,118 $5,797
 Income taxes.....................................................  1,889    744

  During the first quarter of 1995, the Bank transferred its entire U. S. Treasury securities portfolio from held to maturity to available for sale for purposes of restructuring the mix of the portfolio. At the time of transfer these securities had an amortized cost of $99,137 and an estimated market value of $98,262. The resulting net of tax effect of the transfer to the Bank's equity was a reduction of $578.

3. SUBSEQUENT EVENTS

 Loss From Fraudulent Transactions

  In September of 1996, it was discovered that a now former executive officer of the Bank had executed a series of fraudulent transactions which resulted in a loss of $405. These transactions consisted primarily of granting loans to individuals where the proceeds were ultimately received by the executive officer. These loans are reflected as a charge to operations in the 1995 statement of income (of which $190 related to the nine months ended September 30, 1995). The Bank is actively pursuing recovery.

 Agreement and Plan of Merger

  On November 25, 1996, the Bank entered into an Agreement and Plan of Merger ("Plan of Merger"), whereby the Bank would be merged into S&T Bank, a Pennsylvania banking institution headquartered in Indiana, Pennsylvania. Under the terms of the Plan of Merger, each shareholder of the Bank will receive
26.25 shares of S&T Bancorp, Inc. (the parent holding company of S&T Bank) stock in exchange for each share of the Bank's stock, subject to the terms, conditions, and limitations set forth in the Plan of Merger.

  Completion of the merger is subject to the signing of the Plan of Merger by both parties and approval by various regulatory agencies and the stockholders of the Bank and S&T Bancorp, Inc.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders Peoples Bank of Unity

  We have audited the accompanying balance sheet of Peoples Bank of Unity as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bank of Unity as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As explained in the notes to the financial statements, effective January 1, 1995, the Bank changed its method of accounting for the impairment of loans and related allowance for loan losses, and effective January 1, 1994, changed its method of accounting for investment securities.

/s/ S.R. Snodgrass, A.C.

Wexford, PA
November 8, 1996
 except for the second paragraph
 of Note 15 as to which the
 date is November 25, 1996

                             PEOPLES BANK OF UNITY

                                 BALANCE SHEET

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1995       1994
                                                          (RESTATED) (RESTATED)
                                                          ---------- ----------
                                                             (IN THOUSANDS)
ASSETS
Cash and due from banks..................................  $  6,625   $  7,664
Federal funds sold.......................................     7,340      8,125
Securities available for sale............................   117,513      8,677
Investment securities (approximate market value of
 $24,878 and $147,713)...................................    24,383    152,074
Loans....................................................   126,563    101,926
 Allowance for loan losses...............................     1,127        838
                                                           --------   --------
  Net loans..............................................   125,436    101,088
Premises and equipment...................................     4,481      4,957
Accrued interest receivable..............................     2,764      3,237
Other assets.............................................       484        693
                                                           --------   --------
  TOTAL ASSETS...........................................  $289,026   $286,515
                                                           ========   ========
LIABILITIES
Deposits:
 Noninterest-bearing.....................................  $ 39,711   $ 36,779
 Interest-bearing........................................   197,211    202,552
                                                           --------   --------
  Total deposits.........................................   236,922    239,331
Commitment to purchase investment securities.............     2,011      3,940
Obligation under capital lease...........................       520        784
Accrued interest payable.................................     1,083        769
Other liabilities........................................     1,383        442
                                                           --------   --------
  TOTAL LIABILITIES......................................   241,919    245,266
                                                           --------   --------
STOCKHOLDERS' EQUITY
Common stock, par value $10; 115,660 shares authorized,
 issued and outstanding..................................     1,157      1,157
Additional paid in capital...............................    13,544     13,544
Retained earnings........................................    29,596     26,114
Net unrealized gain on securities........................     2,810        434
                                                           --------   --------
  TOTAL STOCKHOLDERS' EQUITY.............................    47,107     41,249
                                                           --------   --------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............  $289,026   $286,515
                                                           ========   ========

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                              STATEMENT OF INCOME

                                                     YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                     1995       1994
                                                  (RESTATED) (RESTATED)  1993
                                                  ---------- ---------- -------
                                                    (IN THOUSANDS, EXCEPT PER
                                                           SHARE DATA)
INTEREST INCOME
 Loans, including fees...........................  $10,073    $ 8,781   $ 8,697
 Federal funds sold..............................      356        218       279
 Investment securities:
  Taxable........................................    8,256      9,351     9,546
  Tax exempt.....................................    1,318      1,555     1,702
                                                   -------    -------   -------
   Total interest income.........................   20,003     19,905    20,224
                                                   -------    -------   -------
INTEREST EXPENSE
 Deposits........................................    7,591      7,269     7,479
 Obligation under capital lease..................       88         28        --
                                                   -------    -------   -------
   Total interest expense........................    7,679      7,297     7,479
                                                   -------    -------   -------
NET INTEREST INCOME..............................   12,324     12,608    12,745
Provision for loan losses........................      420        100        65
                                                   -------    -------   -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES..........................................   11,904     12,508    12,680
                                                   -------    -------   -------
NONINTEREST INCOME
 Service charges on deposit accounts.............      397        377       341
 Security gains (losses), net....................      121         (3)       --
 Other...........................................      320        323       224
                                                   -------    -------   -------
   Total noninterest income......................      838        697       565
                                                   -------    -------   -------
NONINTEREST EXPENSE
 Salaries and employee benefits..................    3,085      3,379     2,963
 Occupancy, net..................................      479        518       544
 Furniture and equipment.........................      708        513       457
 Data processing.................................      409        720       671
 FDIC assessment.................................      279        559       515
 Loss from fraudulent transactions...............      405         --        --
 Other...........................................    1,388      1,395     1,211
                                                   -------    -------   -------
   Total other expense...........................    6,753      7,084     6,361
                                                   -------    -------   -------
INCOME BEFORE INCOME TAXES.......................    5,989      6,121     6,884
Income taxes.....................................    1,616      1,593     1,813
                                                   -------    -------   -------
NET INCOME.......................................  $ 4,373    $ 4,528   $ 5,071
                                                   =======    =======   =======
EARNINGS PER SHARE...............................  $ 37.81    $ 39.15   $ 43.84
AVERAGE SHARES OUTSTANDING.......................  115,660    115,660   115,660

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                               NET
                                       ADDITIONAL           UNREALIZED     TOTAL
                                        PAID IN   RETAINED   GAIN ON   STOCKHOLDERS'
                          COMMON STOCK  CAPITAL   EARNINGS  SECURITIES    EQUITY
                          ------------ ---------- --------  ---------- -------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance, December 31,
 1992...................     $1,157     $13,544   $17,996     $   --      $32,697
Net income..............                            5,071                   5,071
Dividends ($5.80 per
 share).................                             (671)                   (671)
                             ------     -------   -------     ------      -------
Balance, December 31,
 1993...................      1,157      13,544    22,396         --       37,097
Initial net unrealized
 gain on securities.....                                         914          914
Net income, as restated.                            4,528                   4,528
Dividends ($7.00 per
 share).................                             (810)                   (810)
Net unrealized loss on
 securities.............                                        (480)        (480)
                             ------     -------   -------     ------      -------
Balance, December 31,
 1994, as restated......      1,157      13,544    26,114        434       41,249
Net income, as restated.                            4,373                   4,373
Dividends ($7.70 per
 share).................                             (891)                   (891)
Net unrealized gain on
 securities.............                                       2,376        2,376
                             ------     -------   -------     ------      -------
Balance, December 31,
 1995, as restated......     $1,157     $13,544   $29,596     $2,810      $47,107
                             ======     =======   =======     ======      =======

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                            STATEMENT OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                    1995       1994
                                                 (RESTATED) (RESTATED)   1993
                                                 ---------- ---------- --------
                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
 Net income....................................   $  4,373   $  4,528  $  5,071
 Adjustments to reconcile net income to net
  cash
  provided by operating activities:
  Provision for loan losses....................        420        100        65
  Depreciation, amortization, and accretion,
   net.........................................        691        261        69
  Security (gains) losses, net.................       (121)         3        --
  Loss from fraudulent transactions............        405         --        --
  Decrease in accrued interest receivable......        471        295       174
  Increase (decrease) in accrued interest
   payable.....................................        314       (399)      511
  Other, net...................................         62       (193)       52
                                                  --------   --------  --------
    Net cash provided by operating activities..      6,615      4,595     5,942
                                                  --------   --------  --------
INVESTING ACTIVITIES
 Net (increase) decrease in federal funds sold.        785      3,810   (11,935)
 Securities available for sale:
  Proceeds from the sale of securities.........     48,411      9,887        --
  Proceeds from maturities and repayments of
   securities..................................      1,060     10,700        --
  Purchases of securities......................    (38,547)    (8,529)       --
 Investment securities:
  Proceeds from maturities and repayments of
   securities..................................     10,530     10,545    19,145
  Purchases of securities......................       (995)    (7,837)  (28,075)
 Net increase in loans.........................    (25,315)    (7,587)  (13,495)
 Purchases of premises and equipment...........       (127)    (1,213)     (176)
 Other, net....................................        108         60        65
                                                  --------   --------  --------
    Net cash provided by (used for) investing
     activities................................     (4,090)     9,836   (34,471)
                                                  --------   --------  --------
FINANCING ACTIVITIES
 Net increase (decrease) in deposits...........     (2,409)   (15,431)   28,513
 Increase (decrease) in obligation under
  capital lease................................       (264)       784        --
 Cash dividends................................       (891)      (810)     (671)
                                                  --------   --------  --------
    Net cash provided by (used for) financing
     activities................................     (3,564)   (15,457)   27,842
                                                  --------   --------  --------
    Decrease in cash and cash equivalents......     (1,039)    (1,026)     (687)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.      7,664      8,690     9,377
                                                  --------   --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.......   $  6,625   $  7,664  $  8,690
                                                  ========   ========  ========

              See accompanying notes to the financial statements.

                             PEOPLES BANK OF UNITY

                         NOTES TO FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies of Peoples Bank of Unity (the "Bank") conform with generally accepted accounting principles and with general practice within the banking industry.

  A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

 Nature of Operations and Basis of Presentation

  Peoples Bank of Unity is a state chartered bank located in Pittsburgh, Pennsylvania. The Bank's principal sources of revenue emanate from its portfolio of residential real estate, commercial mortgage, commercial and consumer loans, as well as, interest on investment securities and a variety of deposit services provided to its customers through six locations. The Bank is supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

  The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

 Investment Securities

  Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". In adopting Statement 115, the Bank classified investment securities into two categories: Held to Maturity and Available for Sale.

  Debt securities acquired with the intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a method which approximates the effective interest method. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

 Loans

  Interest income on all loans is recognized as income on the accrual method. Accrual of interest is discontinued, when in the opinion of management, collection is doubtful, and any previously accrued interest is reversed against current income.

  Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual life of the related loans.

 Allowance for Loan Losses

  Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard,

                             PEOPLES BANK OF UNITY
the Bank estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on the Bank's financial position or results of operations.

  Management has determined that first mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogenous loans and are to be collectively evaluated. Accordingly, such loans are outside the scope of Statements 114 and 118.

  An insignificant delay, which is defined as 90 days or less by the Bank, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if the Bank expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management.

  Impaired loans, or portions thereof, are charged-off when it is determined that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses.

  Cash receipts on impaired loans are applied first to accrued interest receivable, unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

  The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses are particularly susceptible to significant change in the near term.

 Premises and Equipment

  Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

 Real Estate Owned

  Real estate owned, which is acquired in settlement of foreclosed loans, is carried as a component of other assets at the lower of cost or fair value minus estimated cost to sell. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations. Any subsequent write downs, and gains or losses on property dispositions, are charged to other income and expense.

                             PEOPLES BANK OF UNITY

 Retirement Plans

  Pension expense for the Bank's defined benefit plan is actuarially determined. The funding policy for the plan is to contribute amounts to the plan sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974, plus such additional amounts as may be appropriate, subject to federal income tax limitations.

  Expense for the Bank's defined contribution plan is determined based on matching of employee voluntary contributions.

 Income Taxes

  Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

 Cash Flow Information

  The Bank has defined cash and cash equivalents as those amounts included in the balance sheet caption cash and due from banks. For the years ended December 31, 1995, 1994, and 1993, cash paid for interest was $7,365, $7,696 and $6,968, respectively. Cash paid for income taxes was $1,299 in 1995, $1,851 in 1994, and $1,932 in 1993.

  Significant non-cash activity included commitments to purchase investment securities of $2,011 at December 31, 1995 and $3,940 at December 31, 1994. These commitments resulted from unsettled trades existing at each of the respective balance sheet dates.

 Earnings Per Share

  Earnings per share for the years ended December 31, 1995, 1994, and 1993 have been calculated based upon the weighted average number of issued and outstanding common shares.

 Recent Accounting Pronouncement

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets", is effective for fiscal years beginning after December 15, 1995. Statement 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Impairment would be considered when the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. Management does not anticipate that implementation of this Statement will have a material effect on the Bank's financial position or results of operations.

2. RESTATEMENT

  The accompanying financial statements for 1995 and 1994 have been restated to reflect a change in the allowance for loan losses and related provision for loan losses, as a result of management's re-evaluation of the methodology for assessing its adequacy. In addition, the financial statements for 1995 have been restated for the discovery of certain fraudulent loans as further discussed in Note 15.

                             PEOPLES BANK OF UNITY

  The effect of the restatements were to increase (decrease) net income as follows:

                                                                  1995    1994
                                                                 ------  ------
Provision for loan losses....................................... $ (270)  $(100)
Loss from fraudulent transactions...............................   (405)     --
Income taxes....................................................    230      34
                                                                 ------  ------
  Total......................................................... $ (445)  $ (66)
                                                                 ======  ======
Earnings per share.............................................. $(3.85) $ (.57)

3. COMMON STOCK SPLIT

  On May 9, 1995, the shareholders approved a five for one stock split to shareholders of record as of that same date, thereby increasing the number of issued and outstanding shares to 115,660, and decreasing the par value of each share to $10. All references to the number of common shares and per share amounts for 1994 and 1993 have been restated to reflect the stock split.

4. INVESTMENT SECURITIES

  Upon the adoption of Statement 115, the Bank initially transferred from the investment securities portfolio to the available for sale classification investment securities with an amortized cost of $20,141 and an estimated market value of $21,525. The net appreciation of these securities at adoption was recorded, net of federal income taxes, to an unrealized securities gain
(loss) account which is a component of stockholders' equity.

  During 1995, the Bank reclassified all of its investments securities except obligations of states and political subdivisions from the held to maturity classification to the available for sale classification with an amortized cost of $114,226 and an estimated market value of $113,542.

  The amortized cost and estimated market values of investment securities are as follows:

                                                          1995
                                        -----------------------------------------
                                                    GROSS      GROSS    ESTIMATED
                                        AMORTIZED UNREALIZED UNREALIZED  MARKET
                                          COST      GAINS      LOSSES     VALUE
                                        --------- ---------- ---------- ---------
 AVAILABLE FOR SALE
 U.S. Treasury securities.............. $ 52,301    $2,264     $  --    $ 54,565
 U.S. Government agency securities.....    1,008        --       (11)        997
 Mortgage-backed securities............   38,321       557       (35)     38,843
 Corporate securities..................   21,324       306      (172)     21,458
                                        --------    ------     -----    --------
   Total debt securities...............  112,954     3,127      (218)    115,863
 Equity securities.....................      282     1,368        --       1,650
                                        --------    ------     -----    --------
    Total.............................. $113,236    $4,495     $(218)   $117,513
                                        ========    ======     =====    ========

                                                        1995
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED  MARKET
                                        COST      GAINS     LOSSES      VALUE
                                      --------- ---------- ---------- ---------
HELD TO MATURITY
Obligations of states and political
 subdivisions........................  $24,383     $551       $(56)    $24,878
                                       =======     ====       ====     =======

                             PEOPLES BANK OF UNITY

                                                        1994
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED  MARKET
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
AVAILABLE FOR SALE
U.S. Treasury securities............. $  2,255   $      1   $   (47)  $  2,209
Corporate securities.................    5,483         --       (90)     5,393
                                      --------   --------   -------   --------
  Total debt securities..............    7,738          1      (137)     7,602
Equity securities....................      282        793        --      1,075
                                      --------   --------   -------   --------
  Total.............................. $  8,020   $    794   $  (137)  $  8,677
                                      ========   ========   =======   ========
                                                        1994
                                      -----------------------------------------
                                                  GROSS      GROSS    ESTIMATED
                                      AMORTIZED UNREALIZED UNREALIZED  MARKET
                                        COST      GAINS      LOSSES     VALUE
                                      --------- ---------- ---------- ---------
HELD TO MATURITY
U.S. Treasury securities............. $ 99,197   $     59   $(3,305)  $ 95,951
U.S. Government agency securities....    1,010         --       (93)       917
Mortgage-backed securities...........    3,932         --        --      3,932
Obligations of states and political
 subdivisions........................   27,493        207      (583)    27,117
Corporate securities.................   20,442         49      (695)    19,796
                                      --------   --------   -------   --------
  Total.............................. $152,074   $    315   $(4,676)  $147,713
                                      ========   ========   =======   ========

  The amortized cost and estimated market value of debt securities at December
31, 1995, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       AVAILABLE FOR SALE    HELD TO MATURITY
                                      -------------------- --------------------
                                                ESTIMATED             ESTIMATED
                                      AMORTIZED   MARKET   AMORTIZED   MARKET
                                        COST      VALUE       COST      VALUE
                                      --------- ---------- ---------- ---------
Due in one year or less.............. $ 10,018   $ 10,115   $ 3,440   $  3,462
Due after one year through five
 years...............................   54,900     56,792    18,547     18,860
Due after five years through ten
 years...............................    9,715     10,113     1,996      2,121
Due after ten years..................       --         --       400        435
                                      --------   --------   -------   --------
                                        74,633     77,020    24,383     24,878
Mortgage-backed securities...........   38,321     38,843        --         --
                                      --------   --------   -------   --------
 Total............................... $112,954   $115,863   $24,383   $ 24,878
                                      ========   ========   =======   ========

  Investment securities with a carrying value of $14,610 and $11,583 at December 31, 1995 and 1994, respectively, were pledged to secure deposits and other purposes as required by law.

  Proceeds from the sales of investment securities available for sale were $48,411 and $9,887 in 1995 and 1994, respectively. Gross gains resulting from these sales were $320 and $8 in 1995 and 1994, respectively. Gross losses were $207 in 1995 and $71 in 1994.

                             PEOPLES BANK OF UNITY

  Proceeds from the exercising of call features of investment securities held to maturity were $2,554 and $2,160 in 1995 and 1994, respectively. Gains resulting from these calls were $8 and $60 in 1995 and 1994, respectively.

5. LOANS

  Major classifications of loans are summarized as follows:

                                                                1995     1994
                                                              -------- --------
Real estate--construction.................................... $  6,479 $  2,946
Real estate--mortgages:
  Residential................................................   83,437   67,854
  Commercial.................................................   17,320   11,959
Commercial--industrial and agricultural......................    8,075    8,834
Consumer.....................................................   11,252   10,333
                                                              -------- --------
                                                               126,563  101,926
Less allowance for loan losses...............................    1,127      838
                                                              -------- --------
  Net loans.................................................. $125,436 $101,088
                                                              ======== ========

  In the normal course of business, loans are extended to executive officers, directors, and their associates. In management's opinion, all of these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. A summary of loan activity for those executive officers, directors, and their associates with aggregate loan balances in excess of $60 for the year ended December 31, 1995, is as follows:

             DECEMBER 31,                             AMOUNTS            DECEMBER 31,
                 1994            ADDITIONS           COLLECTED               1995
             ------------        ---------           ---------           ------------
                 $748              $743                $495                  $996

  Commitments to extend credit to executive officers, directors, and their associates was $1,232 at December 31, 1995.

  The Bank's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. The Bank also selectively funds residential loans originated outside of its trade area provided such loans meet the Bank's credit policy guidelines. Although the Bank has a diversified loan portfolio, at December 31, 1995 and 1994, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

6. ALLOWANCE FOR LOAN LOSSES

  Changes in the allowance for loan losses for the years ended December 31, 1995, 1994, and 1993, are as follows:

                                                                1995  1994 1993
                                                               ------ ---- ----
Balance, January 1............................................ $  838 $762 $757
Add:
 Provisions charged to operations.............................    420  100   65
 Recoveries...................................................     19   36   42
Less loans charged off........................................    150   60  102
                                                               ------ ---- ----
Balance, December 31.......................................... $1,127 $838 $762
                                                               ====== ==== ====

                             PEOPLES BANK OF UNITY

7. PREMISES AND EQUIPMENT

  Major classifications of premises and equipment are summarized as follows:

                                                                   1995   1994
                                                                  ------ ------
Land............................................................. $  377 $  377
Buildings and leasehold improvements.............................  3,909  3,829
Furniture, fixtures, and equipment...............................  4,542  4,494
                                                                  ------ ------
                                                                   8,828  8,700
Less accumulated depreciation and amortization...................  4,347  3,743
                                                                  ------ ------
  Total.......................................................... $4,481 $4,957
                                                                  ====== ======

  Depreciation and amortization expense amounted to $604 in 1995, $473 in 1994, and $435 in 1993.

8. DEPOSITS

  The following table indicates the composition of deposits at December 31:

                                                                1995     1994
                                                              -------- --------
Noninterest-bearing demand................................... $ 39,711 $ 36,779
Interest-bearing demand......................................   20,566   19,402
Money market.................................................   14,315   19,506
Savings......................................................   85,672  107,964
Time deposits................................................   76,658   55,680
                                                              -------- --------
  Total...................................................... $236,922 $239,331
                                                              ======== ========

  Time deposits include certificates of deposit in denominations of $100 or more. Such deposits aggregated $9,536 and $3,926 at December 31, 1995 and 1994, respectively.

  Interest expense on certificates of deposit over $100 amounted to $389 in 1995, $197 in 1994, and $225 in 1993.

9. INCOME TAXES

  The provision for income taxes consists of:

                                                             1995    1994   1993
                                                           ------  ------ ------
Currently payable......................................... $1,736  $1,564 $1,799
Deferred..................................................   (120)     29     14
                                                           ------  ------ ------
  Total................................................... $1,616  $1,593 $1,813
                                                           ======  ====== ======

  Income taxes applicable to security gains (losses) were $41 in 1995 and $(1) in 1994.

                             PEOPLES BANK OF UNITY

  The components of the net deferred tax assets (liabilities) are as follows:

                                                                  1995    1994
                                                                 -------  -----
Deferred Tax Assets:
 Allowance for loan losses...................................... $   261  $ 162
 Deferred loan origination fees, net............................     238    260
 Accrued pension costs..........................................      21     57
 Loss on fraudulent transactions................................     138     --
Other...........................................................      --      2
                                                                 -------  -----
  Total deferred tax assets.....................................     658    481
                                                                 -------  -----
Deferred Tax Liabilities:
 Premises and equipment.........................................    (189)  (132)
 Net unrealized gain on securities..............................  (1,454)  (223)
                                                                 -------  -----
  Total deferred tax liabilities................................  (1,643)  (355)
                                                                 -------  -----
   Net deferred tax assets (liabilities)........................ $  (985) $ 126
                                                                 =======  =====

  The reconciliation of the federal statutory rate and the Bank's effective income tax rate is as follows:

                                     1995            1994            1993
                                --------------- --------------- ---------------
                                         % OF            % OF            % OF
                                        PRE-TAX         PRE-TAX         PRE-TAX
                                AMOUNT  INCOME  AMOUNT  INCOME  AMOUNT  INCOME
                                ------  ------- ------  ------- ------  -------
Provision at statutory rate.... $2,036   34.0%  $2,081   34.0%  $2,341   34.0%
Effect of tax free income......   (479)  (8.0)    (541)  (8.8)    (595)  (8.6)
Non-deductible interest
 expense.......................     50     .8       49     .8       54     .8
Other, net.....................      9     .2        4     --       13     .1
                                ------   ----   ------   ----   ------   ----
  Actual provision and
   effective rate.............. $1,616   27.0%  $1,593   26.0%  $1,813   26.3%
                                ======   ====   ======   ====   ======   ====

10. RETIREMENT PLANS

 Defined Benefit Plan

  The Bank sponsors a trusteed, non-contributory defined benefit pension plan covering substantially all employees and officers of the Bank. The plan calls for benefits to be paid to eligible employees at retirement based primarily on years of service and compensation rates near retirement. Contributions are intended to provide for benefits attributed to employee service to date and for those benefits expected to be earned in the future.

  The following presents the components of the net periodic pension cost:

                                                             1995   1994   1993
                                                             -----  -----  ----
Service costs of the current period......................... $ 140  $ 133  $116
Interest cost on projected benefit obligation...............   132    116   109
Actual return on plan assets................................  (360)    31   (48)
Net amortization and deferral...............................   251   (126)  (15)
                                                             -----  -----  ----
  Total..................................................... $ 163  $ 154  $162
                                                             =====  =====  ====

                             PEOPLES BANK OF UNITY

  The actuarial present value of the accumulated benefit obligation at December 31, 1995 and 1994, was $1,099 and $907 including vested benefit obligations of $1,038 and $856, respectively. The following sets forth the funded status of the plan and the amounts recognized in the accompanying balance sheet:

                                                               1995     1994
                                                              -------  -------
Plan assets at fair value.................................... $ 2,028  $ 1,429
Actuarial present value of projected benefit obligation......  (1,984)  (1,765)
                                                              -------  -------
Funded status................................................      44     (336)
Prior service costs..........................................     286      312
Unrecognized transition amount...............................     (58)     (68)
Unrecognized net gain from past experience different from
 that assumed and
 effects of changes in assumptions...........................    (336)     (75)
                                                              -------  -------
Pension liability............................................ $   (64) $  (167)
                                                              =======  =======

  The plan assets are primarily invested in a commingled separate investment account which invests in a diversified portfolio of Connecticut Mutual Group Pension Separate Accounts primarily established to be a funding vehicle for qualified retirement plans.

  Assumptions used in determining net periodic pension cost are as follows:

                                                               1995  1994  1993
                                                               ----  ----  ----
Discount rate................................................. 7.50% 7.50% 7.50%
Expected long-term rate of return on assets................... 7.50  7.50  7.50
Rate of increase in compensation levels....................... 6.00  6.00  6.00

 Defined Contribution Plan

  The Bank maintains a section 401(k) employee savings and investment plan covering substantially all employees and officers of the Bank. The Bank's contributions to the plan are based on 50% matching of voluntary contributions of up to 4% of individual compensation. Additionally, the Bank may contribute a discretionary amount each year. Employee contributions are vested at all times and Bank contributions are fully vested after seven years. Bank contributions to the plan were $83, $110 and $111 for the years 1995, 1994, and 1993, respectively.

11. COMMITMENTS AND CONTINGENT LIABILITIES

 Commitments

  In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments which were comprised of the following:

                                                                  1995    1994
                                                                 ------- -------
Commitments to extend credit.................................... $14,395 $14,974
Standby letters of credit.......................................   3,717   1,268
                                                                 ------- -------
  Total......................................................... $18,112 $16,242
                                                                 ======= =======

                             PEOPLES BANK OF UNITY

  The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit. Standby letters of credit written are conditional commitments issued to guarantee the performance of a customer to a third party.

  The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future funding requirements.

  Minimum future lease payments under a capital lease as of December 31, 1995, are as follows:

        1996.............................................................. $344
        1997..............................................................  237
                                                                           ----
                                                                            581
        Less amounts representing interest................................  (61)
                                                                           ----
        Present value of minimum lease payments........................... $520
                                                                           ====

 Contingent Liabilities

  The Bank is involved in various legal actions from normal business activities. Management believes that the liabilities, if any, arising from these proceedings will not have a material adverse effect on the Bank's financial position, operating results, or liquidity.

12. REGULATORY MATTERS

  The Pennsylvania Banking Code restricts the availability of additional paid in capital for dividend purposes. At December 31, 1995, additional paid in capital of $13,544 was not available for dividends.

  Included in cash and due from banks are required federal reserves of $1,524 and $1,459 at December 31, 1995 and 1994, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal Reserve Bank.

13. REGULATORY CAPITAL REQUIREMENTS

  The Bank is subject to risk-based capital rules. These guidelines include a common framework for defining elements of capital and a system for relating capital to risk. The minimum risk-based capital requirement is 8%. The capital position of the Bank at December 31, 1995 was 30.58%.

                             PEOPLES BANK OF UNITY

  Additionally, the general regulatory guidelines establish a minimum ratio of leverage capital to adjusted total assets of 3% for top rated financial institutions, with less highly rated institutions or those with higher levels of risk, required to maintain ratios of 100 to 200 basis points above the minimum level. The Bank's ratio under these guidelines at December 31, 1995, was 15.56%.

14. FAIR VALUE DISCLOSURE

  The estimated fair values of the Bank's financial instruments at December 31, 1995 and 1994 are as follows:

                                                  1995              1994
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             VALUE    VALUE    VALUE    VALUE
                                            -------- -------- -------- --------
Financial assets:
 Cash and due from banks and federal funds
  sold..................................... $ 13,965 $ 13,965 $ 15,789 $ 15,789
 Investment securities available for sale..  117,513  117,513    8,677    8,677
 Investment securities.....................   24,383   24,878  152,074  147,713
 Net loans.................................  125,436  124,941  101,088   92,332
 Accrued interest receivable...............    2,764    2,764    3,237    3,237
                                            -------- -------- -------- --------
  Total.................................... $284,061 $284,061 $280,865 $267,748
                                            ======== ======== ======== ========
Financial liabilities:
 Deposits.................................. $236,922 $235,579 $239,331 $238,920
 Commitment to purchase investment
  securities...............................    2,011    2,011    3,940    3,940
 Obligation under capital lease............      520      500      784      753
 Accrued interest payable..................    1,083    1,083      769      769
                                            -------- -------- -------- --------
  Total.................................... $240,536 $239,173 $244,824 $244,382
                                            ======== ======== ======== ========

  Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

  Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

  If no readily available market exits, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

  As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

  The Bank employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

                             PEOPLES BANK OF UNITY

 Cash and Due From Banks, Federal funds sold, Accrued Interest Receivable, and Accrued Interest Payable

  The fair value is equal to the current carrying value.

 Investment Securities

  The fair value of securities held as investments is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

  The fair value of securities available for sale is equal to the current carrying value.

 Loans, Deposits, and Obligation Under Capital Lease

  The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and the obligation under capital lease are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and borrowings of similar remaining maturities.

 Commitments to Extend Credit and Standby Letters of Credit

  These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 11.

15. SUBSEQUENT EVENTS

 Loss From Fraudulent Transactions

  In September of 1996, it was discovered that a now former executive officer of the Bank had executed a series of fraudulent transactions which resulted in a loss of $405. These transactions consisted primarily of granting loans to individuals where the proceeds were ultimately received by the executive officer. These loans are reflected as a charge to operations in the 1995 statement of income. The Bank is actively pursuing recovery.

 Agreement and Plan of Merger

  On November 25, 1996, the Bank entered into an Agreement and Plan of Merger ("Plan of Merger"), whereby the Bank would be merged into S&T Bank, a Pennsylvania banking institution headquartered in Indiana, Pennsylvania. Under the terms of the Plan of Merger, each shareholder of the Bank will receive
26.25 shares of S&T Bancorp, Inc. (the parent holding company of S&T Bank) stock in exchange for each share of the Bank's stock, subject to the terms, conditions, and limitations set forth in the Plan of Merger.

 Completion of the merger is subject to the signing of the Plan of Merger by both parties and approval by various regulatory agencies and the stockholders of the Bank and S&T Bancorp, Inc.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION

  General Total assets increased $2.5 million or .9% from $286.5 million at December 31, 1994 to $289.0 million at December 31, 1995. During this period there was a $24.6 million increase in total loans which was funded by declines in investment securities of $18.9 million, cash and due from banks of $1.0 million and federal funds sold of $785,000.

  Total assets declined $1.4 million or .5% to $287.6 million during the nine months ended September 30, 1996. During this period, loans continued to increase by $22.3 million which was funded by declines in investment securities of $17.9 million and federal funds sold of $7.0 million.

  Investment Portfolio Total investment securities declined during the year by approximately $18.9 million or 11.7% from $160.8 million at December 31, 1994 to $141.9 million at December 31, 1995. This decline resulted primarily from the sale of $48.4 million of U. S. Treasury securities during the year. The proceeds from the sale of these securities were reinvested primarily into mortgage-backed securities and loan originations.

  The decline of investment securities continued during the nine months ended September 30, 1996 by approximately $17.9 million or 12.6% from $141.9 million at December 31, 1995 to $124.0 million at September 30, 1996. Management continued its efforts to restructure the investment securities portfolio and sold $31.8 million of securities, primarily U. S. Treasury securities during the nine month period. The proceeds from the sale of these securities were again reinvested primarily into loan originations and mortgage-backed securities.

  During 1995, management reclassified all of its investment securities, except obligations of states and political subdivisions, from the held to maturity classification to available for sale classification with an amortized cost of $114.2 million and an estimated market value of $113.5 million. In February 1995, management made the determination to reclassify all U. S. Treasury securities to available for sale amounting to $99.1 million of amortized cost and $98.3 million of estimated market value. In December 1995, in accordance with the Financial Accounting Standards Board Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", management reclassified all other investment securities to available for sale, with the exception of obligations of states and political subdivisions. Management has the ability and the intent to hold these securities to maturity, as they are an integral component of Peoples efforts to minimize its federal tax liability.

  Historically, Peoples has been a conservative investor, investing primarily in U. S. Treasury securities, and to a lesser extent local obligations of states and political subdivisions and corporate obligations. During 1995 and continuing through 1996, management has restructured its investment securities portfolio to include a greater investment in mortgage-backed securities. These mortgage-backed securities are all with agencies of the U. S. Government and provide for monthly repayment of interest and principal, thus providing for greater liquidity. Management determined that with the current rate of loan growth, greater liquidity in the investment portfolio was necessary.

  The following table sets forth the carrying amount of securities at the dates indicated

                                                            DECEMBER 31,
                                       SEPTEMBER 30, --------------------------
                                           1996        1995     1994     1993
                                       ------------- -------- -------- --------
                                                    (IN THOUSANDS)
AVAILABLE FOR SALE
U. S. Treasury securities.............   $ 30,009    $ 54,565 $  2,209 $     --
U. S. Government agency securities....      4,032         997
Mortgage-backed securities............     48,816      38,843
Corporate securities..................     16,121      21,458    5,393
Equity securities.....................      2,202       1,650    1,075
                                         --------    -------- -------- --------
  TOTAL...............................   $101,180    $117,513 $  8,677 $     --
                                         ========    ======== ======== ========
INVESTMENT SECURITIES
U. S. Treasury securities.............                        $ 99,197 $119,178
U. S. Government agency securities....                           1,010    2,013
Mortgage-backed securities............                           3,932
Obligations of states and political
 subdivisions.........................   $ 22,802    $ 24,383   27,493   26,598
Corporate securities..................                          20,442   22,760
Equity securities.....................                                      282
                                         --------    -------- -------- --------
  TOTAL...............................   $ 22,802    $ 24,383 $152,074 $170,831
                                         ========    ======== ======== ========

  At September 30, 1996, Peoples had no securities of any issuer for which the carrying value of such securities exceeded 10% of shareholders' equity.

  The following table sets forth the maturities of securities at September 30, 1996, and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). Tax-equivalent adjustments (using a 34% federal income tax rate) have been made in calculating yields on obligations of state and political subdivisions.

                                                         MATURING
                         ------------------------------------------------------------------------------
                            WITHIN        AFTER ONE BUT       AFTER FIVE BUT        AFTER      NO FIXED
                           ONE YEAR     WITHIN FIVE YEARS    WITHIN TEN YEARS     TEN YEARS    MATURITY
                         -------------  -----------------    ----------------   -------------  --------
                         AMOUNT  YIELD    AMOUNT    YIELD     AMOUNT    YIELD   AMOUNT  YIELD   AMOUNT
                         ------- -----  ---------- --------  --------- -------  ------- -----  --------
                                                      (IN THOUSANDS)
AVAILABLE FOR SALE
U. S. Treasury securi-
 ties................... $ 6,285 6.71%  $   19,550    7.22%  $   4,174   7.47%
U. S. Government agency
 securities.............                     4,032    7.56%
Mortgage-backed securi-
 ties...................   1,509 7.74%       5,824    7.26%      5,335   7.05%  $36,148 6.88%
Corporate securities....   5,225 7.22%       5,328    6.89%      5,568   6.97%
Equity securities.......                                                                        $2,202
                         -------        ----------           ---------          -------         ------
                         $13,019        $   34,734           $  15,077          $36,148         $2,202
                         =======        ==========           =========          =======         ======
INVESTMENT SECURITIES
Obligations of states
 and political subdivi-
 sions.................. $ 5,229 7.26%  $   15,764    7.59%  $   1,809   8.53%  $    --         $   --
                         =======        ==========           =========          =======         ======

  Loans Total loans amounted to $126.5 million at December 31, 1995 compared to $101.9 million at December 31, 1994, an increase of $24.6 million or 24.2%. Total real estate loans amounted to $107.2 million or 84.7% of total loans at December 31, 1995 comprised of: residential real estate loans of $83.4 million, commercial real estate of $17.3 million and real estate construction of $6.5.

  Peoples continues to focus its primary lending efforts in residential mortgages. In recent years there has been a very strong loan demand in residential real estate, as well as, somewhat less traditional commercial real estate and construction real estate loans. The loan growth has been spurred by new housing developments in the local market combined with strong marketing efforts of Peoples. Management believes that the conservative lending practices employed by Peoples reduce, to an acceptable level, the impact of declining values of real estate should a downturn in the local real estate market occur.

  Management intends to continue to market real estate lending in its local market, as well as, other lending products to meet the needs of its customers. Management desires to maintain a diversified loan portfolio in its local market area to support the communities it serves. Peoples has no loan concentrations to any industry or group nor does it intend to develop such relationships.

  Total loans amounted to $148.9 million at September 30, 1996, of which $131.7 million or 88.5% are secured by real estate. At September 30, 1996 real estate loans were comprised of residential real estate loans amounting to $102.3 million, commercial real estate loans of $19.5 million and real estate construction loans of $9.9 million.

  The following table shows Peoples loan distribution at the end of each reported period:


                                                     DECEMBER 31,
                         SEPTEMBER 30, -----------------------------------------
                             1996        1995     1994    1993    1992    1991
                         ------------- -------- -------- ------- ------- -------
                                             (IN THOUSANDS)
Commercial, industrial
 and agricultural.......   $  7,378    $  8,075 $  8,834 $ 6,933 $ 6,105 $ 5,742
Real estate--construc-
 tion...................      9,894       6,479    2,946   2,633     964   1,210
Real estate--mortgage...    121,778     100,757   79,813  71,769  60,637  58,750
Consumer................      9,806      11,252   10,333  13,159  13,326  13,828
                           --------    -------- -------- ------- ------- -------
  Total loans...........   $148,856    $126,563 $101,926 $94,494 $81,032 $79,530
                           ========    ======== ======== ======= ======= =======

  The following table shows the maturity of loans (excluding residential mortgages of 1-4 family residences and installment loans) outstanding as of September 30, 1996. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates.

                                           AFTER ONE
                                   WITHIN  BUT WITHIN   AFTER
                                  ONE YEAR FIVE YEARS FIVE YEARS  TOTAL
                                  -------- ---------- ---------- -------
                                                  (IN THOUSANDS)
Commercial, industrial and agri-
 cultural.......................   $1,926   $ 5,114    $   338   $ 7,378
Real estate--construction.......      677     4,355      4,862     9,894
Real estate--mortgage...........       10       583     18,888    19,481
                                   ------   -------    -------   -------
  TOTAL.........................   $2,613   $10,052    $24,088   $36,753
                                   ======   =======    =======   =======
Fixed interest rates............            $ 3,369    $17,035
Variable interest rates.........              6,683      7,053
                                            -------    -------
  TOTAL.........................            $10,052    $24,088
                                            =======    =======

  Nonperforming Loans Peoples nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, have been maintained at relatively low levels. Nonperforming loans have continually declined since December 31, 1994 from 1.93% of total loans to 1.50% of total loans at December 31, 1995 and again to 1.22% of total loans at September 31, 1996.

  During 1996, Peoples changed its policy of placing loans on a nonaccrual status. For commercial and real estate loans greater than 90 days past due, accrual of income is discontinued, and any previously accrued interest is reversed against current income. Consumer loans are generally charged off between 90 and 120 days past due or when deemed uncollectible in the opinion of management.

  The following table summarizes Peoples nonaccrual and past due loans. Peoples has no restructured loans:

                                                           DECEMBER 31,
                                                  ------------------------------
                                    SEPTEMBER 30,
                                        1996      1995  1994  1993  1992   1991
                                    ------------- ---- ------ ---- ------ ------
                                                   (IN THOUSANDS)
Nonaccrual loans..................     $1,801     $935 $  485 $ 96 $  138 $  232
Accruing loans past due 90 days or
 more.............................         17      969  1,487  931  1,380  1,164

  Allowance for Loan Losses The allowance for loan losses increased to $1.6 million or 1.07% at September 30, 1996 from $1.1 million or .89% of total loans at December 31, 1995 as compared to $838,000 or .82% at December 31, 1994. The increase in the allowance for loan losses resulted primarily from increases in the loan portfolio, coupled with the fact that a significant portion of this growth was in commercial real estate loans. The adequacy of the allowance for loan losses is determined by management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors.

  This table summarizes Peoples loan loss experience for each of the periods indicated:

                            NINE MONTHS ENDED
                              SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                            ------------------  ------------------------------
                               1996      1995    1995   1994  1993  1992  1991
                            --------  --------  ------  ----  ----  ----  ----
                                           (IN THOUSANDS)
Balance, beginning of pe-
 riod.....................  $  1,127  $    838  $  838  $762  $757  $756  $678
 Charge-offs:
 Commercial, industrial
  and agricultural........        10                       3     1
 Real estate--mortgage....        31        82      82          46    72    16
 Consumer.................       147        26      68    57    55    50    20
                            --------  --------  ------  ----  ----  ----  ----
                                 188       108     150    60   102   122    36
                            --------  --------  ------  ----  ----  ----  ----
 Recoveries:
 Commercial, industrial
  and agricultural........                                       4
 Real estate--mortgage....        10         9       9    32    30    10     1
 Consumer.................        11         6      10     4     8     3    13
                            --------  --------  ------  ----  ----  ----  ----
                                  21        15      19    36    42    13    14
                            --------  --------  ------  ----  ----  ----  ----
 Net charge-offs..........       167        93     131    24    60   109    22
 Provision for loan loss-
  es......................       625       340     420   100    65   110   100
                            --------  --------  ------  ----  ----  ----  ----
Balance, end of period....  $  1,585  $  1,085  $1,127  $838  $762  $757  $756
                            ========  ========  ======  ====  ====  ====  ====
Ratio of net charge-offs
 to average loans out-
 standing.................      0.12%     0.08%   0.12% 0.02% 0.07% 0.13% 0.03%

  Management uses the aforementioned review and analysis to determine the adequacy of the allowance for loan losses on a quarterly basis. The provision for loan losses represents an amount that is sufficient to maintain the reserves at a level necessary to meet present and potential risk characteristics of the loan portfolio. Based on continual evaluation of the loan quality and assessment of the risk characteristics, management believes the allowance for loan losses is adequate to absorb probable loan losses.

  This table shows the allocation of the allowance for loan losses as of the end of each reported period:

                         SEPTEMBER 30, 1996      DECEMBER 31, 1995 DECEMBER 31, 1994 DECEMBER 31, 1993
                         ----------------------  ----------------- ----------------- -----------------
                                    PERCENT OF          PERCENT OF        PERCENT OF        PERCENT OF
                                     LOANS IN            LOANS IN          LOANS IN          LOANS IN
                                       EACH                EACH              EACH              EACH
                                     CATEGORY            CATEGORY          CATEGORY          CATEGORY
                                     TO TOTAL            TO TOTAL          TO TOTAL          TO TOTAL
                         AMOUNT        LOANS     AMOUNT   LOANS    AMOUNT   LOANS    AMOUNT   LOANS
                         ---------- -----------  ------ ---------- ------ ---------- ------ ----------
                                                      (IN THOUSANDS)
Commercial, industrial
 and agricultural....... $      209          5%  $  244      6%     $202       9%     $115       7%
Real estate--construc-
 tion...................        124          7%      81      5%       37       3%       20       3%
Real estate--mortgage...        652         82%     539     80%      446      78%      389      76%
Consumer................        122          6%     176      9%      129      10%       98      14%
Unallocated.............        478          0%      87      0%       24       0%      140       0%
                         ----------    -------   ------    ---      ----     ---      ----     ---
                         $    1,585        100%  $1,127    100%     $838     100%     $762     100%
                         ==========    =======   ======    ===      ====     ===      ====     ===

                                           DECEMBER 31, 1992  DECEMBER 31, 1991
                                           ------------------ ------------------
                                                  PERCENT OF         PERCENT OF
                                                   LOANS IN           LOANS IN
                                                     EACH               EACH
                                                  CATEGORY TO        CATEGORY TO
                                                     TOTAL              TOTAL
                                           AMOUNT    LOANS    AMOUNT    LOANS
                                           ------ ----------- ------ -----------
                                                      (IN THOUSANDS)
Commercial, industrial and agricultural...  $ 59        8%     $ 45        7%
Real estate--construction.................     7        1%        9        2%
Real estate--mortgage.....................   398       75%      424       74%
Consumer..................................   161       16%      121       17%
Unallocated...............................   132        0%      157        0%
                                            ----      ---      ----      ---
                                            $757      100%     $756      100%
                                            ====      ===      ====      ===

  Deposits Total deposits declined during the year by $2.4 million from $239.3 million at December 31, 1994 to $236.9 million at December 31, 1995. Overall deposits remained relatively constant from December 31, 1995 to September 30, 1996.

  Since 1993, there has been a significant restructuring of the deposit portfolio. Average demand deposits, money market accounts and savings accounts have declined from $26.4 million, $25.2 million and $113.8 million at December 31, 1993 to $20.2 million, $14.6 million and $84.2 million at September 30, 1996, respectively. During the same period, average time deposits have increased from $44.1 million at December 31, 1993 to $76.9 million at September 30, 1996. The fluctuation between savings and time deposits was intentional and was achieved by reducing the rates paid on savings accounts beginning in 1994. Historically, Peoples paid higher than market rates on savings accounts. In an effort to lower Peoples interest rate risk, management began to reduce interest rates on savings products in 1994 to encourage depositors to move to time deposits.

  The decline in deposits is consistent with recent years' trends as competition from other financial services industries continues to offer customers an alternative investment instrument. Management believes the majority of deposit declines have related to money market accounts, whereby customers have moved to other sources which provide tiered rate products which Peoples does not currently offer. Peoples continues to consider new deposit products to meet the needs of its customer base.

  The daily average amounts of deposits and rates paid on such deposits is summarized for the periods indicated in the following table:

                                                      DECEMBER 31,
                                        -------------------------------------------
                         SEPTEMBER 30,
                             1996           1995           1994           1993
                         -------------  -------------  -------------  -------------
                          AMOUNT  RATE   AMOUNT  RATE   AMOUNT  RATE   AMOUNT  RATE
                         -------- ----  -------- ----  -------- ----  -------- ----
                                             (IN THOUSANDS)
Noninterest-bearing de-
 mand deposits.......... $ 40,336       $ 36,757       $ 34,799       $ 30,186
Interest-bearing demand
 deposits...............   20,242 1.97%   19,845 2.00%   20,573 2.20%   26,357 2.65%
Money market accounts...   14,573 2.53%   16,431 2.50%   22,386 2.74%   25,239 2.93%
Savings deposits........   84,212 2.51%   94,656 3.03%  119,788 3.25%  113,831 3.41%
Time deposits...........   76,924 5.33%   70,721 5.54%   47,717 4.85%   44,140 4.89%
                         --------       --------       --------       --------
                         $236,287       $238,410       $245,263       $239,753
                         ========       ========       ========       ========

  Maturities of time certificates of deposit of $100,000 or more outstanding at September 30, 1996, are summarized as follows:

       3 Months or less................................................ $ 1,963
       Over 3 through 6 months.........................................   1,293
       Over 6 through 12 months........................................     787
       Over 12 months..................................................   8,246
                                                                        -------
                                                                        $12,289
                                                                        =======

  Stockholder's Equity Stockholder's equity was $47.1 million at December 31, 1995, an increase of $5.9 million from $41.2 million at December 31, 1994. The increase was comprised of net profits of $4.4 million and increased net unrealized gain on securities of $2.4 million, offset by dividends paid to stockholders of $891,000.

  Stockholder's equity increased by $1.9 million to $49.0 million at September 30, 1996. The increase was made up of net profits of $4.0 million offset by decreased net unrealized gain on securities of $1.4 million and by dividends paid to stockholders of $694,000. Peoples is subject to risk-based capital rules. These guidelines include a common framework for defining elements of capital and a system for relating capital to risk. The minimum risk-based capital requirement is 8%. Additionally, the general regulatory guidelines establish a minimum ratio of leverage capital to adjusted total assets of 3% for top rated financial institutions, with less highly rated institutions or those with higher levels of risk, required to maintain ratios of 100 to 200 basis points above the minimum level.

  The following table reflects Peoples capital ratios for the periods presented:

                                                               DECEMBER 31,
                                               SEPTEMBER 30, ------------------
                                                   1996        1995      1994
                                               ------------- --------  --------
                                                       (IN THOUSANDS)
CAPITAL COMPONENTS
  Tier I......................................   $ 48,123    $ 44,297  $ 40,815
  Total risk-based............................     49,339      45,424    41,653
ASSETS
  Risk Weighted assets........................   $154,326    $144,858  $125,949
  Average tangible assets.....................    287,541     284,685   287,371
CAPITAL RATIOS
  Tier I risk-based capital...................      31.18%      30.58%    32.41%
  Total risk based capital....................      31.97%      31.36%    33.07%
  Leverage....................................      16.74%      15.56%    14.20%
MINIMUM REGULATORY GUIDELINES
  Tier I risk-based capital...................       4.00%       4.00%     4.00%
  Total risk based capital....................       8.00%       8.00%     8.00%
  Leverage....................................       3.00%       3.00%     3.00%

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The liquidity of a banking institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows of deposits, and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits. Peoples liquidity is thus normally considered in terms of the nature and mix of the institution's sources and uses of funds.

  Closely related to the concept of liquidity is the management of interest-earning assets and interest-bearing liabilities. Peoples manages its rate sensitivity position to minimize fluctuation in the net interest margin and to minimize the risk due to changes in interest rates, thereby attempting to achieve consistent growth of net interest income.

  The difference between a financial institution's interest rate sensitive assets and interest rate sensitive liabilities is commonly referred to as its "gap" or "interest rate sensitivity gap". An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time period is said to have a "positive gap"; an institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time period is said to have a "negative gap".

  The table below is presented in conformity with industry practice and reflects Peoples interest rate sensitivity position by selected periods:

                                              RATE SENSITIVE
                          --------------------------------------------------------
                          1 TO 90 91 TO 180  181 TO 365 1 TO 2    BEYOND
                           DAYS     DAYS        DAYS     YEARS   2 YEARS   TOTAL
                          ------- ---------  ---------- -------  -------- --------
                                              (IN THOUSANDS)
Loans...................  $33,812 $ 10,275    $19,300   $23,960  $ 59,924 $147,271
Federal funds sold......      325                                              325
Investment securities...    4,861    3,380     10,007    15,488    90,246  123,982
Other assets............                                           16,046   16,046
                          ------- --------    -------   -------  -------- --------
 Total Assets...........  $38,998 $ 13,655    $29,307   $39,448  $166,216 $287,624
                          ------- --------    -------   -------  -------- --------
Noninterest-bearing de-
 mand deposits..........                                         $ 43,410 $ 43,410
Interest-bearing depos-
 its....................  $14,936 $ 29,916    $38,114   $42,137    68,235  193,338
Other liabilities.......                                            1,845    1,845
Shareholders' equity....                                           49,031   49,031
                          ------- --------    -------   -------  -------- --------
 Total Liabilities and
  Shareholders' Equity..  $14,936 $ 29,916    $38,114   $42,137  $162,521 $287,624
                          ------- --------    -------   -------  -------- --------
 Interest Rate Sensitiv-
  ity...................  $24,062 $(16,261)   $(8,807)  $(2,689) $  3,695
                          ======= ========    =======   =======  ========
 Cumulative Gap.........  $24,062 $  7,801    $(1,006)  $(3,695) $     --
                          ------- --------    -------   -------  --------

RESULTS OF OPERATIONS

  Net interest income represents the difference between the interest and fees earned on interest-bearing assets and the interest paid on interest-bearing liabilities. Net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities and changes in interest yields and rates. Interest on obligations of state and political subdivisions is not subject to federal income tax. As such, the stated (pre-tax) yield on these securities is lower than the yields on taxable securities of similar risk and maturity. In order to make the pre-tax income and resultant yields comparable to taxable investment securities, a taxable equivalent adjustment was added to interest income in the tables below. This adjustment has been calculated using the U. S. federal statutory income tax rate of 34% for the nine months ended September 30, 1996 and 1995, and the years ended December 31, 1995, 1994, and 1993. The following table demonstrates the amount that has been added to interest income.

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30    YEAR ENDED DECEMBER 31
                                       ----------------- -----------------------
                                          1996     1995   1995    1994    1993
                                       -------- -------- ------- ------- -------
                                                    (IN THOUSANDS)
Interest income per statements of in-
 come................................  $ 15,654 $ 14,971 $20,003 $19,905 $20,224
 Adjustment to fully taxable equiva-
  lent basis.........................       469      519     679     801     877
                                       -------- -------- ------- ------- -------
Interest income adjusted to fully
 taxable equivalent basis............    16,123   15,490  20,682  20,706  21,101
 Interest expense....................     5,274    5,797   7,679   7,297   7,479
                                       -------- -------- ------- ------- -------
Net interest income adjusted to fully
 taxable equivalent basis............  $ 10,849 $  9,693 $13,003 $13,409 $13,622
                                       ======== ======== ======= ======= =======

  The average balance sheet and net interest income analysis for the nine months ended September 30, 1996 and 1995 and, for the years ended December 31, 1995, 1994, and 1993, is as follows:

                                              SEPTEMBER 30
                            ----------------------------------------------------
                                      1996                       1995
                            -------------------------  -------------------------
                            AVERAGE            YIELD/  AVERAGE            YIELD/
                            BALANCE   INTEREST  RATE   BALANCE   INTEREST  RATE
                            --------  -------- ------  --------  -------- ------
                                             (IN THOUSANDS)
ASSETS
Interest-earning assets:
 Loans(1).................  $136,520  $ 9,011   8.80%  $110,492   $7,430   8.97%
 Taxable investment secu-
  rities..................   110,341    5,581   6.74%   127,934    6,253   6.52%
 Tax-exempt investment se-
  curities................    24,023    1,379   7.65%    25,654    1,526   7.93%
 Federal funds sold.......     3,675      152   5.51%     6,414      281   5.84%
                            --------  -------          --------   ------
 Total interest-earning
  assets..................   274,559   16,123   7.83%   270,494   15,490   7.64%
Noninterest-earning assets
 Cash and due from banks..     6,752                      7,091
 Premises and equipment...     4,424                      4,790
 Other assets.............     2,579                      3,153
 Less allowance for loan
  losses..................    (1,143)                      (928)
                            --------                   --------
                            $287,171                   $284,600
                            ========                   ========
LIABILITIES AND AND SHARE-
 HOLDERS' EQUITY
 Interest-bearing liabili-
  ties:
 Demand deposits..........  $ 20,242  $   299   1.97%  $ 19,763   $  295   1.99%
 Money market accounts....    14,573      276   2.53%    17,105      319   2.49%
 Savings deposits.........    84,212    1,583   2.51%    97,096    2,260   3.10%
 Time deposits............    76,924    3,075   5.33%    68,897    2,853   5.52%
 Obligations under capital
  lease...................       414       41  13.20%       689       70  13.55%
                            --------  -------          --------   ------
 Total interest-bearing
  liabilities.............   196,365    5,274   3.58%   203,550    5,797   3.80%
Noninterest-bearing lia-
 bilities:
 Demand deposits..........    40,336                     36,443
 Other....................     2,600                      1,873
Shareholders' equity......    47,870                     42,734
                            --------                   --------
                            $287,171                   $284,600
                            ========                   ========
Net interest income.......            $10,849                     $9,693
                                      =======                     ======
Net yield on interest-
 earning assets...........                      5.27%                      4.78%

--------
(1) For purposes of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

                                                         DECEMBER 31
                          -----------------------------------------------------------------------------
                                    1995                      1994                      1993
                          ------------------------- ------------------------- -------------------------
                          AVERAGE            YIELD/ AVERAGE            YIELD/ AVERAGE            YIELD/
                          BALANCE   INTEREST  RATE  BALANCE   INTEREST  RATE  BALANCE   INTEREST  RATE
                          --------  -------- ------ --------  -------- ------ --------  -------- ------
                                                    (IN THOUSANDS)
ASSETS
Interest-earning assets:
 Loans(1)...............  $113,380  $10,073   8.88% $ 97,093  $ 8,781   9.04% $ 89,761  $ 8,697  9.69%
 Taxable investment se-
 curities...............   126,134    8,256   6.55%  141,609    9,351   6.60%  136,411    9,546  7.00%
 Tax-exempt investment
 securities.............    25,254    1,997   7.91%   28,182    2,356   8.36%   26,719    2,579  9.65%
 Federal funds sold.....     6,129      356   5.81%    5,049      218   4.32%    9,199      279  3.03%
                          --------  -------         --------  -------         --------  -------
 Total interest-earning
  assets................   270,897   20,682   7.63%  271,933   20,706   7.61%  262,090   21,101  8.05%
Noninterest-earning as-
 sets
 Cash and due from
 banks..................     6,933                     8,625                     7,807
 Premises and equipment.     4,725                     4,166                     4,347
 Other assets...........     3,079                     3,459                     3,658
 Less allowance for loan
  losses................      (949)                     (812)                     (763)
                          --------                  --------                  --------
                          $284,685                  $287,371                  $277,139
                          ========                  ========                  ========
LIABILITIES AND AND
 SHAREHOLDERS' EQUITY
Interest-bearing liabil-
 ities:
 Demand deposits........  $ 19,845  $   396   2.00% $ 20,573  $   453   2.20% $ 26,357  $   698  2.65%
 Money market accounts..    16,431      410   2.50%   22,386      613   2.74%   25,239      739  2.93%
 Savings deposits.......    94,656    2,864   3.03%  119,788    3,888   3.25%  113,831    3,884  3.41%
 Time deposits..........    70,721    3,921   5.54%   47,717    2,315   4.85%   44,140    2,158  4.89%
 Obligations under capi-
 tal lease..............       654       88  13.46%      222       28  12.67%      --       --     --
                          --------  -------         --------  -------         --------  -------
 Total interest-bearing
  liabilities...........   202,307    7,679   3.80%  210,686    7,297   3.46%  209,567    7,479  3.57%
Noninterest-bearing lia-
 bilities:
 Demand deposits........    36,757                    34,799                    30,186
 Other..................     2,063                     2,502                     2,644
Shareholders' equity....    43,558                    39,384                    34,742
                          --------                  --------                  --------
                          $284,685                  $287,371                  $277,139
                          ========                  ========                  ========
                                    -------                   -------                   -------
Net interest income.....            $13,003                   $13,409                   $13,622
                                    =======                   =======                   =======
Net yield on interest-
 earning assets.........                      4.80%                     4.93%                    5.20%

--------
(1) For purposes of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

  The following tables set forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

                           NINE MONTHS ENDED
                             SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                          ---------------------  ------------------------------------------------
                             1996 VS 1995            1995 VS 1994             1994 VS 1993
                          INCREASE (DECREASE)     INCREASE (DECREASE)      INCREASE (DECREASE)
                              DUE TO (1)              DUE TO (1)               DUE TO (1)
                          ---------------------  -----------------------  -----------------------
                          VOLUME  RATE    NET    VOLUME   RATE     NET     VOLUME   RATE     NET
                          ------  -----  ------  ------  ------  -------  -------- ------  ------
                                                  (IN THOUSANDS)
Interest earned on:
 Loans..................  $1,805  $(224) $1,581  $1,449  $ (157) $ 1,292  $  684   $ (600) $   84
 Taxable investment se-
  curities..............    (999)   327    (672)   (820)   (275)  (1,095)    183     (378)   (195)
 Tax-exempt investment
  securities............     (95)   (52)   (147)    (28)   (331)    (359)    (60)    (163)   (223)
 Federal funds sold.....    (114)   (15)   (129)    (11)    149      138    (439)     378     (61)
                          ------  -----  ------  ------  ------  -------  ------   ------  ------
 Total interest-earning
  assets................  $  597  $  36  $  633  $  590  $ (614) $   (24) $  368   $ (763) $ (395)
Interest paid on:
 Demand deposits........  $    9  $  (5) $    4  $  (17) $  (40) $   (57) $  (39)  $ (206) $ (245)
 Money market accounts..     (51)     8     (43)   (102)   (101)    (203)    (24)    (102)   (126)
 Savings deposits.......  (1,073)   396    (677)   (401)   (623)  (1,024)    184     (180)      4
 Time deposits..........     374   (152)    222    (188)  1,794    1,606       0      157     157
 Obligations under capi-
  tal leases............     (26)    (3)    (29)     56       4       60      28        0      28
                          ------  -----  ------  ------  ------  -------  ------   ------  ------
 Total interest-bearing
  liabilities...........  $ (767) $ 244  $ (523) $ (652) $1,034  $   382  $  149   $ (331) $ (182)
                                         ------                  -------                   ------
Change in net interest
 income.................                 $1,156                  $  (406)                  $ (213)
                                         ======                  =======                   ======

--------
(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

  The table below shows operating and capital ratios of Peoples for the dates indicated:

                                            NINE MONTHS
                                           SEPTEMBER 30, YEAR ENDED DECEMBER 31
                                           ------------- -----------------------
                                            1996   1995    1995    1994    1993
                                           ------ ------ ------- ------- -------
Return on average assets..................  1.86%  1.65%   1.54%   1.58%   1.83%
Return on average equity.................. 11.17% 10.96%  10.04%  11.50%  14.60%
Dividend payout ratio..................... 17.31% 12.19%  20.38%  17.89%  13.23%
Equity to asset ratio..................... 17.05% 16.14%  16.30%  14.40%  12.66%

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 AND 1994

  Net Income Net income amounted to $4.4 million or $37.81 per share in 1995, representing a decline of 3.4% from the $4.5 million or $39.15 per share in 1994. The return on average assets was 1.54% for 1995 and 1.58% for 1994. The return on average equity was 10.04% in 1995 compared to 11.50% in 1994.

  Net Interest Income On a fully taxable equivalent basis, net interest income decreased $406,000 or 3.0% in 1995 as compared to 1994. The net yield on interest-earning assets decreased slightly by 13 basis points to 4.80%, while the average balance of interest-earning assets declined by $1.0 million or
 .4%.

  Although net interest income declined slightly, average loans increased by $16.3 million while average investment securities declined by $18.4 million. The yield on average loans during 1995 amounted to 8.88% compared to the weighted yield on investment securities of 6.77%.

  Net interest income was most significantly effected by the increase in costs of funds relating to time deposits, increasing 69 basis points compounded by the increase in average time deposits of $23.0 million. The increase in average time deposits was offset by a decline in average savings accounts of $25.1 million. As a result of the significant growth in loans during the year, management attempted to shift its deposit mixture to improve its interest rate risk position. The level and mix of funds is monitored by the Asset/Liability Committee in order to mitigate the interest rate sensitivity and liquidity risks of the balance sheet.

  Provision for Loan Losses The provision for loan losses amounted to $420,000 for 1995 compared to $100,000 in 1994. The increase in the provision is primarily the result of the loan growth in 1995, coupled with the fact that a significant portion of this growth was in commercial real estate. Historically, Peoples has experienced minimal net charge-offs relating to residential real estate loans, however management recognizes that commercial real estate loans inherently possess a greater degree of risk of loss. Net charge-offs totaled $131,000 in 1995 as compared to $24,000 in 1994.

  Noninterest Income Noninterest income increased $141,000 or 20% in 1995 compared to 1994. The increase was attributable to increased levels of security gains in 1995. During 1995 Peoples recognized net security gains of $121,000 compared to net security losses in 1994 of $3,000. The level of security gains in 1995 were the result of the sale of U. S. Treasury securities during the year, as previously discussed.

  Noninterest Expense Noninterest expense decreased by $331,000 in 1995 compared to 1994. The decline was primarily the result of declines in salaries and employee benefits of $294,000, data processing costs of $311,000 and FDIC insurance premiums of $280,000; offset by increases in furniture and equipment of $195,000 and loss from fraudulent transactions of $405,000.

  The decline in salary and employee benefits was the result of two significant events. The first was a change in the health coverage in 1995 from an indemnity plan to a point of service plan resulting in a savings of $92,000. The second change resulted from a buyout of an employment contract and related pension benefit in 1994 of a former executive officer of Peoples, resulting in a charge to operations of $189,000.

  Data processing expense declined and furniture and fixture expense increased as a result of the new data processing system put in place during the fourth quarter of 1994. The new computer equipment placed in service was accounted for as a capital lease. Prior to the fourth quarter of 1994 Peoples utilized a third party for data processing needs.

  FDIC insurance premiums were reduced from 23 basis points to 4 basis points resulting in a savings of $280,000 to Peoples. The FDIC insurance rate was reduced as a result of the Bank Insurance Fund (the "BIF") reaching its required level of capitalization.

  In September of 1996, it was discovered that a now former executive officer of Peoples had executed a series of fraudulent transactions which resulted in a loss of $405,000. These transactions consisted primarily of granting loans to individuals where the proceeds were ultimately received by the executive officer. Peoples is actively pursing recovery.

  Federal Income Taxes Federal income tax expense increased $23,000 to $1,616,000 in 1995, as a result of lower levels of tax-exempt income. The 1995 effective tax rate of 27% was below the 34% statutory rate primarily as a result of tax-exempt interest.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1994 AND 1993

  Net Income Net income amounted to $4.5 million or $39.15 per share in 1994, representing a decline of 10.7% from the $5.1 million or $43.84 per share in 1993. The return on average assets was 1.58% for 1994 and 1.83% for 1993. The return on average equity was 11.50% in 1994 compared to 14.60% in 1993.

  Net Interest Income On a fully taxable equivalent basis, net interest income decreased $213,000 or 1.6% in 1994 as compared to 1993. The net yield on interest-earning assets decreased slightly by 27 basis points to 4.93%, while the average balance of interest-earning assets increased by $9.8 million or 3.8%.

  Although net interest income declined slightly, average loans and average securities increased by $7.3 million and $6.7 million, respectively. The yield on average earning assets fell 44 basis points as a result of a declining rate environment. During the same period the overall costs of funds declined only 11 basis points while average interest-bearing deposits increased by $1.1 million.

  Provision for Loan Losses The provision for loan losses amounted to $100,000 for 1994 compared to $65,000 in 1993. The increase in the provision is primarily the result of the loan growth in 1994. Net charge-offs totaled $24,000 in 1994 as compared to $60,000 in 1993.

  Noninterest Income Noninterest income increased $132,000 or 23% in 1994 compared to 1993. The increase was attributable to increased levels of other miscellaneous income in 1994. There was no one significant item which increased significantly, but there were slight increases in every category of other income.

  Noninterest Expense Noninterest expense increased by $723,000 in 1994 compared to 1993. The increase was primarily the result of increases in salaries and employee benefits of $416,000, other noninterest expenses of $184,000 and various other normal increases. As discussed above, salaries and employee benefits increased in 1994 as a result of the early buyout of an employment contract with a former executive officer of Peoples. The increase in other noninterest expense is comprised of increased real estate owned expense of $32,000 and regulatory assessments of $48,000, as well as, minor increases in all other expenses paid.

  Federal Income Taxes Federal income tax expense decreased $220,000 to $1,593,000 in 1994, as a result or lower levels of pre-tax income. The 1994 effective tax rate of 26% was below the 34% statutory rate primarily as a result of tax-exempt interest.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

  Net Income Net income amounted to $4.0 million or $34.66 per share in 1996, representing an increase of 24.9% from the $3.2 million or $27.75 per share in 1995. The annualized return on average assets was 1.86% for 1996 and 1.65% for 1995. The annualized return on average equity was 11.17% in 1996 compared to 10.96% in 1995.

  Net Interest Income On a fully taxable equivalent basis, net interest income increased $1.2 million or 11.9% in 1996 as compared to 1995. The net yield on interest-earning assets increased by 49 basis points to 5.27%, while the average balance of interest-earning assets declined by $4.1 million or 1.5%.

  Total interest income increased $633,000 which is the result of the shifting of $19.2 million of the investment securities with a weighted average yield of 6.90% along with $2.7 million of federal funds sold yielding 5.51% to the loan portfolio yielding 8.80%.

  Total interest expense declined by $523,000 primarily as a result of a 22 basis point decline in the total cost of funds from 3.80% in 1995 to 3.58% in 1996. This was also compounded by a decline in total average interest-bearing liabilities of $7.2 million.

  Provision for Loan Losses The provision for loan losses amounted to $625,000 for 1996 compared to $340,000 in 1995. The increase in the provision continues to result primarily from the significant increases in the loan portfolio. The increases in the loan portfolio continue to be secured by residential and commercial real estate. The increase in the provision for loan losses was also effected at the time, to a lesser extent, by the uncertainty surrounding the fraudulent transactions of the former executive officer.

  Noninterest Income Noninterest income increased $176,000 or 38.5% in 1996 compared to 1995. The increase was attributable to increased levels of security gains in 1996 and higher levels of other income. During 1996 Peoples recognized net security gains of $53,000 compared to net security losses in 1995 of $18,000. The level of security gains in 1996 were the result of the sale of U. S. Treasury securities during the year, as previously discussed above. The increase in other income related to sales of real estate owned and other assets amounting to $47,000.

  Noninterest Expense Noninterest expense decreased by $132,000 in 1996 compared to 1995. The decline was primarily the result of declines in FDIC insurance premiums of $190,000 and loss from fraudulent transactions of $190,000, offset by increases in other expenses of $223,000.

  As a result of the BIF reaching its required level of capitalization, Peoples is only required to pay a $2,000 premium in 1996 compared to 4 basis points on all insurable deposits in 1995. In addition, because Peoples' Insurance Fund reached its required level of capitalization in 1995, during the third quarter Peoples recognized a refund of its federal insurance premium through a credit to the FDIC assessment expense account in the amount of $149,000.

  In September of 1996, it was discovered that a now former executive officer of Peoples had executed a series of fraudulent transactions which resulted in a loss of $405,000. These transactions consisted primarily of granting loans to individuals where the proceeds were ultimately received by the executive officer, of which $190,000 were originated prior to September 30, 1995.

  Federal Income Taxes Federal income tax expense increased $429,000 to $1,640,000 in 1996, as a result of higher levels of pre-tax income. The 1996 effective tax rate of 29% was below the 34% statutory rate primarily as a result of tax-exempt interest.

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

  Net Income Net income amounted to $1.3 million or $11.05 per share in 1996, representing an increase of 4.3% from the $1.2 million or $10.59 per share in 1995.

  Net Interest Income On a fully taxable equivalent basis, net interest income increased $316,000 or 9.4% in 1996 as compared to 1995. As discussed above, the shifting of lower yielding assets to loans at higher yields coupled with the decline in overall costs of funds accounted for the increase in net interest income.

  Provision for Loan Losses The provision for loan losses amounted to $400,000 for 1996 compared to $70,000 in 1995. As discussed above the level of the provision for loan losses has primarily been effected by growth in the loan portfolio.

  Noninterest Income Noninterest income increased $57,000 or 33.7% in 1996 compared to 1995. During 1996 Peoples recognized net security gains of $20,000, as compared to no security gains or losses in 1995. As discussed above, the increase in other income related to sales of real estate owned and other assets amounting to $47,000.

  Noninterest Expense Noninterest expense decreased by $2,000 in 1996 compared to 1995. The decline was primarily the result of declines in FDIC insurance premiums of $78,000 and loss from fraudulent transactions of $150,000, offset by increases in other expenses of $84,000.

  As a result of the BIF reaching its required level of capitalization, Peoples is only required to pay $2,000 premium in 1996 compared to 4 basis points on all insurable deposits in 1995. As previously discussed, the credit balance in the FDIC assessment expense account was the result of a refund of premiums of $149,000 in the third quarter of 1995.

  In September of 1996, it was discovered that a now former executive officer of Peoples had executed a series of fraudulent transactions which resulted in a loss of $405,000. These transactions consisted primarily of granting loans to individuals where the proceeds were ultimately received by the executive officer, of which $150,000 were originated during the three month period ended September 30, 1995.

                                                                     APPENDIX A
                     AGREEMENT AND PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement") dated as of November 25, 1996, by and among PEOPLES BANK OF UNITY ("Peoples"), a Pennsylvania banking institution having its registered office at 7660 Saltsburg Road, Pittsburgh, Pennsylvania 15239-3700, S&T BANCORP, INC. ("S&T"), a Pennsylvania corporation having its principal executive office at 800 Philadelphia Street, Indiana, Pennsylvania 15701-3921 and S&T Bank, a Pennsylvania banking institution having its registered office at 800 Philadelphia Street, Indiana, Pennsylvania 15701-3921, the stock of which is wholly owned by S&T.

                                  WITNESSETH

  WHEREAS, the parties hereto desire that Peoples shall be merged with and into S&T Bank ("Merger") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger") pursuant to which the shareholders of Peoples will receive shares of common stock of S&T in exchange for their shares of common stock of Peoples; and

  WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1

                                  Definitions

  1.1. "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

  1.2. "Closing Date" shall mean the date specified pursuant to Section 4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

  1.3. "Code" shall mean the Internal Revenue Code of 1986, as amended.

  1.4. "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

  1.5. "Competing Transaction" shall mean any of the following involving Peoples (other than the transactions contemplated by this Reorganization Agreement): (a) any merger, consolidation, share exchange for a controlling interest, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Peoples in a single transaction or series of transactions to the same person, entity or group or (c) any public announcement by Peoples of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  1.6. "Department of Banking" shall mean the Pennsylvania Department of Banking.

  1.7. "Effective Date" shall mean the date specified pursuant to Section 4.9 hereof as the effective date of the Merger.

  1.8. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  1.9. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                                  APPENDIX B

                     OPINION OF PEOPLES FINANCIAL ADVISOR

Board of Directors
Peoples Bank of Unity
7660 Saltsburg Road
Pittsburgh, Pennsylvania 15239

Dear Members of the Board:

  Set forth herein is the updated opinion of Danielson Associates Inc. ("Danielson Associates") as to the "fairness," from a financial point of view, of the offer by S&T Bancorp, Inc. ("S&T") of Indiana, Pennsylvania to acquire all of the common stock of Peoples Bank of Unity ("Peoples" and the "Bank") of Plum Borough, Pennsylvania. The "fair" sale value is defined as the price at which all of the shares of Peoples' common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In our opinion as to the "fairness" of the offer, it also was determined if the S&T common stock to be exchanged for Peoples' stock was "fairly" valued.

  In preparing the original opinion dated November 25, 1996, the Bank's market was analyzed; its business and prospects were discussed with management; and its financial performance was compared with other Pennsylvania banks. In addition, any unique characteristics were considered.

  The financial and stock performance of S&T also was analyzed and compared to comparable bank holding companies whose common stock is actively-traded. The prior movement of its common stock and dividend payments was examined, the dilutive effect of this merger on S&T's common stock analyzed, its financial performance was related to its stock value and any unique characteristics were considered.

  This opinion was based partly on data supplied to Danielson Associates by Peoples, but it relied on some public information all of which was believed to be reliable, but neither the completeness nor accuracy of such information could be guaranteed. In particular, the opinion assumed, based on Peoples' management's representation, there were no significant asset quality problems beyond what was stated in recent reports to regulatory agencies and in the monthly report to the Directors.

  In determining the "fair" sale value of Peoples, primary emphasis was given to prices paid relative to earnings for Pennsylvania commercial banks with similar financial, structural and market characteristics. These prices were then related to assets and equity capital, also referred to as "book."

  In determining the "fair" market value of S&T's common stock to be exchanged for Peoples' stock, primary emphasis was given to the market value of similar bank holding companies and included no in-person due diligence of S&T. This comparison showed the S&T stock to be valued above comparable banks, which was considered in rendering the original opinion.

  Based on the analysis, the "fair" sale value of Peoples was determined to be $81 to $91 million, or $700 to $787 per share. Thus, S&T's offer of $94.1 million, or $814 per share, was a "fair" offer from a financial point of view for Peoples and its shareholders.

  Subsequently there has been no change in the performance of S&T or its stock
price. S&T's average closing price of the ten trading days ending        was
      . Since the S&T stock price remains unchanged, and therefore the value of the offer is also unchanged, this offer is still "fair" from a financial point of view to Peoples and its shareholders.

                                          Respectfully submitted,

                                          Arnold G. Danielson
                                          Chairman
                                          Danielson Associates Inc.

                                  APPENDIX C

      THE DISSENT STATUTE, SECTION 1222 OF THE PENNSYLVANIA BANKING CODE
         AND SECTIONS 1930 AND 1571-1580 OF THE PENNSYLVANIA BUSINESS
                                CORPORATION ACT

(S) 1222.Rights of dissenting shareholders

    If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act and such section provides that the shareholder shall be entitled to the rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law/1/ applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares, or, in the case of a merger or consolidation, as otherwise provided in the plan of merger or consolidation.

-------------------------------------------------------------------------------

(S) 1930.Dissenters rights

    (A)GENERAL RULE.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15/2/ (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

    (B)PLANS ADOPTED BY DIRECTORS ONLY.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

    (C)CROSS REFERENCES.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

-------------------------------------------------------------------------------

(S) 1571.Application and effect of subchapter

    (A)GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

      Section 1906(c) (relating to dissenters rights upon special treatment).
      Section 1930    (relating to dissenters rights).
      Section 1931(d) (relating to dissenters rights in share exchanges).
      Section 1932(c) (relating to dissenters rights in asset transfers).
      Section 1952(d) (relating to dissenters rights in division).
      Section 1962(c) (relating to dissenters rights in conversion).
      Section 2104(b) (relating to procedure).
      Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
--------
/1/15 Pa. C.S.A. (S) 1001 et seq.
/2/15 Pa. C.S.A. (S) 1571 et seq.

      Section 2325(b) (relating to minimum vote requirement).
      Section 2704(c) (relating to dissenters rights upon election).
      Section 2705(d) (relating to dissenters rights upon renewal of election).
      Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
      Section 7104(b)(3) (relating to procedure).

    (B)EXCEPTIONS.--

      (1)Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

        (i)listed on a national securities exchange; or

        (ii)held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

      (2)Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

        (i)Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

        (ii)Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

        (iii)Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

      (3)The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

    (C)GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

    (D)NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

      (1)a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

      (2)a copy of this subchapter.

    (E)OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

    (F)CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

    (G)CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

-------------------------------------------------------------------------------

(S) 1572.Definitions

    The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

    "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

    "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

    "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

-------------------------------------------------------------------------------

(S) 1573.Record and beneficial holders and owners

    (A)RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (B)BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

-------------------------------------------------------------------------------

(S) 1574.Notice of intention to dissent

    If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

-------------------------------------------------------------------------------

(S) 1575.Notice to demand payment

    (A)GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

      (1)State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

      (2)Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

      (3)Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

      (4)Be accompanied by a copy of this subchapter.

    (B)TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

-------------------------------------------------------------------------------

(S) 1576.Failure to comply with notice to demand payment, etc.

    (A)EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

    (B)RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

    (C)RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

-------------------------------------------------------------------------------

(S) 1577.Release of restrictions or payment for shares

    (A)FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

    (B)RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

    (C)PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

      (1)The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

      (2)A statement of the corporation's estimate of the fair value of the shares.

      (3)A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

    (D)FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

-------------------------------------------------------------------------------

(S) 1578.Estimate by dissenter of fair value of shares

    (A)GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

    (B)EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

-------------------------------------------------------------------------------

(S) 1579.Valuation proceedings generally

    (A)GENERAL RULE.--Within 60 days after the latest of:

      (1)effectuation of the proposed corporate action;

      (2)timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

      (3)timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

    (B)MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure)./3/

    (C)JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

    (D)MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

    (E)EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

-------------------------------------------------------------------------------

(S) 1580.Costs and expenses of valuation proceedings

    (A)GENERAL RULE.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

    (B)ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

    (C)AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
--------
/3/42 Pa. C.S.A. (S) 5301 et seq.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Pursuant to the Pennsylvania Business Corporations Act, 15 Pa.C.S.A. Section 1741 through 15 Pa.C.S.A. Section 1750, a business corporation may indemnify directors and officers against liabilities they may incur in their capacities as directors and officers provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation and, with respect to third-party actions in any criminal proceeding, have no reasonable cause to believe their conduct was unlawful. Moreover, this power to indemnify officers and directors does not exist, in connection with derivative and corporate actions, where the person has been adjudged to be liable to the corporation, unless the court in which the action was brought determines otherwise, pursuant to 15 Pa.C.S.A. Section 1742.

  In addition, the Pennsylvania Business Corporations Act, 15 Pa.C.S.A.
Section 1746, provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise; however, no indemnification may be made where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted wilful misconduct or recklessness.

  The S&T bylaws provide for the mandatory indemnification of directors, officers and employees of S&T and S&T's subsidiaries, in accordance with and to the full extent permitted by the laws of Pennsylvania. Moreover, pursuant to the S&T bylaws in all situations in which indemnification is not mandatory, S&T may to the full extent permitted by the laws of Pennsylvania indemnify all persons whom it is empowered to indemnify.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  An index of exhibits appears at page II-6.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act").

    (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to supply means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on the 10th day of January, 1997.

                                          S&T BANCORP, INC.


                                          By: * Robert D. Duggan
                                              ---------------------------------
                                              Robert D. Duggan,
                                              Chairman, President and Chief
                                              Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

      SIGNATURE                           TITLE                      DATE
      ---------                           -----                      ----

PRINCIPAL OFFICERS:

* Robert D. Duggan          Chairman, President and       Date: January 10, 1996
-------------------------   Chief Executive Officer
Robert D. Duggan            (Principal Executive
                            Officer)


* James C. Miller           Executive Vice President      Date: January 10, 1996
-------------------------
James C. Miller


/s/ James G. Barone         Secretary                     Date: January 10, 1996
-------------------------
James G. Barone


/s/ Robert E. Rout          Chief Financial Officer       Date: January 10, 1996
-------------------------   (Principal Financial
Robert E. Rout              and Accounting Officer)


DIRECTORS:

                            Director                      Date:
-------------------------
Thomas A. Brice



                            Director                      Date:
-------------------------
Forrest L. Brubaker

      SIGNATURE                                             DATE
      ---------                                             ----

* James L. Carino                  Director          Date: January 10, 1996
-------------------------
James L. Carino


* John J. Delaney                  Director          Date: January 10, 1996
-------------------------
John J. Delaney


* Robert D. Duggan                 Director          Date: January 10, 1996
-------------------------
Robert D. Duggan


* Thomas W. Garges, Jr.            Director          Date: January 10, 1996
-------------------------
Thomas W. Garges, Jr.


* William J. Gatti                 Director          Date: January 10, 1996
-------------------------
William J. Gatti


                                   Director          Date:
-------------------------
Herbert L. Hanna


                                   Director          Date:
-------------------------
Paul B. Johnston


                                   Director          Date:
-------------------------
Joseph A. Kirk


                                   Director          Date:
-------------------------
Samuel Levy

      SIGNATURE                                               DATE
      ---------                                               ----


* James C. Miller                 Director           Date: January 10, 1996
-------------------------
James C. Miller


* W. Parker Ruddock               Director           Date: January 10, 1996
-------------------------
W. Parker Ruddock


* Charles A. Spadafora            Director           Date: January 10, 1996
-------------------------
Charles A. Spadafora


* Christine J. Toretti            Director           Date: January 10, 1996
-------------------------
Christine J. Toretti


                                  Director           Date:
-------------------------
Harold W. Widdowson



*By:  /s/ James G. Barone
      -------------------
      James G. Barone
      Attorney in Fact

                               INDEX OF EXHIBITS

 Exhibit 2     Agreement and Plan of Reorganization and related Agreement and
               Plan of Merger, included as Appendix A to the Proxy
               Statement/Prospectus and incorporated herein by reference.
 Exhibit 3.1   Articles of Incorporation of S&T Bancorp, Inc. filed as Exhibit
               B to Registration Statement (No. 2-83565) on Form S-14 dated May
               5, 1983 and incorporated herein by reference.
 Exhibit 3.2   Amendment to Articles of Incorporation of S&T Bancorp, Inc.
               filed as Exhibit 3.2 to Form S-4 Registration Statement (File
               No. 33-02600) dated January 15, 1986 and incorporated herein by reference.
 Exhibit 5*    Opinion of Arnold & Porter, regarding validity of S&T Common
               Stock being registered.
 Exhibit 8 Form of Opinion of Arnold & Porter as to certain tax consequences of the Merger, filed herewith.
 Exhibit 23.1 Consent of Ernst & Young LLP, independent accountants for S&T, filed herewith.
 Exhibit 23.2  Consent of S.R. Snodgrass, A.C., independent auditors for
               Peoples, filed herewith.
 Exhibit 23.3* Consent of Arnold & Porter, contained in the opinion filed as
               Exhibit 5 hereto.
 Exhibit 23.4  Consent of Arnold & Porter, contained in the opinion filed as
               Exhibit 8 hereto.
 Exhibit 23.5  Consent of Danielson Associates Inc., filed herewith.
 Exhibit 24 Powers of Attorney of certain directors and officers of S&T, filed herewith.
 Exhibit 99.1 Form of Proxy relating to the Peoples Common Stock, filed herewith.
 Exhibit 99.2  Form of Opinion of Danielson Associates, Inc., included as
               Appendix B to the Proxy Statement/Prospectus and incorporated herein by reference.

*  To be filed by amendment